                                                                    Exhibit 10.3


                                                                  EXECUTION COPY



                                CREDIT AGREEMENT

                          Dated as of December 20, 2002

                                      among

                    ALION SCIENCE AND TECHNOLOGY CORPORATION,

                                AS THE BORROWER,

                       THE INSTITUTIONS FROM TIME TO TIME
                           PARTIES HERETO AS LENDERS,

                                       and

                       LASALLE BANK NATIONAL ASSOCIATION,

                             AS ADMINISTRATIVE AGENT


================================================================================

                        LASALLE BANK NATIONAL ASSOCIATION
                                   AS ARRANGER

================================================================================





                           SIDLEY AUSTIN BROWN & WOOD
                                 Bank One Plaza
                            10 South Dearborn Street
                             Chicago, Illinois 60603

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE I:  DEFINITIONS......................................................................1
        1.1    Certain Defined Terms; Plural Terms...........................................1
        1.2    References...................................................................30
        1.3    Supplemental Disclosure......................................................30
        1.4    Knowledge With Respect to Representations and Warranties.....................31

ARTICLE II:  THE TERM LOAN AND REVOLVING LOAN FACILITIES....................................31
        2.1    Term Loans...................................................................31
        2.2    Revolving Loans..............................................................33
        2.3    Swing Line Loans.............................................................34
        2.4    Rate Options for all Advances; Maximum Interest Periods......................36
        2.5    Optional Payments; Mandatory Prepayments.....................................36
        2.6    Reduction of Commitments.....................................................38
        2.7    Method of Borrowing..........................................................38
        2.8    Method of Selecting Types and Interest Periods for Advances..................39
        2.9    Minimum Amount of Each Advance...............................................39
        2.10   Method of Selecting Types and Interest Periods for Conversion and
               Continuation of Advances.....................................................39
        2.11   Default Rate.................................................................40
        2.12   Method of Payment; Collection Account Arrangements...........................40
        2.13   Evidence of Debt.............................................................41
        2.14   Telephonic Notices...........................................................42
        2.15   Promise to Pay; Interest and Commitment Fees; Interest Payment Dates;
               Interest and Fee Basis; Taxes; Loan and Control Accounts.....................42
        2.16   Notification of Advances, Interest Rates, Prepayments and Aggregate
               Revolving Loan Commitment Reductions.........................................47
        2.17   Lending Installations........................................................48
        2.18   Non-Receipt of Funds by the Administrative Agent.............................48
        2.19   Termination Conditions.......................................................48
        2.20   Replacement of Certain Lenders...............................................48

ARTICLE III:  THE LETTER OF CREDIT FACILITY.................................................49
        3.1    Obligation to Issue Letters of Credit........................................49
        3.2    Transitional Provision.......................................................49
        3.3    Types and Amounts............................................................49
        3.4    Conditions...................................................................50
        3.5    Procedure for Issuance of Letters of Credit..................................50
        3.6    Letter of Credit Participation...............................................51
        3.7    Reimbursement Obligation.....................................................51
        3.8    Letter of Credit Fees........................................................52
        3.9    Issuing Bank Reporting Requirements..........................................52
        3.10   Indemnification; Exoneration.................................................53


        3.11   Cash Collateral..............................................................54

ARTICLE IV:  CHANGE IN CIRCUMSTANCES........................................................54
        4.1    Yield Protection.............................................................54
        4.2    Changes in Capital Adequacy Regulations......................................55
        4.3    Availability of Types of Advances............................................56
        4.4    Funding Indemnification......................................................56
        4.5    Lender Statements; Survival of Indemnity.....................................56

ARTICLE V:  CONDITIONS PRECEDENT............................................................57
        5.1    Initial Advances and Letters of Credit.......................................57
        5.2    Each Advance and Letter of Credit............................................62

ARTICLE VI:  REPRESENTATIONS AND WARRANTIES.................................................62
        6.1    Organization; Powers.........................................................62
        6.2    Authority, Execution and Delivery; Transaction Documents.....................62
        6.3    No Conflict; Governmental Consents...........................................63
        6.4    Financial Statements.........................................................64
        6.5    No Material Adverse Change...................................................64
        6.6    Taxes........................................................................65
        6.7    Litigation; Loss Contingencies and Violations................................65
        6.8    Subsidiaries.................................................................66
        6.9    ERISA........................................................................68
        6.10   Accuracy of Information......................................................69
        6.11   Securities Activities........................................................70
        6.12   Material Agreements..........................................................70
        6.13   Compliance with Laws.........................................................70
        6.14   Assets and Properties........................................................70
        6.15   Statutory Indebtedness Restrictions..........................................70
        6.16   Insurance....................................................................71
        6.17   Labor Matters................................................................71
        6.18   IITRI Acquisition and ESOT Transaction.......................................71
        6.19   Environmental Matters........................................................71
        6.20   Solvency.....................................................................72
        6.21   Additional ESOP Provisions...................................................72
        6.22   Subordinated Indebtedness....................................................74
        6.23   No Exercise of Set-Off.......................................................74

ARTICLE VII:  COVENANTS.....................................................................75
        7.1    Reporting....................................................................75
        7.2    Affirmative Covenants........................................................82
        7.3    Negative Covenants...........................................................86
        7.4    Financial Covenants..........................................................98

ARTICLE VIII:  DEFAULTS....................................................................101
        8.1    Defaults....................................................................101
        8.2    Termination of Commitments; Acceleration....................................105

ARTICLE IX:  AMENDMENTS, WAIVERS AND REMEDIES..............................................105
        9.1    Amendments..................................................................105
        9.2    Preservation of Rights......................................................106

ARTICLE X:  GENERAL PROVISIONS.............................................................106
        10.1   Survival of Representations.................................................106
        10.2   Governmental Regulation.....................................................107
        10.3   Performance of Obligations..................................................107
        10.4   Headings....................................................................107
        10.5   Entire Agreement............................................................107
        10.6   Several Obligations; Benefits of this Agreement.............................108
        10.7   Expenses; Indemnification...................................................108
        10.8   Numbers of Documents........................................................110
        10.9   Accounting..................................................................110
        10.10  Severability of Provisions..................................................110
        10.11  Nonliability of Lenders.....................................................110
        10.12  GOVERNING LAW...............................................................110
        10.13  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.....................111
        10.14  Other Transactions..........................................................112
        10.15  Subordination of Intercompany Indebtedness..................................112
        10.16  Lender's Not Utilizing Plan Assets..........................................114

ARTICLE XI:  THE ADMINISTRATIVE AGENT......................................................114
        11.1   Appointment; Nature of Relationship.........................................114
        11.2   Powers......................................................................114
        11.3   General Immunity............................................................114
        11.4   No Responsibility for Loans, Creditworthiness, Recitals, Etc................115
        11.5   Action on Instructions of Lenders; Actions with Respect to Defaults.........115
        11.6   Employment of Agents and Counsel............................................115
        11.7   Reliance on Documents; Counsel..............................................116
        11.8   The Administrative Agent's Reimbursement and Indemnification................116
        11.9   Rights as a Lender..........................................................116
        11.10  Lender Credit Decision......................................................116
        11.11  Successor Administrative Agent..............................................117
        11.12  Collateral Documents; Subordination Agreements; Collateral..................117
        11.13  Arranger....................................................................118

ARTICLE XII:  SETOFF; RATABLE PAYMENTS.....................................................119
        12.1   Setoff......................................................................119
        12.2   Ratable Payments............................................................119
        12.3   Application of Payments.....................................................119
        12.4   Relations Among Lenders.....................................................120

ARTICLE XIII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS...........................121
        13.1   Successors and Assigns......................................................121
        13.2   Participations..............................................................121

        13.3   Assignments.................................................................122
        13.4   Confidentiality.............................................................125
        13.5   Dissemination of Information................................................125

ARTICLE XIV:  NOTICES......................................................................125
        14.1   Giving Notice...............................................................125
        14.2   Change of Address...........................................................126

ARTICLE XV:  COUNTERPARTS..................................................................126

                             EXHIBITS AND SCHEDULES

                                    EXHIBITS

EXHIBIT A       --  Commitments (Definitions)
EXHIBIT B       --  Form of Borrowing/Election Notice (Section 2.3 and Section 2.8 and Section 2.10)
EXHIBIT C       --  Form of Request for Letter of Credit (Section 3.4)
EXHIBIT D       --  Form of Assignment and Acceptance Agreement (Sections 2.20 and 13.3)
EXHIBIT E       --  Form of Borrower's Counsel's Opinion (Section 5.1)
EXHIBIT F       --  List of Closing Documents (Section 5.1)
EXHIBIT G       --  Form of Officer's Certificate (Sections 5.2 and 7.1(A)(iv))
EXHIBIT H       --  Form of Compliance Certificate (Sections 5.2 and 7.1(A)(iv))
EXHIBIT I-1     --  Form of Guaranty (Definitions)
EXHIBIT I-2     --  Form of Pledge Agreement (Borrower) (Definitions; Section 7.2(K))
EXHIBIT I-3     --  Form of Security Agreement (Definitions)
EXHIBIT J       --  Form of Borrowing Base Certificate (Definitions)
EXHIBIT K-1     --  Form of Revolving Loan Note (If Requested)
EXHIBIT K-2     --  Form of Term Loan Note (If Requested)
EXHIBIT L       --  Form of L/C Master Agreement (Definitions)

                                    SCHEDULES

Schedule 1.1.1       --     Permitted Existing Indebtedness (Definitions)
Schedule 1.1.2       --     Permitted Existing Investments (Definitions)
Schedule 1.1.3       --     Permitted Existing Liens (Definitions)
Schedule 1.1.4       --     Permitted Existing Contingent Obligations (Definitions)
Schedule 1.1.5       --     ESOP Plan Documents (Definitions)
Schedule 1.1.6       --     ESOT Transaction Documents (Definitions)
Schedule 3.2         --     Transitional Letters of Credit (Section 3.2)
Schedule 6.3         --     Conflicts; Governmental Consents (Section 6.3)
Schedule 6.4         --     Pro Forma Financial Statements (Section 6.4(A))
Schedule 6.7         --     Disclosed Litigation (Section 6.7)
Schedule 6.8         --     Subsidiaries (Section 6.8)
Schedule 6.9         --     ERISA (Section 6.9)
Schedule 6.12        --     Material Agreements (Section 6.12)
Schedule 6.16        --     Insurance (Sections 6.16 and 7.2(E))
Schedule 6.18        --     IITRI Acquisition and ESOT Transaction Conditions (Section 6.18)
Schedule 6.19        --     Environmental Matters (Section 6.19)

                                CREDIT AGREEMENT

                This Credit Agreement dated as of December 20, 2002 is entered into among Alion Science and Technology Corporation, a Delaware corporation, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, and LaSalle Bank National Association, in its capacity as contractual representative for itself and the other Lenders (the "ADMINISTRATIVE AGENT"). The parties hereto agree as follows:

                             ARTICLE I: DEFINITIONS

                1.1 Certain Defined Terms; Plural Terms.

                (A) Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings:

                "ACCOUNTING CHANGE" is defined in Section 10.9.

                "ACCOUNT DEBTOR" means the account debtor or obligor with respect to any of the Receivables and/or the prospective purchaser with respect to any contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with the Borrower or any Guarantor.

                "ACQUISITION" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Equity Interests of another Person.

                "ADMINISTRATIVE AGENT" means LaSalle in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to Article XI hereof.

                "ADVANCE" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by some or all of the Lenders to the Borrower of the same Type and, in the case of Eurodollar Rate Advances, for the same Interest Period.

                "AFFECTED LENDER" is defined in Section 2.20.

                "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than fifty percent (50%) or more of the Voting Stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

                "AGGREGATE REVOLVING LOAN COMMITMENT" means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Twenty-Five Million and 00/100 Dollars ($25,000,000).

                "AGREEMENT" means this Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

                "AGREEMENT ACCOUNTING PRINCIPLES" means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.1(B)(xix)(c), as the same may be adjusted from time to time in accordance with the provisions of Section 10.9.

                "ALTERNATE BASE RATE" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and
(ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

                "APPLICABLE COMMITMENT FEE PERCENTAGE" means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.15(C)(i) hereof determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

                "APPLICABLE EURODOLLAR MARGINS" means, as at any date of determination, the rate per annum then applicable to Eurodollar Rate Loans which are Revolving Loans or Term Loans, as applicable, determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

                "APPLICABLE FLOATING RATE MARGINS" means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans which are Revolving Loans or Term Loans, as applicable, determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

                "APPLICABLE L/C FEE PERCENTAGE" means, as at any date of determination, a rate per annum equal to the Applicable Eurodollar Margin in effect on such date.

                "APPROVED FUND" means, with respect to any Lender that is a fund or commingled investment vehicle that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                "ARRANGER" means LaSalle Bank National Association, in its capacity as arranger.

                "ASSET PURCHASE AGREEMENT" means that certain Fourth Amended and Restated Asset Purchase Agreement, dated as of November 18, 2002, with effect as of June 4, 2002, by and between the Borrower, as the purchaser, and IITRI, as the seller, as in effect on the Closing Date and without giving effect to any subsequent amendment or modification thereto.

                "ASSET SALE" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person, but not the Equity Interests of such Person) to any Person (other than the Borrower or any of its wholly-owned Subsidiaries) other than (i) the licensing of the Borrower's and its Subsidiaries' intellectual property in the ordinary course of business and (ii) the sale of products manufactured by or on behalf of the Borrower and its Subsidiaries in the ordinary course of business.

                "ASSIGNMENT AGREEMENT" means an assignment and acceptance agreement entered into in connection with an assignment pursuant to Section 13.3 hereof in substantially the form of Exhibit D.

                "AUTHORIZED OFFICER" means any of the president, chief financial officer, controller, treasurer or assistant treasurer of the Borrower, acting singly.

                "BENEFIT PLAN" means a defined benefit plan as defined in
Section 3(35) of ERISA (other than a Multiemployer Plan) which is intended to be qualified under Section 401(a) of the Code in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

                "BORROWER" means Alion Science and Technology Corporation, a Delaware corporation, together with its permitted successors and assigns, including a debtor-in-possession on behalf of Alion Science and Technology Corporation.

                "BORROWER PLEDGE AGREEMENT" means that certain Pledge Agreement of even date herewith executed by the Borrower in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, as amended, restated or otherwise modified from time to time, pledging 100% of the Capital Stock of each Subsidiary, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                "BORROWING BASE (MONTHLY)" means, as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Administrative Agent, equal to the sum of (i) eighty-five percent (85%) of the Net Amount of Eligible Receivables that are Eligible Billed Government Accounts Receivable as of such date, plus (ii) eighty percent (80%) of the Net Amount of Eligible Receivables that are Eligible Billed Commercial Accounts Receivable as of such date, plus (iii) fifty percent (50%) of the gross amount of Eligible Unbilled Government Receivables as of such date, provided that amounts under this clause (iii) shall not exceed twenty-five percent (25%) of the Borrowing Base (Monthly) as of such date.

                "BORROWING BASE (SENIOR DEBT)" means, (i) for the fiscal year ending September 30, 2003, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Administrative Agent, equal to the sum of (a) ninety percent (90%) of all billed Receivables from any Account Debtor (other than the Borrower, any Guarantor or an Affiliate of the

Borrower or any Guarantor) ("TOTAL BILLED RECEIVABLES") which are outstanding less than one hundred twenty-one (121) days from the date of original invoice as of such date, plus (b) sixty percent (60%) of Total Billed Receivables which are outstanding one hundred twenty-one (121) days or more from the date of original invoice, plus (c) seventy-five percent (75%) of all unbilled Receivables which may in accordance with Agreement Accounting Principles be included as current assets of the Borrower or any of its Subsidiaries notwithstanding that such amounts have not yet been billed, plus (d) fifty percent (50%) of net property, plants and equipment of the Borrower and its consolidated Subsidiaries as of such date determined in accordance with Agreement Accounting Principles, (ii) for the fiscal periods ending December 19, 2003, March 12, 2004, July 2, 2004, September 30, 2004, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Administrative Agent, equal to the sum of (a) ninety percent (90%) of the Net Amount of Eligible Receivables that are Eligible Billed Government Accounts Receivable as of such date, plus (b) eighty-five percent (85%) of the Net Amount of Eligible Receivables that are Eligible Billed Commercial Accounts Receivable as of such date, plus (c) sixty-five percent (65%) of the gross amount of Eligible Unbilled Government Receivables as of such date, and (iii) as of any date of determination thereafter, the Borrowing Base (Monthly).

                "BORROWING BASE CERTIFICATE" means a certificate, in substantially the form of Exhibit J attached hereto and made a part hereof, setting forth the Borrowing Base (Monthly) and, with respect to the Borrowing Base Certificate delivered for the periods ending September 30, 2003, December 19, 2003, March 12, 2004, July 2, 2004, September 30, 2004 and each four-week period thereafter, the Borrowing Base (Senior Debt), and in each case the component calculations thereof.

                "BORROWING DATE" means a date on which an Advance or Swing Line Loan is made hereunder.

               "BORROWING/ELECTION NOTICE" is defined in Section 2.8.

                "BORROWING REPRESENTATIVE" means any Authorized Officer or any duly authorized employee of the Borrower; provided that the Administrative Agent shall have received a manually signed certificate of the Secretary of the Borrower as to the incumbency of, and bearing a specimen signature of, such duly authorized person or employee.

                "BUSINESS DAY" means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois.

                "CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Lease Obligations and Permitted Purchase Money Indebtedness) by the Borrower and its consolidated Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.

                "CAPITALIZED LEASE" means, with respect to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

                "CAPITALIZED LEASE OBLIGATIONS" means, with respect to any Person, the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

                "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                "CASH EQUIVALENTS" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by S&P or A3 (or better) by Moody's, and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days; (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to (a) investment grade securities (i.e., securities rated at least Baa by Moody's or at least BBB by S&P) and (b) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody's (all such institutions being, "QUALIFIED INSTITUTIONS"); and (iv) commercial paper of Qualified Institutions; provided that the maturities of such Cash Equivalents shall not exceed three hundred sixty-five (365) days from the date of acquisition thereof.

                "CASH INTEREST EXPENSE" means, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases), but excluding interest expense not payable in cash (including amortization of discount and financing fees), in each case, as determined in conformity with Agreement Accounting Principles.

                "CASH MANAGEMENT AGREEMENT" means that certain Cash Management Agreement dated as of even date herewith, by and between the Borrower and LaSalle, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                "CHANGE" is defined in Section 4.2.

                "CHANGE OF CONTROL" means an event or series of events by which:

                (i) Any Person (other than IITRI (or any of its direct assignees or transferees) or the ESOT, together with their "affiliates" within the meaning of Rule 12b2 of the Commission under the Exchange Act) shall acquire beneficial ownership (including beneficial ownership resulting from the formation of a "group" within the meaning of Rule13d-5 of the Commission under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the outstanding Capital Stock of the Borrower, ordinarily having the right to vote at any election of directors; or

                (ii) The ESOT ceases to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 of the Commission under the Exchange Act), directly or indirectly, of more than fifty percent (50%) (on a fully diluted, as if converted, basis) of the combined voting power of the outstanding Capital Stock of the Borrower ordinarily having the right to vote at any election of directors; or

                (iii) the majority of the board of directors of the Borrower fails to consist of Continuing Directors; or

                (iv) except as expressly permitted under the terms of this Agreement, the Borrower consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its property to any Person in one or a series of transactions, or any Person consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property; or

                (v) except as otherwise expressly permitted under the terms of this Agreement, the Borrower shall cease to own and control, directly or indirectly, at least eighty percent (80%) of the economic and voting rights associated with all of the outstanding Capital Stock of each of the Borrower's Material Subsidiaries; or

                (vi) any "Change of Control" (as such term is defined in any of the Securities Purchase Agreements, the Seller Warrants or the Rights Agreement) shall have occurred.

                "CLOSING DATE" means December 20, 2002.

                "CODE" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

                "COLLATERAL" means all property and interests in property now owned or hereafter acquired by the Borrower or any of its Subsidiaries in or upon which a security interest, lien or mortgage is granted to the Administrative Agent, for the benefit of the Holders of Secured Obligations, or to the Administrative Agent, for the benefit of the Lenders, whether under the Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

                "COLLATERAL DOCUMENTS" means all agreements, instruments and documents executed in connection with this Agreement, including, without limitation, the Security

Agreement, the Pledge Agreements, the Intellectual Property Security Agreements, the Guaranties, and all other security agreements, mortgages, loan agreements, notes, guarantees, subordination agreements, pledges, lockbox agreements, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Administrative Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

                "COMMISSION" means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

                "COMMITMENT" means, for each Lender, collectively, such Lender's Revolving Loan Commitment and Term Loan Commitment.

                "COMMITMENT TERMINATION DATE" means the earlier of (i) the Revolving Loan Termination Date, and (ii) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.6 hereof or the Commitments pursuant to Section 8.2 hereof.

                "CONSOLIDATED TOTAL INDEBTEDNESS" means, as of any date of determination, the total amount of that portion of the Indebtedness of the Borrower and its Subsidiaries which is interest bearing or with respect to which interest expense accrues or is attributable under Agreement Accounting Principles, including, without limitation, interest bearing accounts payable not payable in the ordinary course of business, notes payable, Contingent Obligations, Capitalized Lease Obligations, reimbursement obligations in respect of commercial letters of credit, and Off-Balance Sheet Liabilities.

                "CONSTITUENT DOCUMENTS" means, as applied to any Person, the certificate of incorporation, articles of incorporation or certificate of formation, by-laws or operating agreement and any other applicable organizational document of such Person.

                "CONTAMINANT" means any waste, pollutant, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBS"), or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Requirements of Law and any other substance or material defined as regulated by any other Environmental, Health or Safety Requirements of Law.

                "CONTINGENT OBLIGATION" means, as applied to any Person, any Contractual Obligation, contingent or otherwise, of that Person with respect to any indebtedness of another or other obligation or liability of another, including, without limitation, any such indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

                "CONTINUING DIRECTOR" means, with respect to any person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date, or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election; provided that an individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction shall not be a Continuing Director unless such individual was a Continuing Director prior thereto.

                "CONTRACTUAL OBLIGATION" means, as applied to any Person, any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

                "CONTROLLED GROUP" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

                "CUSTOMARY PERMITTED LIENS" means:

                        (i) Liens (other than Environmental Liens and Liens in
                favor of the IRS or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

                        (ii) statutory Liens of landlords and Liens of
                suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

                        (iii) Liens (other than Environmental Liens and Liens in
                favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or its Subsidiary's assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals that do not secure at any time an aggregate amount exceeding $100,000;

                        (iv) Liens arising with respect to zoning restrictions,
                easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

                        (v) Liens of attachment or judgment with respect to
                judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof; and

                        (vi) any interest or title of the lessor in the property
                subject to any operating lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

                "DEFAULT" means an event described in Article VIII hereof.

                "DESIGNATED PREPAYMENT" is defined in Section 2.5(B)(i)(e).

                "DISCLOSED LITIGATION" is defined in Section 6.7.

                "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the latest of (i) the Revolving Loan Termination Date, and (ii) the Term Loan Final Maturity Date.

                "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

                "DOLLARS" and "$" means dollars in the lawful currency of the United States of America.

                "DOMESTIC SUBSIDIARY" means a Subsidiary of the Borrower organized under the laws of a jurisdiction located in the United States of America.

                "EBITDAE" means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with Agreement Accounting Principles, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) depreciation expense to the extent deducted in computing Net Income, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus
(vi) cash contributions to the ESOP in respect of the repurchase liability of the Borrower under the ESOP Plan Documents to the extent deducted in computing Net Income, plus (vii) non-cash ESOP Compensation Expense to the extent deducted in computing Net Income, plus (viii) other extraordinary and nonrecurring non-cash charges to the extent deducted in computing Net Income up to an amount not to exceed $1,000,000, minus (ix) other extraordinary and nonrecurring non-cash credits to the extent added in computing Net Income up to an amount not to exceed $1,000,000, plus (x) non-cash charges classified as minority interest to the extent deducted in computing Net Income, plus (xi) other nonrecurring adjustments and charges to the extent deducted in computing Net Income for periods prior to the Closing Date, plus (xii) non-cash expenses associated with the recognition of the difference between the fair market value of the Seller Warrants and the exercise price of the Seller Warrants to the extent deducted in computing Net Income, plus (xiii) non-cash Management Compensation Expense to the extent deducted in computing Net Income.

                "ELIGIBLE BILLED GOVERNMENT ACCOUNTS RECEIVABLE" means all Receivables arising from Government Contracts, or written contracts as a first- or second-tier subcontractor to a Government Contract, which (i) are outstanding less than one hundred twenty-one (121) days from the date of original invoice;
(ii) represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of, or contractually billable amounts due to, the Borrower or any Guarantor pursuant to a Government Contract;
(iii) have been properly billed; (iv) arise in the ordinary course of the Borrower's or any Guarantor's business; (v) are due, owing and not subject to any defense, set-off or counterclaim; and (vi) are not otherwise Ineligible Receivables.

                "ELIGIBLE BILLED COMMERCIAL ACCOUNTS RECEIVABLE" means all domestic Receivables (other than Receivables arising from Government Contracts) from any Account Debtor (other than the Borrower, any Guarantor or an Affiliate of the Borrower or any Guarantor) which (i) are outstanding less than ninety-one
(91) days from the date of original invoice; (ii) represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of, or contractually billable amounts due to, the Borrower or any Guarantor to or for the benefit of any Account Debtor (other than the Borrower, any Guarantor or an Affiliate of the Borrower or any Guarantor, or any Governmental Authority); (iii) have been properly billed; (iv) arise in the ordinary course of the Borrower's or any Guarantor's business; (v) are due, owing and not subject to any defense, set-off or counterclaim; and (vi) are not otherwise Ineligible Receivables.

                "ELIGIBLE UNBILLED GOVERNMENT RECEIVABLES" means all costs actually incurred and arising out of work actually performed by the Borrower or any Guarantor under Government Contracts which (i) are properly billable to the Government in accordance with the applicable Government Contract within thirty
(30) days of the certification date of the related Borrowing Base Certificate;
(ii) may, in accordance with the Agreement Accounting Principles, be included as current assets of the Borrower or any Guarantor, even though such amounts have not been billed to the applicable Governmental Authority; (iii) satisfy all requirements of the definition of "Eligible Billed Government Receivables" other than clause (iii) thereof (and are therefore not yet due and payable); and (iv) are not (a) cost or profit retentions, (b) variances from approved government reimbursement rates, (c) final invoices or (d) would, if billed, be deemed Ineligible Receivables.

                "ELIGIBLE DESIGNEE" means a special purpose corporation, partnership, limited partnership or limited liability company that is administered by a Lender or an Affiliate of a Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or the equivalent thereof by Moody's.

                "ELIGIBLE RECEIVABLES" means, as applicable, Eligible Billed Government Accounts Receivable and Eligible Billed Commercial Accounts Receivable, which Receivables are and at all times shall continue to meet standards of eligibility hereunder.

                "ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS OF LAW" means all Requirements of Law derived from or relating to foreign, federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, orders or determinations (including administrative orders and consent decrees) of any Governmental Authority regulating, relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

                "ENVIRONMENTAL LIEN" means a lien in favor of any Governmental Authority for (i) any liability under Environmental, Health or Safety Requirements of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

                "ENVIRONMENTAL PROPERTY TRANSFER ACT" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Act" or "Responsible Property Transfer Act."

                "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

                "ESOP" means the employee benefit plan titled "The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan" and adopted and maintained by the Borrower pursuant to the applicable ESOP Plan Documents.

                "ESOP COMPENSATION EXPENSE" means, for any period, expenses charged with respect to the ESOP to Net Income for such period in accordance with Agreement Accounting Principles.

                "ESOP FIDUCIARY" means the named fiduciary under ERISA of the ESOP. As of the Closing Date, the ESOP Fiduciary is the ESOP Committee of the Borrower.

                "ESOP PLAN DOCUMENTS" means, collectively, the documents identified in Schedule 1.1.5 to this Agreement, each as may be amended, supplemented or modified as provided herein.

                "ESOT" means the trust titled "The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust" and adopted and maintained by the Borrower pursuant to the applicable ESOP Plan Documents.

                "ESOT STOCK" means all Capital Stock of the Borrower held by the ESOT other than Capital Stock of the Borrower which has been allocated to the accounts of participants in the ESOP pursuant to the ESOP Plan Documents.

                "ESOT STOCK PURCHASE AGREEMENT" means that certain Stock Purchase Agreement dated as of December 20, 2002, by and between the Borrower and the ESOT Trustee, as in effect on the Closing Date.

                "ESOT TRANSACTION" means the series of transactions contemplated by and described in the ESOT Transaction Documents, including but not limited to the ESOT's purchase of up to 100% of the Capital Stock of the Borrower pursuant to the ESOT Stock Purchase Agreement.

                "ESOT TRANSACTION DOCUMENTS" means, collectively, the ESOT Stock Purchase Agreement and the other documents identified on Schedule 1.1.6 to this Agreement, as each may be amended, supplemented or modified as provided herein.

                "ESOT TRUSTEE" means the trustee of the ESOT. As of the Closing Date the ESOT Trustee is State Street Bank and Trust Company.

                "EURODOLLAR BASE RATE" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, a rate of interest equal to the per annum rate of interest at which United

States dollar deposits in an amount comparable to the principal balance of such Eurodollar Rate Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, as displayed in Bloomberg Financial Markets system, or other authoritative source selected by the Administrative Agent in its sole discretion, divided by a number determined by subtracting from 1.00 the maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency liabilities, such rate to remain fixed for such Interest Period. The Administrative Agent's determination of the Eurodollar Base Rate shall be conclusive, absent manifest error.

                "EURODOLLAR RATE" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period plus the then Applicable Eurodollar Margin, changing as and when the Applicable Eurodollar Margin changes.

                "EURODOLLAR RATE ADVANCE" means an Advance, the several Loans in respect of which bear interest at the Eurodollar Rate.

                "EURODOLLAR RATE LOAN" means a Loan made on a fully syndicated basis pursuant to Section 2.2, which bears interest at the Eurodollar Rate.

                "EXCESS CASH FLOW" means, without duplication, an amount, for the Borrower and its consolidated Subsidiaries, equal to:

                                (i) EBITDAE for such period,

                minus           (ii) Cash Interest Expense for such period,

                minus           (iii) charges against income for foreign,
federal, state and local taxes paid in cash for such period,

                minus           (iv) scheduled amortization of the principal
portion of the Term Loans, prepayments of the Term Loans and scheduled amortization of the principal portion of all other Indebtedness of the Borrower and its Subsidiaries during such period;

                minus           (v) permitted cash Capital Expenditures paid
during such period, commencing with the fiscal year ending September 30, 2002,

                minus           (vi) the net repurchase liability of the
Borrower under the ESOP Plan Documents;

                minus           (vii) the Purchase Price of all Permitted
Acquisitions paid in cash during such period;

                plus (minus)    (viii) reductions (additions) to Working Capital
for such fiscal year exclusive of any change to Working Capital attributable to assets acquired in any Acquisition as determined by the Administrative Agent in its reasonable judgment, in each case as calculated in accordance with Agreement Accounting Principles. All such amounts shall be calculated assuming that the Borrower and its Subsidiaries have conducted their business in the ordinary course and in accordance with past practices.

                "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                "EXISTING CREDIT AGREEMENT" means that certain Business Loan and Security Agreement, dated as of December 22, 1999, by and among IITRI, Human Factors Applications, Inc., and the other borrower parties from time to time parties thereto, and First Union National Bank, as the lender, as amended, restated, supplemented or otherwise modified as of the Closing Date.

                "FACILITY TERMINATION DATE" means the date on which all of the Termination Conditions have been satisfied.

                "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago, Illinois time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

                "FINANCING" means, with respect to any Person, the issuance or sale by such Person of any Disqualified Stock, Equity Interests of such Person or any Indebtedness consisting of debt securities of such Person.

                "FIRREA" means the Financial Institutions Reform, Recovery, and Enforcement Act of 1983, as amended, modified or supplemented from time to time.

                "FIXED CHARGE COVERAGE RATIO" is defined in Section 7.4(C).

                "FLOATING RATE" means, for any day for any Loan, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus the then Applicable Floating Rate Margin.

                "FLOATING RATE ADVANCE" means an Advance, the several Loans in respect of which bear interest at the Floating Rate.

                "FLOATING RATE LOAN" means a Loan, or portion thereof, which bears interest at the Floating Rate.

                "FOREIGN SUBSIDIARY" means a Subsidiary of the Borrower which is not a Domestic Subsidiary.

                "GOVERNMENTAL ACTS" is defined in Section 3.10(A).

                "GOVERNMENTAL AUTHORITY" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

                "GOVERNMENT CONTRACT" means any written prime contracts of the Borrower or any Guarantor with a Governmental Authority.

                "GROSS NEGLIGENCE" means recklessness, or actions taken or omitted with conscious indifference to or the complete disregard of consequences or rights of others affected. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to the Administrative Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

                "GUARANTOR(s)" means (i) each of the Borrower's Material Subsidiaries; and (ii) all other Material Subsidiaries which become Guarantors in satisfaction of the provisions of Section 7.2(K), in each case, and together with their respective successors and assigns.

                "GUARANTY" means each of that certain Guaranty (and any and all supplements thereto) executed from time to time by each Guarantor in favor of the Administrative Agent for the benefit of itself and the Holders of Secured Obligations, in substantially the form of Exhibit I-1 attached hereto, as amended, restated, supplemented or otherwise modified from time to time.

                "HEDGING AGREEMENTS" is defined in Section 7.3(P).

                "HEDGING ARRANGEMENTS" is defined in the definition of Hedging Obligations below.

                "HEDGING OBLIGATIONS" means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, swap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions ("HEDGING ARRANGEMENTS"), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

                "HOLDERS OF SECURED OBLIGATIONS" means the holders of the Secured Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) each Issuing Bank in respect of Reimbursement Obligations owed to it, (iii) the Administrative Agent, the Lenders and the Issuing Banks in respect of all other present and future obligations and liabilities of the Borrower or any of its Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each Indemnitee in respect of the obligations and liabilities of the Borrower or any of its Subsidiaries to such Person hereunder or under the other Loan Documents, (v) each Lender (or affiliate thereof), in respect of all Hedging Obligations of the Borrower and its Subsidiaries to such Lender (or such affiliate) as exchange party or counterparty under any Hedging Agreements, and (vi) their respective successors, transferees and assigns.

                "IITRI" means IIT Research Institute, a not-for-profit Illinois corporation ("IITRI") controlled by the Illinois Institute of Technology, a not-for-profit Illinois corporation ("IIT").

                "IITRI ACQUISITION" means the purchase by the Borrower of the "Transferred Assets" and "Transferred Business" of IITRI pursuant to the terms and conditions set forth in the Asset Purchase Agreement as in effect on the Closing Date and without giving effect to any subsequent amendment or modification thereto.

                "INCENTIVE ARRANGEMENTS" means any stock ownership, restricted stock, warrants, stock option, or stock appreciation rights plans, "phantom" stock plans, deferred compensation arrangements, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with the retention of directors, executives, officers or employees of the Borrower and its Subsidiaries.

                "INDEBTEDNESS" means, with respect to any Person, without duplication, such Person's (i) obligations for borrowed money, including, without limitation, subordinated indebtedness, (ii) obligations representing the deferred purchase price of property or services rendered, including, without limitation earn-outs and other similar forms of contingent purchase prices (but excluding accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, other instruments, letters of credit or letter of credit reimbursement arrangements, (v) Capitalized Lease Obligations, (vi) Contingent Obligations, (vii) obligations with respect to letters of credit, (viii) the Net Mark-To-Market Exposure under all Hedging Arrangements, (ix) Off-Balance Sheet Liabilities, and (x) Disqualified Stock. The amount of Indebtedness of any Person at any date shall be, without duplication, (a) the outstanding balance at such date of all unconditional obligations as described above and the reasonably anticipated liability of any such Contingent Obligations at such date and (b) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

                "INDEMNIFIED MATTERS" is defined in Section 10.7(B).

                "INDEMNITEES" is defined in Section 10.7(B).

                "INELIGIBLE RECEIVABLES" means Receivables which are (i) evidenced by a promissory note or similar instrument; (ii) owed or payable by an Account Debtor pursuant to a

Commercial Contract, if such Account Debtor is more than ninety (90) days past due from the date of original invoice in the payment of fifty percent (50%) or more of the aggregate balance due from such Account Debtor to the Borrower or any Guarantor, as applicable; (iii) owed or payable by an Account Debtor pursuant to a Government Contract, if such Account Debtor is more than one hundred twenty (120) days past due from the date of original invoice in the payment of fifty percent (50%) or more of the aggregate balance due under such Government Contract; (iv) owing from any person that is the subject of any (a) suit, lien, levy or judgment which could reasonably be expected to affect the collectibility of said account(s), or (b) bankruptcy, insolvency or a similar process or proceeding; (v) owing from foreign Account Debtors; (vi) unbilled as a result of rate variances or retainage provisions; (vii) bonded Receivables;
(viii) final invoices more than ninety (90) days past due; (ix) not subject to a valid and enforceable first-priority, perfected security interest in favor of the Administrative Agent; (x) subject to any other lien or other encumbrance;
(xi) consigned or otherwise assigned to any other Person for collection or otherwise; (xii) arising under a Government Contract that expressly prohibits assignment of claims under the Assignment of Claims Act of 1940, as amended.

                "INTELLECTUAL PROPERTY SECURITY AGREEMENTS" means each trademark, patent, copyright or other intellectual property security agreement executed from time to time by the Borrower or any of the Subsidiaries of the Borrower in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations in satisfaction of the provisions of Section 7.2(L), in each case as amended, restated, supplemented or otherwise modified from time to time.

                "INTEREST EXPENSE" means, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment and letter of credit fees and the discount or implied interest component (or other fees or charges in securitization transactions) of Off-Balance Sheet Liabilities), and net payments (if any) pursuant to Hedging Arrangements relating to interest rate protection, all as determined in conformity with Agreement Accounting Principles.

                "INTEREST PERIOD" means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3) months or six (6) months commencing on a Business Day selected by the Borrower on which a Eurodollar Rate Advance is made to the Borrower pursuant to this Agreement; provided, however, notwithstanding anything in this Agreement to the contrary for the period from the Closing Date to the earlier of (y) the date that is 60 days after the Closing Date and (z) the date upon which the Arranger confirms that the loan syndication process has been complete (the "SYNDICATION PERIOD"), "Interest Period" means, with respect to a Eurodollar Rate Advance, a period of not more than fourteen (14) days selected by the Borrower. Other than during the Syndication Period, such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

                "INVESTMENT" means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness owing to such Person arising from a sale of property by such other Person other than in the ordinary course of its business.

                "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

                "ISSUING BANKS" means LaSalle or any of the other Lenders, or any of their respective Affiliates in its separate capacity as an issuer of Letters of Credit pursuant to Section 3.1. The designation of any Lender as an Issuing Bank after the date hereof shall be subject to the prior written consent of the Administrative Agent.

                "JUNIOR SUBORDINATED NOTES" means those certain notes due 2010, issued by the Borrower to IITRI in the aggregate principal amount of $39,900,000 pursuant to the Junior Subordinated Securities Purchase Agreement, as amended, supplemented or modified in accordance with Section 7.3(BB) hereof.

                "JUNIOR SUBORDINATED SECURITIES PURCHASE AGREEMENT" means that certain Seller Note Securities Purchase Agreement by and between the Borrower and IITRI of even date herewith, as in effect on the date hereof and as the same may be amended, supplemented, and modified in accordance with Section 7.3(BB) hereof.

                "LASALLE" means LaSalle Bank National Association, in its individual capacity, and its successors.

                "L/C DOCUMENTS" is defined in Section 3.4.

                "L/C DRAFT" means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

                "L/C INTEREST" is defined in Section 3.6.

                "L/C MASTER AGREEMENT (LASALLE)" means that certain Master Letter of Credit Agreement, dated as of even date herewith, by and between the Borrower and LaSalle, in its capacity as an Issuing Bank, in substantially the form of Exhibit L hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                "L/C OBLIGATIONS" means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the amount equal to the stated amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and
(iv) the aggregate amount equal to the stated amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied).

                "LENDERS" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

                "LENDING INSTALLATION" means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent selected by such Lender or the Administrative Agent pursuant to Section 2.17.

                "LETTER OF CREDIT" means the letters of credit to be (a) issued by the Issuing Banks pursuant to Section 3.1 hereof or (b) deemed issued by the Issuing Banks pursuant to Section 3.2 hereof.

                "LEVERAGE RATIO" is defined in Section 7.4(B).

                "LIEN" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

                "LOAN(s)" means, with respect to a Lender, such Lender's portion of any Advance made pursuant to Section 2.1 or Section 2.2 hereof, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.3 hereof, and collectively, all Term Loans, Revolving Loans and Swing Line Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Rate Loans.

                "LOAN ACCOUNT" is defined in Section 2.13(A).

                "LOAN DOCUMENTS" means this Agreement, the Guaranty, the L/C Master Agreement, the Cash Management Agreement, the Collateral Documents, and all other documents, instruments, notes and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

                "LOAN PARTIES" is defined in Section 5.1(B)(i).

                "MANAGEMENT COMPENSATION EXPENSES" means, for any period, expenses charged to Net Income for such period with respect to stock appreciation rights plans, "phantom" stock plans, the Junior Subordinated Notes and accretion of the Seller Warrants, in each case in connection with the retention of directors, executives, officers or employees of the Borrower and its Subsidiaries, in accordance with Agreement Accounting Principles.

                "MARGIN STOCK" shall have the meaning ascribed to such term in Regulation U.

                "MATERIAL ADVERSE EFFECT" means a material adverse effect upon
(i) the business, assets, condition (financial or otherwise), operations, performance, properties, results of operations or prospects of the Borrower, any Guarantor, or the Borrower and its Subsidiaries in each case taken as a whole,
(ii) the ability of the Borrower, any Guarantor or the Borrower and its Subsidiaries to perform their respective obligations under the Loan Documents,
(iii) the ability of the Lenders or the Administrative Agent to enforce the Obligations, (iv) the validity or enforceability of this Agreement, the Loan Documents to which the Borrower or any Guarantor is a party, or the rights or remedies of the Administrative Agent and Lenders hereunder and thereunder, (v) the value of a Substantial Portion of the Collateral, or (vi) the perfection or priority of the Administrative Agent's Liens with respect to a Substantial Portion of the Collateral.

                "MATERIAL SUBSIDIARY" shall mean, in respect of the Borrower, any Subsidiary that (i) has total assets (determined as of the last day of the most recently completed fiscal quarter in accordance with Agreement Accounting Principles) which constitute ten percent (10%) or more of the total assets of the Borrower and its consolidated Subsidiaries as of such date of determination, or (ii) has revenue (determined as of the last day of the most recently completed fiscal quarter for the four-quarter period then ending in accordance with Agreement Accounting Principles) which constitutes five percent (5%) or more of the revenue of the Borrower and its consolidated Subsidiaries for such period, or (iii) has EBITDAE (determined as of the last day of the most recently completed fiscal quarter for the four-quarter period then ending in accordance with Agreement Accounting Principles) which constitutes five percent (5%) or more of the EBITDAE of the Borrower and its consolidated Subsidiaries for such period; provided that if (a) a Material Subsidiary no longer satisfies any condition set forth above and (b) the Board of Directors of the Borrower determines that such Subsidiary is not material to the consolidated financial condition or operations of the Borrower and its Subsidiaries and the Administrative Agent shall have received written notice of such determination from the Borrower, and (c) no Default shall be continuing, then for so long as such Subsidiary satisfies none of the conditions in clauses (i) through (iii) above, such Subsidiary shall not be a Material Subsidiary.

                "MAXIMUM REVOLVING CREDIT AMOUNT" means, at any particular time, the lesser of (i) the Aggregate Revolving Loan Commitment at such time and (ii) the Borrowing Base (Monthly) at such time.

                "MOODY'S" means Moody's Investors Service, Inc.

                "MULTIEMPLOYER PLAN" means a "Multiemployer Plan" as defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding six
(6) years was, contributed to by either the Borrower or any member of the Controlled Group.

                "NET AMOUNT OF ELIGIBLE RECEIVABLES" means the outstanding face amount of Eligible Receivables of the Borrower and the Guarantors, determined in accordance with Agreement Accounting Principles, consistently applied, less (i) all finance charges, late fees and other fees that are unearned in respect of such Eligible Receivables and (ii) the value of any accrual which has been recorded by the Borrower or any Guarantor with respect to downward price adjustments in respect of such Eligible Receivables.

                "NET CASH PROCEEDS" means, with respect to any Asset Sale or Financing by any Person, cash or Cash Equivalents (freely convertible into Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale) or Financing, after (i) provision for all income or other taxes measured by or resulting from such Asset Sale or Financing, (ii) payment of all brokerage commissions and other fees and expenses and commissions related to such Asset Sale or Financing, and (iii) deduction of all amounts used to repay Indebtedness (and any premium or penalty thereon) secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness or by applicable law) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness).

                "NET INCOME" means, for any period, an amount equal to the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

                "NET MARK-TO-MARKET EXPOSURE" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedging Arrangements. "Unrealized losses" means the fair market value of the cost to such Person of replacing such Hedging Arrangement as of the date of determination (assuming the Hedging Arrangement to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Hedging Arrangement as of the date of determination (assuming such Hedging Arrangement were to be terminated as of that date).

                "NON-ERISA COMMITMENTS" means

                        (i) each pension, medical, dental, life, accident
                insurance, disability, group insurance, sick leave, profit sharing, deferred compensation, bonus, stock option, stock purchase, retirement, savings, severance, stock ownership, performance, incentive, hospitalization or other insurance, or other welfare, benefit or fringe benefit plan, policy or trust; and

                        (ii) each employee collective bargaining agreement and
                each agreement, understanding or arrangement of any kind, with or for the benefit of any present or prior officer, director or employee (including, without limitation, each employment, compensation, deferred compensation or severance or arrangement and any agreement or arrangement associated with a change in control of the Borrower or any member of the Controlled Group);

                to which the Borrower or any member of the Controlled Group is a party or with respect to which the Borrower or any member of the Controlled Group is or will be required to make any payment, other than any Plans.

                "NOTICE OF ASSIGNMENT" is defined in Section 13.3(B).

                "OBLIGATIONS" means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Administrative Agent, any Lender, the Swing Line Bank, the Arranger, any Affiliate of the Administrative Agent or any Lender, any Issuing Bank or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

                "OFF-BALANCE SHEET LIABILITIES" means, with respect to any Person, (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables sold by such Person or any of its Subsidiaries, (ii) any liability of such Person or any of its Subsidiaries under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person (iii) any liability of such Person or any of its Subsidiaries under any financing lease or so-called "synthetic lease" or "tax ownership operating lease" transaction, or (iv) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries.

                "OTHER TAXES" is defined in Section 2.15(E)(ii).

                "PARTICIPANTS" is defined in Section 13.2(A).

                "PAYMENT DATE" means each of (i) the last Business Day of each fiscal quarter of the Borrower, (ii) the Commitment Termination Date and (iii) the Facility Termination Date.

                "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                "PERMITTED ACQUISITION" is defined in Section 7.3(G).

                "PERMITTED EXISTING CONTINGENT OBLIGATIONS" means the Contingent Obligations of the Borrower and its Subsidiaries identified as such on Schedule
1.1.4 to this Agreement.

                "PERMITTED EXISTING INDEBTEDNESS" means the Indebtedness of the Borrower and its Subsidiaries identified as such on Schedule 1.1.1 to this Agreement.

                "PERMITTED EXISTING INVESTMENTS" means the Investments of the Borrower and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

                "PERMITTED EXISTING LIENS" means the Liens on assets of the Borrower and its Subsidiaries identified as such on Schedule 1.1.3 to this Agreement.

                "PERMITTED PURCHASE MONEY INDEBTEDNESS" is defined in Section 7.3(A)(vii).

                "PERMITTED REFINANCING INDEBTEDNESS" means any replacement, renewal, refinancing or extension of any Indebtedness permitted under Section 7.3(A)(ii) that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and
(iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, subordination, events of default and remedies), taken as a whole, materially less favorable to the Borrower, its Subsidiaries or the Lenders than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

                "PERSON" means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

                "PLAN" means an employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

                "PLEDGE AGREEMENTS" means (i) the Borrower Pledge Agreement, and
(ii) one or more Pledge Agreements substantially in the form of Exhibit I-2 hereto, duly executed and delivered by the applicable Subsidiary of the Borrower from time to time pursuant to the terms of clause (i) of Section 7.2(K) in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                "PRIME RATE" means the prime rate of interest announced by LaSalle or its parent from time to time (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

                "PRO RATA SHARE" means, with respect to any Lender, (i) at any time prior to the Closing Date, the percentage obtained by dividing (a) such Lender's Commitments at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (b) the sum of the Term Loan Commitments and the Aggregate Revolving Loan Commitment at such time and
(ii) at any time after the Closing Date, the percentage obtained by dividing (a) the sum of such Lender's Term Loans and Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (b) the sum of the aggregate amount of all of the Term Loans and the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing (x) the sum of (A) such Lender's Term Loans and Revolving Loans, plus (B) such Lender's share of the obligations to purchase participations in Swing Line Loans and Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of all Term Loans and Revolving Loans, plus (B) the aggregate outstanding amount of all Swing Line Loans and all Letters of Credit.

                "PURCHASE PRICE" means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, the value of any Capital Stock or other equity interests of the Borrower or any Subsidiary of the Borrower issued as consideration for such Acquisition, all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses (including all investment banking and other consultant fees and expenses) incurred in connection with such Acquisition.

                "PURCHASERS" is defined in Section 13.3(A)(i).

                "RATE OPTION" means the Eurodollar Rate or the Floating Rate, as applicable.

                "RECEIVABLE(s)" means and includes all of the Borrower's and the Guarantors' presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower or any Guarantor to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

                "REGISTER" is defined in Section 13.3(C).

                "REGULATION T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

                "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

                "REGULATION X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

                "REIMBURSEMENT OBLIGATION" is defined in Section 3.7.

                "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

                "REPLACEMENT LENDER" is defined in Section 2.20.

                "REPORTABLE EVENT" means a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

                "REQUIRED LENDERS" means Lenders whose Pro Rata Shares, in the aggregate, are sixty-six and two-thirds percent (66 2/3%) or more; provided, however, that, if any of the Lenders shall have failed to fund its Revolving Loan Pro Rata Share of (i) any Revolving Loan requested by the Borrower, (ii) any Revolving Loan required to be made in connection with reimbursement for any L/C Obligations, or (iii) any participation in any Swing Line Loan as requested by the Administrative Agent, which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Required Lenders" means Lenders (excluding all Lenders whose failure to fund their respective Revolving Loan Pro Rata Shares of such Revolving Loans or any participation in Swing Line Loans has not been so cured) whose Pro Rata Shares represent sixty-six and two-thirds percent (66 2/3%) or more of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement, "Required Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate Pro Rata Shares of the aggregate outstanding principal balance of all Loans and L/C Obligations are sixty-six and two-thirds percent (66 2/3%) or more.

                "REQUIREMENTS OF LAW" means, as to any Person, the Constituent Documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

                "RESTRICTED PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower now or hereafter outstanding, except a dividend payable solely in the Borrower's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other Equity Interests of the Borrower (other than Disqualified Stock), (iii) any redemption, purchase, retirement, defeasance, prepayment (by setoff or otherwise) or other acquisition for value, direct or indirect, of any Indebtedness other than the Obligations, and (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Equity Interests of the Borrower or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, (v) any payment of management fees owing to any holder of Capital Stock of the Borrower or any of its Subsidiaries or investment banking fees (or other fees of a similar nature) other than pursuant to a Permitted Acquisition, (vi) any payment in respect of a purchase price adjustment, earn-out or other similar form of contingent purchase price (by setoff or otherwise), (vii) any payment or prepayment (whether consisting of principal, interest, premium or otherwise) with respect to the Subordinated Notes or any other subordinated Indebtedness permitted under Section 7.3(A), and
(viii) any contribution or other payment (other than in Capital Stock) of any type by the Borrower or any of its Subsidiaries to the ESOT.

                "REVOLVING CREDIT AVAILABILITY" means, at any particular time, the amount by which (i) the Maximum Revolving Credit Amount at such time exceeds
(ii) the amount of the Revolving Credit Obligations outstanding at such time.

                "REVOLVING CREDIT OBLIGATIONS" means, at any particular time, the sum of (i) the outstanding principal amount of the Revolving Loans at such time, plus (ii) the outstanding principal amount of the Swing Line Loans at such time, plus (iii) the outstanding L/C Obligations at such time.

                "REVOLVING LOAN" is defined in Section 2.2.

                "REVOLVING LOAN COMMITMENT" means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Swing Line Loans not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading "Revolving Loan Commitment" or in the Assignment Agreement by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement.

                "REVOLVING LOAN PRO RATA SHARE" means, with respect to any Lender, the percentage obtained by dividing (i) the then aggregate amount of such Lender's Revolving Loan Commitment (as adjusted from time to time in accordance with the provisions of this Agreement) by (ii) the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then "Revolving Loan Pro Rata Share" means the percentage obtained by dividing (a) the sum of (x) such Lender's Revolving Loans, plus (y) such Lender's share of the obligations to purchase participations in Swing Line Loans and Letters of Credit, L/C Drafts and unreimbursed drawings under Letters of Credit, by (b) the sum of (x) the aggregate outstanding amount of all Revolving Loans, plus (y) the aggregate outstanding amount of all Swing Line Loans and all Letters of Credit, L/C Drafts and unreimbursed drawings under Letters of Credit.

                "REVOLVING LOAN TERMINATION DATE" means December 20, 2007.

                "RIGHTS AGREEMENT" means that certain Rights Agreement, dated as of December 20, 2002, by and among the Borrower, the ESOT and each other holder of any shares (or warrants or options therefor) issued by the Borrower.

                "RISK-BASED CAPITAL GUIDELINES" is defined in Section 4.2.

                "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

                "SECURED OBLIGATIONS" means, collectively, (i) the Obligations and (ii) all Hedging Obligations owing under Hedging Agreements to any Lender or any Affiliate of any Lender, which Hedging Obligations are required pursuant to the terms of this Agreement.

                "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

                "SECURITIES PURCHASE AGREEMENTS" means the Senior Subordinated Securities Purchase Agreement and the Junior Subordinated Securities Purchase Agreement.

                "SECURITY AGREEMENT" means that certain Security Agreement of even date herewith executed by the Borrower and each of the Subsidiaries of the Borrower listed on Schedule 6.8 in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, as amended, restated, supplemented or otherwise modified from time to time.

                "SELLER WARRANTS" shall mean the Mezzanine Warrant and the Seller Note Warrant, each as defined in and issued by the Borrower to IITRI pursuant to the Asset Purchase Agreement as of the Closing Date.

                "SENIOR LEVERAGE RATIO" is defined in Section 7.4(A).

                "SENIOR SUBORDINATED NOTES" means those certain notes due 2008, issued by the Borrower in the aggregate principal amount of $20,343,435.37 and purchased by IITRI pursuant to the Senior Subordinated Securities Purchase Agreement, as amended, supplemented or modified in accordance with Section 7.3(BB) hereof.

                "SENIOR SUBORDINATED SECURITIES PURCHASE AGREEMENT" means that certain Mezzanine Note Securities Purchase Agreement by and between the Borrower and IITRI of even date herewith, as in effect on the date hereof and as the same may be amended, supplemented, and modified in accordance with Section 7.3(BB) hereof.

                "SOLVENT" means, when used with respect to any Person, that at the time of determination:

                (i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

                (ii) it is then able and expects to be able to pay its debts as they mature; and

                (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

        With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the present value of the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

                "SUBORDINATED NOTES" means, collectively, the Senior Subordinated Notes and the Junior Subordinated Notes

                "SUBSIDIARY" means, with respect to any Person, (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" means a Subsidiary of the Borrower.

                "SUBSTANTIAL PORTION OF THE COLLATERAL" means, as of any date of determination, Collateral having a book value (calculated in accordance with Agreement Accounting Principles) greater than $1,000,000 in the aggregate.

                "SWING LINE BANK" means LaSalle or any other Lender as a successor Swing Line Bank pursuant to the terms hereof.

                "SWING LINE COMMITMENT" means the commitment of the Swing Line Bank, in its sole discretion, to make Swing Line Loans up to a maximum principal amount of $5,000,000 at any one time outstanding.

                "SWING LINE LOAN" means a Loan made available to the Borrower by the Swing Line Bank pursuant to Section 2.3 hereof.

                "SYNDICATION PERIOD" shall have the meaning set forth in the definition of "Interest Period" above.

                "TAXES" is defined in Section 2.15(E)(i).

                "TERMINATION CONDITIONS" is defined in Section 2.19.

                "TERMINATION EVENT" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of the Borrower or any member of the Controlled Group which, in either event, could reasonably be expected to have a Material Adverse Effect or otherwise result in liability to the Borrower or any of its Subsidiaries that are members of the Controlled Group in an amount in excess of $1,000,000; (iii) the imposition of an obligation on the Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan; (v) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect or otherwise result in liability to the Borrower or any of its Subsidiaries that are members of the Controlled Group in an amount in excess of $1,000,000.

                "TERM LOAN" is defined in Section 2.1(A).

                "TERM LOAN COMMITMENT" means, for each Lender, the obligation of such Lender to make its Term Loan pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading "Term Loan Commitment", as such amount may be modified from time to time pursuant to the terms hereof.

                "TERM LOAN FINAL MATURITY DATE" means December 20, 2007.

                "TERM LOAN LENDER" means any Lender with a Term Loan Commitment.

                "TERM LOAN PRO RATA SHARE" means, (i) at any particular time prior to making of the Term Loans and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then aggregate amount of such Lender's Term Loan Commitment and the denominator of which shall be the then aggregate amount of all Term Loan Commitments, and (ii) at any time after the Term Loans are made and with respect to any Lender, a fraction (expressed as a percentage) the numerator of which shall be the outstanding principal balance of such Lender's Term Loans and the denominator of which shall be the then outstanding principal balance of the Term Loans.

                "TRANSACTION DOCUMENTS" means the Loan Documents and the documents executed and delivered, or adopted, by the Borrower or any of its Subsidiaries or the ESOT Trustee or the ESOP Fiduciary in connection with the IITRI Acquisition, the ESOT Transaction and the issuance of the Subordinated Notes, including, without limitation, the Asset Purchase Agreement, the Seller Warrants, the Rights Agreement, the ESOT Transaction Documents, the

Subordinated Notes and the Securities Purchase Agreements, but excluding the ESOP Plan Documents.

                "TRANSFEREE" is defined in Section 13.5.

                "TYPE" means, with respect to any Advance or Loan, its nature as a Floating Rate Advance or Floating Rate Loan, as applicable, or a Eurodollar Rate Advance or Eurodollar Rate Loan.

                "UNMATURED DEFAULT" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

                "U.S. QUALIFIED PERSON" shall mean any Person that is (i) a "U.S. person", within the meaning of Section 7701(a)(30) of the Code and (ii) a United States citizen or United States entity not owned, controlled or influenced, directly or indirectly, by any foreign person (or any term of like meaning) under the National Industrial Security Program Operating Manual (or any successor document) as amended from time to time.

                "WEIGHTED AVERAGE LIFE TO MATURITY" means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

                "WORKING CAPITAL" means, as at any date of determination and in conformity with Agreement Accounting Principles, the excess, if any, of (i) Borrower's consolidated current assets, except cash and Cash Equivalents, over
(ii) the Borrower's consolidated current liabilities, except current maturities of long-term Indebtedness and Revolving Credit Obligations as of such date and all accrued interest as of such date.

                (B) Singular and Plural Forms; Accounting Terms. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

                1.2 References. Any references to the Borrower's Subsidiaries shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

                1.3 Supplemental Disclosure. At any time at the reasonable request of the Administrative Agent and at such additional times as the Borrower determines in its discretion, the Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. Notwithstanding that any such supplement to such schedule or representation may disclose the existence or occurrence of events, facts or circumstances which are either prohibited by the terms of this Agreement or any other Loan Documents or which result in the breach of any representation or warranty, such supplement to such schedule or representation shall not be deemed either an amendment thereof or a waiver of such breach unless expressly consented to in writing by Administrative Agent and the Required Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Administrative Agent or any Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits, baskets or similar restrictions contained in this Agreement or any of the other Loan Documents.

                1.4 Knowledge With Respect to Representations and Warranties. Each of the representations and warranties made herein and in each of the other Loan Documents (including, without limitation any certificates delivered thereunder) are made to the Knowledge of the Borrower. "Knowledge" means, at any time and relative to any matter, knowledge that the chairman of the Board of Directors of the Borrower, any Authorized Officer, any Senior Vice President, any legal officer or the secretary of the Borrower or any Material Subsidiary would reasonably be expected to have obtained in the ordinary course exercise of his or her duties and responsibilities regarding such matter.

             ARTICLE II: THE TERM LOAN AND REVOLVING LOAN FACILITIES

                2.1 Term Loans.

                (A) Amounts of Term Loans. Subject to the terms and conditions set forth in this Agreement, each Term Loan Lender on the Closing Date severally and not jointly agrees to make on the Closing Date, a term loan, in Dollars, to the Borrower in an aggregate amount equal to such Lender's Term Loan Commitment (each individually, a "TERM LOAN" and, collectively, the "TERM LOANS"). All Term Loans shall be made by the Lenders on the Closing Date simultaneously and proportionately to their respective Term Loan Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan hereunder nor shall the Term Loan Commitment of any Lender be increased or decreased as a result of any such failure.

                (B) Borrowing/Election Notice. The Borrower shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, on the Closing Date. Such Borrowing/Election Notice shall specify (i) the aggregate amount of the Term Loans being requested and (ii) instructions for the disbursement of proceeds of such Term Loans. The Term Loans shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Any Borrowing/Election Notice given pursuant to this Section 2.1(B) shall be irrevocable.

                (C) Making of Term Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.1(B) in respect of the Term Loans, the Administrative Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Advance. Each Lender shall deposit an amount equal to its Term Loan Pro Rata Share of the Term Loans with the Administrative Agent at its office in Chicago, Illinois, in immediately available funds, on the Closing Date, as specified in the Borrowing/Election Notice. Subject to the fulfillment of the conditions precedent set forth in Sections 5.1 and 5.2, as applicable, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrower at the Administrative Agent's office in Chicago, Illinois on such date and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on such date shall not relieve any other Lender of its obligations hereunder to make its Term Loan on such date.

                (D) Repayment of the Term Loans.

                (i) The Term Loans shall be repaid in twenty (20) consecutive quarterly installments, payable on the last Business Day of each fiscal quarter of the Borrower, commencing on March 14, 2003 and continuing thereafter until the Term Loan Final Maturity Date, and the Term Loans shall be permanently reduced by the amount of each installment on the date payment thereof is made hereunder. The installments shall be in the aggregate amounts set forth below:

             Installment Date                      Term Loan Installment Amount
             ----------------                      ----------------------------
        March 14, 2003                                  $ 1,250,000
        July 4, 2003                                    $ 1,250,000
        September 30, 2003                              $ 1,250,000
        December 19, 2003                               $ 1,250,000

        March 12, 2004                                  $ 1,250,000
        July 2, 2004                                    $ 1,250,000
        September 30, 2004                              $ 1,250,000
        December 17, 2004                               $ 1,250,000

        March 11, 2005                                  $ 1,875,000
        July 1, 2005                                    $ 1,875,000
        September 30, 2005                              $ 1,875,000
        December 16, 2005                               $ 1,875,000

        March 10, 2006                                  $ 2,125,000
        June 30, 2006                                   $ 2,125,000
        September 30, 2006                              $ 2,125,000
        December 15, 2006                               $ 2,125,000

        March 9, 2007                                   $ 2,250,000

             Installment Date                      Term Loan Installment Amount
             ----------------                      ----------------------------

        June 29, 2007                                   $ 2,250,000
        September 30, 2007                              $ 2,250,000
        Term Loan Final Maturity Date                   $ 2,250,000

                (ii) Notwithstanding the foregoing, the final installment shall be in the amount of the then outstanding principal balance of the Term Loans. No installment of any Term Loan may be reborrowed once repaid.

                (E) Voluntary Prepayments. In addition to the scheduled payments on the Term Loans, the Borrower (i) may make the voluntary prepayments described in Section 2.5(A) for credit against the scheduled payments on the Term Loans pursuant to Section 2.5(A) and (ii) shall make the mandatory prepayments prescribed in Section 2.5(B) for credit against the scheduled payments on the Term Loans pursuant to Section 2.5(B).

                2.2 Revolving Loans.

                (A) Amount of Revolving Loans. Upon the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2, as applicable, from and including the Closing Date and prior to the Commitment Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in Dollars, in an aggregate amount with respect to any such Loan not to exceed such Lender's Revolving Loan Pro Rata Share of Revolving Credit Availability at such time (each individually, a "REVOLVING LOAN" and, collectively, the "REVOLVING LOANS"); provided, however, at no time shall the Revolving Credit Obligations exceed the Maximum Revolving Credit Amount. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Commitment Termination Date. The Revolving Loans made on the Closing Date or on or before the third (3rd) Business Day thereafter shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section
        2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II and set forth in the definition of Interest Period. Revolving Loans made after the third (3rd) Business Day after the Closing Date shall be, at the option of the Borrower, selected in accordance with Section 2.10, either Floating Rate Loans or Eurodollar Rate Loans. On the Commitment Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans. Each Advance under this Section 2.2 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Revolving Loan Pro Rata Share.

                (B) Borrowing/Election Notice. In connection with each Revolving Loan request, the Borrower shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of
        Section 2.8.

                (C) Making of Revolving Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.8 in respect of Revolving Loans, the

        Administrative Agent shall notify each Lender with a Revolving Loan Commitment greater than zero by telecopy, or other similar form of transmission, of the requested Revolving Loan. Each Lender with a Revolving Loan Commitment greater than zero shall make available its Revolving Loan in accordance with the terms of Section 2.7. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent's office in Chicago, Illinois on the applicable Borrowing Date and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date.

                2.3 Swing Line Loans.

                (A) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 5.1 and 5.2, as applicable, from and including the Closing Date and prior to the Commitment Termination Date, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make swing line loans to the Borrower from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a "SWING LINE LOAN" and collectively, the "SWING LINE LOANS"); provided, however, at no time shall the amount of the Revolving Credit Obligations exceed the Maximum Revolving Credit Amount; and provided, further, that at no time shall the sum of (a) the Swing Line Bank's Revolving Loan Pro Rata Share of the Swing Line Loans, plus (b) the outstanding amount of Revolving Loans made by the Swing Line Bank pursuant to Section 2.2, exceed the Swing Line Bank's Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Commitment Termination Date.

                (B) Borrowing/Election Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Bank a Borrowing/Election Notice, signed by it, not later than 2:00 p.m. (Chicago, Illinois time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same date as the date the Borrowing/Election Notice is given), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $50,000 (and increments of $50,000 if in excess thereof). The Swing Line Loans shall at all times be Floating Rate Loans.

                (C) Making of Swing Line Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.3(B) in respect of Swing Line Loans, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Swing Line Loan, provided that the Administrative Agent shall use commercially reasonable efforts to deliver such notice to the Lenders within two (2) hours after receipt of such Borrowing/Election Notice. Not later than 4:00 p.m. (Chicago, Illinois time) on the applicable Borrowing Date, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV. The

        Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the Borrower on the Borrowing Date at the Administrative Agent's aforesaid address.

                (D) Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $50,000 and increments of $10,000 in excess thereof, any portion of the outstanding Swing Line Loans, upon notice to the Administrative Agent and the Swing Line Bank. In addition, the Administrative Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth
        (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Bank) to make a Revolving Loan in the amount of such Lender's Revolving Loan Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than 2:00 p.m. (Chicago, Illinois time) on the date of any notice received pursuant to this Section 2.3(D), each Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV. Revolving Loans made pursuant to this Section 2.3(D) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 5.1 and 5.2, as applicable, had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.3(D) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Bank, the Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of any Default or Unmatured Default; (c) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries or any other Person; (d) any breach of this Agreement by the Borrower or its Subsidiaries or any other Person; (e) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Advance is to be made or such participating interest is to be purchased;
        (f) the termination of the Commitments hereunder; or (g) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.3(D), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.3(D), such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable

        Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Commitment Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

                2.4 Rate Options for all Advances; Maximum Interest Periods. The Swing Line Loans shall be Floating Rate Advances at all times. The Revolving Loans and Term Loans may be Floating Rate Advances or Eurodollar Rate Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.10; provided, however, notwithstanding anything herein to the contrary, the Borrower may not select Interest Periods for Eurodollar Rate Advances made during the Syndication Period which exceed fourteen (14) days and the Interest Periods with respect to all such Eurodollar Rate Advances made during the Syndication Period shall be required to expire on the same date. The Borrower may select, in accordance with Section 2.10, Rate Options and Interest Periods applicable to portions of the Revolving Loans and the Term Loans; provided that there shall be no more than five (5) Interest Periods in effect with respect to all Eurodollar Rate Loans at any time.

                2.5 Optional Payments; Mandatory Prepayments.

                (A) Optional Payments. The Borrower may from time to time and at any time after notice delivered to the Administrative Agent no later than 2:00 p.m. (Chicago, Illinois time) on such date of repayment or prepayment, repay or prepay, without penalty or premium, all or any part of outstanding Floating Rate Advances in an aggregate minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof. Eurodollar Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4, in an aggregate minimum amount of $100,000 and in integral multiples of $100,000 in excess thereof (unless such Eurodollar Rate Advance is repaid or prepaid in whole); provided, that the Borrower may not so prepay Eurodollar Rate Advances unless it shall have provided at least three (3) Business Days' prior written notice to the Administrative Agent of such prepayment.

                (B) Mandatory Prepayments.

                (i) Mandatory Prepayments of Term Loans.

                        (a) Asset Sales and Loss Proceeds. Upon (1) the
                consummation of any Asset Sale (other than any Asset Sale permitted under clauses (i) through (iii) of Section 7.3(b)) by the Borrower or any Subsidiary of the Borrower, except to the extent that the Net Cash Proceeds of such Asset Sale, when combined with the Net Cash Proceeds of all such Asset Sales during the immediately preceding twelve-month period, do not exceed $1,000,000, for any such Asset Sale or series of related Asset Sales or (2) the receipt by Borrower or any of its Subsidiaries of proceeds from insurance in connection with any property loss or casualty (other than proceeds received in respect of business interruption insurance) ("LOSS

                PROCEEDS"), except to the extent that such Loss Proceeds, when combined with all other Loss Proceeds received during the then current fiscal year, do not exceed $500,000, and, in each case, except as provided in the second sentence of this Section 2.5(B)(i)(a), within thirty-five (35) days after the Borrower's or any of its Subsidiaries' (x) receipt of any Net Cash Proceeds from any such Asset Sale or any such Loss Proceeds, or (y) conversion to cash or Cash Equivalents of non-cash proceeds (whether principal or interest and including securities, release of escrow arrangements or lease payments) received from any Asset Sale, the Borrower shall make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of such Net Cash Proceeds or such Loss Proceeds or such proceeds converted from non-cash to cash or Cash Equivalents. In the event that the Borrower shall have given the Administrative Agent written notice within thirty (30) days after an Asset Sale or event giving rise to such Loss Proceeds of its intention to replace the assets or use such Net Cash Proceeds or Loss Proceeds, as applicable, to acquire other like-kind assets (which shall include, without limitation, assets acquired pursuant to a Permitted Acquisition) within six (6) months following such Asset Sale or the receipt of such Loss Proceeds, as applicable, then such Net Cash Proceeds or Loss Proceeds shall not be subject to the provisions of the first sentence of this Section 2.5(B)(i)(a) unless and to the extent that such applicable period shall have expired without such replacement having been made.


                        (b) Excess Cash Flow. Simultaneously with the delivery
                of the annual audited financial statements required to be delivered pursuant to Section 7.1(A)(iii) for each fiscal year beginning with the fiscal year ending September 30, 2003, the Borrower shall calculate Excess Cash Flow for such fiscal year and shall make a mandatory prepayment of the Obligations, payable not later than thirty (30) days after the date such financial statements are required to be delivered pursuant to
                Section 7.1(A)(iii), in an amount equal to seventy-five percent (75%) of such Excess Cash Flow.

                        (c) Financings. With the exception of the issuance of
                Capital Stock in connection with any Incentive Arrangement, or the refinancing of the Subordinated Notes to the extent otherwise permitted hereunder, upon the consummation of any Financing by the Borrower or any Subsidiary of the Borrower, within three (3) Business Days after the Borrower's or any of its Subsidiaries' receipt of any Net Cash Proceeds from such Financing, the Borrower shall make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of such Net Cash Proceeds.

                        (d) No Consent. Nothing in this Section 2.5(B)(i) shall
                be construed to constitute the Lenders' consent to any transaction referred to in clause (a) or (c) above which is expressly prohibited by the terms of this Agreement.

                        (e) Application of Designated Prepayments. Each
                mandatory prepayment required by clauses (a), (b) and (c) of this Section 2.5(B)(i) shall be referred to herein as a "Designated Prepayment." Designated Prepayments shall be allocated and applied to the Obligations as follows:

                                (1) the amount of each Designated Prepayment
                        shall be applied to outstanding accrued interest and then ratably to each of the then remaining installments payable under the Term Loans; and

                                (2) following the payment in full of the Term
                        Loans, the amount of each Designated Prepayment shall be applied to repay Revolving Loans (and may, if requested by the Borrower, reduce the Revolving Loan Commitments) and following the payment in full of the Revolving Loans, the amount of each Designated Prepayment shall be applied first to interest on the Reimbursement Obligations, then to principal on the Reimbursement Obligations, then to fees on account of Letters of Credit and then, to the extent any L/C Obligations are contingent, deposited with the Administrative Agent as cash collateral in respect of such L/C Obligations.

                (ii) Mandatory Prepayments of Obligations. In addition to repayments under Section 2.5(B)(i)(e)(2), if at any time and for any reason (x) the amount of the Revolving Credit Obligations are greater than the Maximum Revolving Credit Amount or (b) the amount of the Revolving Credit Obligations plus the aggregate outstanding principal amount of the Term Loans are greater than the Borrowing Base (Senior
        Debt) as in effect at such time, the Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess.

                (iii) Application of Prepayments. On the date any Designated Prepayments or any prepayment under clause (ii) above is received by the Administrative Agent, such prepayment shall be applied first to Floating Rate Loans and to any Eurodollar Rate Loans maturing on such date and then to subsequently maturing Eurodollar Rate Loans in order of maturity.

                2.6 Reduction of Commitments. The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $1,000,000 with respect to each such Commitment and integral multiples of $500,000 in excess of that amount with respect to each such Commitment (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least five (5) Business Days' prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations. All accrued commitment fees shall be payable on the effective date of any termination of all or any part of the obligations of the Lenders to make Loans hereunder.

                2.7 Method of Borrowing. Not later than 2:00 p.m. (Chicago, Illinois time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Term Loan, in immediately available funds in Dollars to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

                2.8 Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Rate Advance and the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a "BORROWING/ELECTION NOTICE") not later than 12:00 noon (Chicago, Illinois time) (A) on or before the Borrowing Date of each Floating Rate Advance, and (B) three (3) Business Days before the Borrowing Date for each Eurodollar Rate Advance, specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto. The Borrower shall select Interest Periods so that, to the best of its knowledge, it will not be necessary to prepay all or any portion of any Eurodollar Rate Loan prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. With respect to the Term Loans, the Borrower may not select an Interest Period that ends after the Term Loan Final Maturity Date. With respect to the Revolving Loans, the Borrower may not select an Interest Period that ends after the Revolving Loan Termination Date. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate, changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance and shall change as and when the Applicable Eurodollar Margin changes.

                2.9 Minimum Amount of Each Advance. Each Floating Rate Advance (other than an Advance to repay Swing Line Loans or a Reimbursement Obligation) shall be in the minimum amount of $1,000,000 and in multiples of $500,000 if in excess thereof, provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment. Each Eurodollar Rate Advance shall be in the minimum amount of $2,500,000 and in multiples of $500,000 if in excess thereof.

                2.10 Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

                (A) Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.4 and this Section 2.10, to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Eurodollar Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

                (B) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Rate Loans. Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have given the Administrative Agent notice in accordance with
        Section 2.10(D) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

                (C) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.10(A) or
        Section 2.10(B), no Loan may be converted into or continued as a Eurodollar Rate Loan when any Default or Unmatured Default has occurred and is continuing, except with the consent of the Required Lenders.

                (D) Borrowing/Election Notice. The Borrower shall give the Administrative Agent irrevocable notice (a "BORROWING/ELECTION NOTICE") of each conversion of a Floating Rate Loan into a Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than 12:00 noon (Chicago, Illinois time) three (3) Business Days prior to the date of the requested conversion or continuation, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation;
        (2) the amount and Type of the Loan to be converted or continued; and
        (3) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued and the duration of the Interest Period applicable thereto.

                2.11 Default Rate. After the occurrence and during the continuance of a Default, at the option of the Administrative Agent or at the direction of the Required Lenders, and in any event automatically upon the occurrence of a Default under Section 8.1(F), (G) or (I), the interest rate(s) applicable to (i) all Eurodollar Rate Advances shall be calculated based on the highest Applicable Eurodollar Margin under the pricing grid set forth in Section 2.15(D)(ii) plus two percent (2.00%) per annum, (ii) all Floating Rate Advances and all other Obligations and all other fees (including the fees payable under Section 3.8 with respect to Letters of Credit) shall be calculated based on the highest Applicable Floating Rate Margins under the pricing grid set forth in
Section 2.15(D)(ii) plus two percent (2.00%) per annum.

                2.12 Method of Payment; Collection Account Arrangements.

                (A) Method of Payment. All payments of principal, interest, fees, reimbursements, commissions, L/C Obligations and other Obligations hereunder shall be made, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.15(E)), in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (Chicago, Illinois time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to
        Article XIV or at any Lending

        Installation specified in a notice received by the Administrative Agent from such Lender. The Borrower authorizes the Administrative Agent to charge the account of the Borrower maintained with LaSalle for each payment of principal, interest, fees, commissions and L/C Obligations as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to each Issuing Bank, in the case of payments required to be made by the Borrower to any Issuing Bank pursuant to Article III.

                (B) Cash Management Arrangements. On or prior to the Closing Date, the Borrower shall have entered into and shall thereafter maintain cash management arrangements acceptable to the Administrative Agent and the Borrower.

                2.13 Evidence of Debt.

                (A) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "LOAN ACCOUNT") evidencing the indebtedness of the Borrower to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                (B) Register. The Register maintained by the Administrative Agent pursuant to Section 13.3(C) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder,
        (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to
        Section 13.3, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

                (C) Entries in Loan Account and Register. The entries made in the Loan Account, the Register and the other accounts maintained pursuant to clauses (A) or (B) of this Section shall be conclusive and binding for all purposes, absent manifest error, unless the Borrower objects to information contained in the Loan Accounts, the Register or the other accounts within thirty (30) days of the Borrower's receipt of such information; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                (D) Notes Issued Upon Request. Any Lender may request that the Revolving Loans or Term Loans made, or to be made, by it each be evidenced by a promissory note in substantially the forms of Exhibit K-1 or K-2, respectively, to evidence such Lender's Revolving Loans or Term Loans, as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender and in a form approved by the Administrative Agent and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

                2.14 Telephonic Notices. The Borrower authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be a Borrower Representative. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic borrowing notices, such recordings will be made available to the Borrower upon its request therefor.

                2.15 Promise to Pay; Interest and Commitment Fees; Interest Payment Dates; Interest and Fee Basis; Taxes; Loan and Control Accounts.

                (A) Promise to Pay. All Revolving Loans shall be paid in full by the Borrower on the earlier of (i) the Commitment Termination Date and
        (ii) the Facility Termination Date. All Term Loans shall be paid in full by the Borrower on the earlier of the (i) Term Loan Final Maturity Date and (ii) the Facility Termination Date. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

                (B) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, upon any prepayment whether by acceleration or otherwise, and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

                (C) Commitment Fees; Fee Letter.

                (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Revolving Loan Pro Rata Shares, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee accruing at the rate of the then Applicable Commitment Fee Percentage, multiplied by the average daily amount by which (A) the Aggregate Revolving Loan Commitment exceeds (B) the Revolving

        Credit Obligations (excluding the outstanding principal amount of the Swing Line Loans). All such commitment fees payable under this clause
        (C) shall be payable quarterly in arrears on each Payment Date occurring after the Closing Date (with the first such payment being calculated for the period from the Closing Date and ending on the first Payment Date thereafter), and, in addition, on any date on which the Aggregate Revolving Loan Commitment shall be terminated in whole.

                (ii) The Borrower agrees to pay to the Administrative Agent for the sole account of the Administrative Agent and the Arranger (unless otherwise agreed between the Administrative Agent and the Arranger and any Lender) the fees set forth in the letter agreement between the Administrative Agent and the Borrower, dated May 23, 2002, payable at the times and in the amounts set forth therein.

                (D) Interest and Fee Basis; Applicable Floating Rate Margins, Applicable Eurodollar Margins and Applicable Commitment Fee Percentage.

                (i) Interest on all Eurodollar Rate Loans and on all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on all Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365-, or when appropriate 366-, day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago, Illinois time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

                (ii) The Applicable Floating Rate Margins, Applicable Eurodollar Margins and Applicable Commitment Fee Percentage shall be determined from time to time by reference to the tables set forth below, (a) in the case of the Applicable Floating Rate Margins and Applicable Eurodollar Margins, on the basis of the then applicable Leverage Ratio as described in this Section 2.15(D)(ii), and (b) in the case of the Applicable Commitment Fee Percentage, on the basis of the then outstanding amount of the Revolving Credit Obligations as a percentage of the Aggregate Revolving Loan Commitment in effect at such time:

-----------------------------------------------------------------------------------------------
         LEVERAGE RATIO              APPLICABLE FLOATING RATE     APPLICABLE EURODOLLAR MARGINS
                                             MARGINS
-----------------------------------------------------------------------------------------------
 Greater than or equal to 3.00               2.00%                           3.50%
            to 1.00
-----------------------------------------------------------------------------------------------
 Greater than or equal to 2.50
  to 1.0 and less than 3.00 to               1.75%                           3.25%
              1.00
-----------------------------------------------------------------------------------------------
 Greater than or equal to 2.00
  to 1.0 and less than 2.50 to               1.50%                           3.00%
              1.00
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
     Less than 2.00 to 1.00                  1.25%                           2.75%
-----------------------------------------------------------------------------------------------


----------------------------------------------------------------
             USAGE                  APPLICABLE COMMITMENT FEE
                                            PERCENTAGE
----------------------------------------------------------------
  Revolving Credit Obligations
  are greater than or equal to
   forty percent (40%) of the                0.50%
    Aggregate Revolving Loan
    Commitment at such time
----------------------------------------------------------------
  Revolving Credit Obligations
  are less than forty percent
     (40%) of the Aggregate                  1.00%
  Revolving Loan Commitment at
           such time
----------------------------------------------------------------

                For purposes of this Section 2.15(D)(ii), the Leverage Ratio shall be calculated as provided in Section 7.4(B). Upon receipt of the financial statements delivered pursuant to Sections 7.1(A)(ii) and (iii), as applicable, the Applicable Floating Rate Margins and Applicable Eurodollar Margins shall be adjusted, such adjustment being effective five (5) Business Days following the Administrative Agent's receipt of such financial statements and the compliance certificate required to be delivered in connection therewith pursuant to Section 7.1(A)(iv); provided, that if the Borrower shall not have timely delivered its financial statements in accordance with Section 7.1(A)(ii) or (iii), as applicable, then commencing on the date upon which such financial statements should have been delivered and continuing until five (5) Business Days following the date such financial statements are actually delivered, the Applicable Floating Rate Margins and Applicable Eurodollar Margins shall be the Applicable Floating Rate Margins and Applicable Eurodollar Margins, as applicable, under the pricing grid set forth in this Section 2.15(D)(ii) in effect on the date such financial statements were required to be delivered under Section 7.1(A)(ii) or (iii), as applicable; provided that if upon delivery of such financial statements any increase of the Applicable Floating Rate Margins or the Applicable Eurodollar Rate Margins shall be required under this Section 2.15(D), such adjustment shall be made retroactively to the date such financial statements were initially required to be delivered under Section 7.1(a)(ii) or
(iii), as applicable. The Applicable Commitment Fee Percentage shall be adjusted on a daily basis based upon the average outstanding daily balance of the Revolving Credit Obligations of such date.

                (iii) Notwithstanding anything herein to the contrary, from the Closing Date to but not including the fifth (5th) Business Day following receipt of the Borrower's financial statements delivered pursuant to
        Section 7.1(A)(ii) for the fiscal year ending on or about September 30, 2003, the Applicable Floating Rate Margins and the Applicable Eurodollar Margins shall be determined based upon a Leverage Ratio greater than or equal to 3.0 to 1.0.

                (E) Taxes.

                (i) Any and all payments by the Borrower hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any interest, penalties and liabilities with respect thereto, including, without duplication of amounts otherwise reimbursable under Section 4.1(A), those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority, but excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or the Administrative Agent's, as the case may be, net income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Administrative Agent, (a) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 2.15(E)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (b) the Borrower shall make such deductions or withholdings, and (c) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender's selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain the affected Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Revolving Loan Commitments of such Lender.

                (ii) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as "OTHER Taxes").

                (iii) The Borrower indemnifies each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.15(E)) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. If the Taxes or Other Taxes with respect to which the Borrower or any Subsidiary has made either a direct payment to the taxation or other authority or an indemnification payment hereunder are subsequently refunded to any Lender, such Lender will return to the Borrower, if no Default has occurred and is continuing, an amount equal to the lesser of the indemnification payment or the refunded amount. And if a Default shall have occurred, such refunded amount shall be applied in the same manner as Designated Prepayments set forth in Section 2.5(B)(i)(e) hereof. A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.15(E) submitted to the Borrower and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Administrative Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of such Lender or the Administrative Agent) to establish any tax credit to which such Lender or the Administrative Agent may be entitled.

                (iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

                (v) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15(E) shall survive the payment in full of all Obligations, the termination of the Letters of Credit and the termination of this Agreement.

                (vi) Each Lender shall promptly furnish to the Borrower and the Administrative Agent such additional documents as may be reasonably required by the Borrower or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender (collectively, the "EXEMPTION DOCUMENTS"). Notwithstanding any other provision of this Section 2.15(E), the Borrower shall not be obligated to gross up any payments to any Lender pursuant to Section 2.15(E)(i), or to indemnify any Lender pursuant to
        Section 2.15(E)(iii), in respect of United States federal withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Borrower the Exemption Documents, or (y) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to Section 2.15(E)(i), and to indemnify any such Lender pursuant to Section 2.15(E)(iii), in respect of United States federal withholding taxes if (x) any such failure to deliver any Exemption Documents or the failure of such Exemption Documents to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such Exemption Documents or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or the certifications made in such Exemption Documents untrue or inaccurate in any material respect, (y) the redesignation of the Lender's Lending Installation was made at the request of the Borrower or
        (z) the obligation to gross up payments to any such Lender pursuant to
        Section 2.15(E)(i), or to indemnify any such Lender pursuant to Section 2.15(E)(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of the Borrower.

                (vii) Upon the request, and at the expense of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to this Section 2.15(E), shall reasonably afford the Borrower the opportunity to contest, and shall reasonably cooperate with the Borrower in contesting, the imposition of any Tax giving rise to such payment; provided, that (a) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement; and (b) the Borrower shall reimburse such Lender for its reasonable attorneys' and accountants' fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Taxes, if such Lender reasonably and in good faith determines that to do so would have an adverse effect on it.

                2.16 Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing/Election Notice, and repayment notice received by it hereunder. The Administrative Agent will notify the Borrower and each Lender of the interest rate applicable to each Eurodollar Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
]

                2.17 Lending Installations. Subject to the provisions of Section 2.15(E)(i) hereto, each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

                2.18 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (A) in the case of a Lender, the proceeds of a Loan or (B) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

                2.19 Termination Conditions. All of the rights and remedies under this Agreement and the other Loan Documents shall survive until (A) all of the Secured Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, (B) the Commitments and all financing arrangements among the Borrower and the Lenders shall have been terminated (including under Hedging Agreements or other agreements with respect to Hedging Obligations) and (C) all of the Letters of Credit shall have expired, been cancelled or terminated, or cash collateralized pursuant to the terms of this Agreement or supported by a letter of credit acceptable to the Administrative Agent (collectively, the "TERMINATION CONDITIONS").

                2.20 Replacement of Certain Lenders. In the event a Lender ("AFFECTED LENDER") shall have: (A) failed to fund its Pro Rata Share of any Advance requested by the Borrower, or to fund a Revolving Loan in order to repay Swing Line Loans pursuant to Section 2.3(D), which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (B) requested compensation from the Borrower under Sections 2.15(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (C) delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders or (D) has invoked Section 10.2; then, in any such case, after engagement of one or more "Replacement Lenders" (as defined below) by the Borrower and/or the Administrative Agent, the Borrower or the Administrative Agent may (but shall not be obligated to) make written demand on such Affected


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

Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.3(A) which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose ("REPLACEMENT LENDER"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, L/C Drafts and unreimbursed drawings under Letters of Credit, and its obligation to participate in additional Letters of Credit and Swing Line Loans hereunder) in accordance with Section 13.3. The Administrative Agent is authorized (but not required) to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.15(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.15(C) in the event of any replacement of any Affected Lender under clause (B) or clause (C) of this
Section 2.20; provided that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15(E), 4.1, 4.2, 4.4, and 10.7 (with respect to all amounts arising under such Sections while such Lender was a party hereto), as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8.

                   ARTICLE III: THE LETTER OF CREDIT FACILITY

                3.1 Obligation to Issue Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrower through such Issuing Bank's branches as it and the Borrower may jointly agree, one or more Letters of Credit denominated in Dollars in accordance with this Article III, from time to time during the period, commencing on the Closing Date and ending on the sixth
(6th) Business Day prior to the Commitment Termination Date.

                3.2 Transitional Provision. Schedule 3.2 contains a schedule of certain letters of credit issued for the account of the Borrower and its Subsidiaries by any of the Lenders prior to the Closing Date. Subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, from and after the Closing Date such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Article III.

                3.3 Types and Amounts. No Issuing Bank shall have any obligation to and no Issuing Bank shall:

                (A) issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder, (i) the amount of the Revolving Credit Obligations at such time would exceed the Maximum Revolving Credit Amount at such time, or (ii) the aggregate outstanding amount of the L/C Obligations would exceed $3,000,000 calculated as of the date of issuance of any Letter of Credit; or

                (B) issue (or amend) any Letter of Credit which has an expiration date later than the date which is the earlier of (i) one (1) year after the date of issuance thereof or (ii) five (5) Business Days immediately preceding the Commitment Termination Date; provided, that any Letter of Credit with a one year tenor may provide for the renewal thereof for additional one year periods (which in no event shall extend beyond the date referred to in clause (ii) above).

                3.4 Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

                (A) the Borrower shall have delivered to the applicable Issuing Bank (at such times and in such manner as such Issuing Bank may reasonably prescribe) and the Administrative Agent, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto (each such request a "REQUEST FOR LETTER OF CREDIT"), duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the "L/C DOCUMENTS"), and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

                (B) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit; and

                (C) in the case of LaSalle acting in its capacity as Issuing Bank, the Borrower shall have duly executed and delivered to LaSalle the L/C Master Agreement and the Borrower shall be in compliance therewith; provided that in the event that the terms and conditions of the L/C Master Agreement (or any similar agreement entered into with any other Issuing Bank) shall conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern and control to the extent of such conflict.

                3.5 Procedure for Issuance of Letters of Credit.

                (A) Issuance. Subject to the terms and conditions of this
        Article III and provided that the applicable conditions set forth in Sections 5.1 and 5.2 hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with such Issuing Bank's usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Section 5.2 hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Lender or has knowledge that the applicable conditions have not been met.

                (B) Notice. The applicable Issuing Bank shall give the Administrative Agent written notice and or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit, provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

                (C) No Amendment. No Issuing Bank shall extend or amend any Letter of Credit unless the requirements of this Section 3.5 are met as though a new Letter of Credit was being requested and issued.

                3.6 Letter of Credit Participation. On the date of this Agreement, with respect to the Letters of Credit identified on Schedule 3.2, and immediately upon the issuance of each Letter of Credit hereunder, each Lender with a Revolving Loan Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of such Issuing Bank thereunder (collectively, an "L/C INTEREST") in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender's Revolving Loan Pro Rata Share. Each Issuing Bank will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which an Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Administrative Agent or the applicable Issuing Bank, each Lender shall make payment to the Administrative Agent, for the account of the applicable Issuing Bank, in immediately available funds in Dollars in an amount equal to such Lender's Revolving Loan Pro Rata Share of the amount of such payment or draw. The obligation of each Lender to reimburse the Issuing Banks under this Section 3.6 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.6, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this
Section 3.6.

                3.7 Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Administrative Agent, for the account of the Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a

"Reimbursement Obligation" with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by the Borrower no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, if the Borrower shall have received notice of a Reimbursement Obligation later than 12:00 noon (Chicago, Illinois time), on any Business Day or on a day which is not a Business Day, no later than 12:00 noon (Chicago, Illinois time), on the immediately following Business Day or, in the case of any other draw on a Letter of Credit, the date specified in the demand of such Issuing Bank. If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this
Section 3.7, the Borrower shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the amount of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.

                3.8 Letter of Credit Fees. The Borrower agrees to pay:

                (A) on each Payment Date, in arrears, to the Administrative Agent for the ratable benefit of the Lenders, a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding amount available for drawing under all standby Letters of Credit;

                (B) on the date of issuance of each standby Letter of Credit, to the applicable Issuing Bank, a letter of credit fronting fee equal to 0.25% of the stated amount available for drawing under such Letter of Credit; and

                (C) to the applicable Issuing Bank, all customary fees and other issuance, amendment, cancellation, document examination, negotiation, transfer and presentment expenses and related charges in connection with the issuance, amendment, cancellation, presentation of L/C Drafts, negotiation, transfer and the like customarily charged by such Issuing Banks with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts.

                3.9 Issuing Bank Reporting Requirements. In addition to the notices required by Section 3.5(B), each Issuing Bank shall, no later than the tenth Business Day following the last day of each month, provide to the Administrative Agent, upon the Administrative Agent's request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party and amount in Dollars, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the Borrower during such month. In addition, upon the request of the Administrative Agent, each Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent. Upon the request of any Lender, the Administrative Agent will provide to such Lender information concerning such Letters of Credit.

                3.10 Indemnification; Exoneration.

                (A) Indemnification. In addition to amounts payable as elsewhere provided in this Article III, the Borrower hereby agrees to protect, indemnify and pay the Administrative Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the applicable Issuing Bank, as a result of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future Governmental Authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

                (B) Risk Assumption. As among the Borrower, the Lenders, the Administrative Agent and the Issuing Banks, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, neither the Administrative Agent, any Issuing Bank nor any Lender shall be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (vii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank's rights or powers under this Section 3.10.

                (C) No Liability. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of negligence in the Issuing Bank's performance or non-performance of the express terms of this Agreement or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the applicable Issuing Bank, the Administrative Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

                (D) Survival of Agreements and Obligations. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section
        3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

                3.11 Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Borrower shall, on the Business Day that it receives Administrative Agent's demand, deliver to the Administrative Agent for the benefit of the Lenders and the Issuing Banks, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to one hundred and five percent (105%) of the aggregate amount of the outstanding L/C Obligations. Any such collateral shall be held by the Administrative Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Lenders and the Issuing Banks as collateral security for the Borrower's obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Administrative Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this
Section 3.11 which are not to be applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or L/C Draft, shall be promptly returned to the Borrower, after deduction of the Administrative Agent's expenses incurred in connection with such cash collateral account.

                       ARTICLE IV: CHANGE IN CIRCUMSTANCES

                4.1 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

                (A) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (other than


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

        taxation of the overall net income of any Lender or taxation of a similar basis, which are governed by Section 2.15(E)), or changes the basis of taxation of payments to any Lender in respect of its Revolving Loan Commitment, Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder, or

                (B) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Loans) with respect to its Revolving Loan Commitment, Loans, L/C Interests or the Letters of Credit, or

                (C) imposes any other condition the result of which is to increase the cost to any Lender (other than the cost of funding or borrowing) or any applicable Lending Installation of making, funding or maintaining its Revolving Loan Commitment, the Loans, the L/C Interests or the Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Revolving Loan Commitment, Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Revolving Loan Commitment, Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

                and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Revolving Loan Commitment, Loans, L/C Interests, or Letters of Credit or to reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 4.5, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Revolving Loan Commitment; provided that the Borrower shall be responsible for any such of the foregoing amounts that has accrued or been assessed to any Lender not more than 180 days prior to such written demand (or, if longer, such period during which because of the retroactive application of such law, rule, regulation, policy, guideline or directive such Lender did not know in good faith that such amount would arise or accrue).

                4.2 Changes in Capital Adequacy Regulations. If a Lender reasonably determines (A) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a "Change" (as defined below), and (B) such increase in capital will result in an increase in the cost to such Lender of maintaining its Revolving Loan Commitment, Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 4.5, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Revolving Loan Commitment, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the "Risk-Based Capital Guidelines" (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the date hereof, or
(ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

                4.3 Availability of Types of Advances. If (A) any Lender reasonably determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive of any Governmental Authority, whether or not having the force of law, or (B) the Required Lenders reasonably determine that, other than during the Syndication Period, deposits of a type or maturity appropriate to match fund Eurodollar Rate Loans are not available, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (A), require any Advances of the affected Type to be repaid or converted into another Type, provided that such repayment or conversion shall entitle the Lenders to funding indemnification contained in
Section 4.4 with respect to any Eurodollar Rate Advance only upon the occurrence of a change in a law, rule or regulation occurring after the Borrowing Date of such Eurodollar Rate Advance.

                4.4 Funding Indemnification. If any payment of a Eurodollar Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurodollar Rate Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurodollar Rate Loan is not prepaid on the date specified by the Borrower for any reason, the Borrower indemnifies each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Rate Loan. In connection with any assignment by any Lender of any portion of the Loans made pursuant to
Section 13.3 and made during the Syndication Period, and if, notwithstanding the provisions of Section 2.4, the Borrower has requested and the Administrative Agent has consented to the use of the Eurodollar Rate, the Borrower shall be deemed to have repaid all outstanding Eurodollar Rate Advances as of the effective date of such assignment and reborrowed such amount as a Floating Rate Advance and/or Eurodollar Rate Advance (chosen in accordance with the provisions of Section 2.4) and the indemnification provisions under this Section 4.4 shall apply.

                4.5 Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Rate Loan to reduce any liability of the Borrower to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not, in the


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

reasonable judgment of the Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 2.15(E), 4.1, 4.2 or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of demonstrable error. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such statement. The obligations of the Borrower under Sections 2.15(E), 4.1, 4.2 and 4.4 shall survive payment of the Obligations and termination of this Agreement.

                         ARTICLE V: CONDITIONS PRECEDENT

                5.1 Initial Advances and Letters of Credit. The Lenders shall not be required to make the initial Loans or issue any Letters of Credit unless
(A) such initial Loans are made not later than December 31, 2002; and (B) the Borrower has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Administrative Agent and the Lenders in their sole and absolute discretion:

                (i) Copies of the Certificate of Incorporation or Articles of Incorporation or other applicable organizational document of the Borrower and each of the Guarantors as of the Closing Date (collectively, the "LOAN PARTIES"), together with all amendments and a certificate of good standing, both certified as of a recent date by the appropriate governmental officer in its jurisdiction of organization;

                (ii) Copies, certified by the Secretary or Assistant Secretary of each of the Loan Parties of their respective by-laws or operating agreement and of their respective Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents entered into by it;

                (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Loan Parties, which shall identify by name and title and bear the signature of the officers of the applicable Loan Party authorized to sign the Loan Documents entered into by it and, of the Borrower to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

                (iv) A certificate, in form and substance satisfactory to the Administrative Agent and the Arranger, signed by the Chief Financial Officer of the Borrower, certifying that on the Closing Date (a) all the representations in this Agreement are true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date), (b) no Default or Unmatured Default has occurred and is continuing, and (c) since September 30, 2001 no material adverse change in the business, financial condition, operations or results of operations of the Borrower, any Guarantor, the Borrower and its Subsidiaries, in each case taken as a whole, or the assets acquired pursuant to the terms of the Asset Purchase Agreement shall have occurred;

                (v) The written opinion of the Loan Parties' counsel, addressed to the Administrative Agent, the Arranger and the Lenders, in substantially the form attached hereto as Exhibit E;

                (vi) A copy of (a) an opinion of Duff & Phelps, LLC, including to the effect that (1) the consideration to be paid by the ESOT for the "Shares" under (and as defined in) the ESOT Stock Purchase Agreement is not in excess of "adequate consideration," within the meaning of Section 3(18) of ERISA and (2) the transactions contemplated in connection with the ESOT Transaction Documents are fair to the ESOT from a financial point of view, which opinion shall be in full force and effect and not withdrawn as of the Closing Date, and (b) the stock repurchase liability forecasts and stock and cash allocations in respect of the ESOP prepared by Benefits Consulting, Inc.;

                (vii) Evidence satisfactory to the Administrative Agent and the Arranger that (a) all conditions precedent to the consummation of the IITRI Acquisition and the ESOT Transaction have been satisfied or waived with the approval of the Administrative Agent and the Arranger (which approval shall not be unreasonably withheld), (b) the IITRI Acquisition and the ESOT Transaction have been approved by all necessary action of the Borrower's Board of Directors and shareholders and of the ESOT Trustee, and the ESOP Plan Documents (including all amendments, waivers and other modifications thereto as of the Closing Date) are reasonably acceptable to the Administrative Agent and the Arranger, (c) the IITRI Acquisition has been approved by the members of IITRI, (d) the representations and warranties in the Asset Purchase Agreement and the ESOT Transaction Documents shall be accurate in all material respects as of the Closing Date, and (e) the ESOT shall own not less than one hundred percent (100%) of the Capital Stock of the Borrower as of the Closing Date; and the Administrative Agent, the Arranger and the Lenders shall have received an opinion of counsel satisfactory to them as to the enforceability of the Asset Purchase Agreement and the ESOT Transaction Documents and the Borrower's, the ESOT Trustee's and the ESOT's compliance with law in respect thereof;

                (viii) Evidence reasonably satisfactory to the Administrative Agent that the Borrower shall have (x) issued Senior Subordinated Notes to IITRI pursuant to the Securities Purchase Agreements in partial satisfaction of the "Purchase Price" under (and as defined in) the Asset Purchase Agreement in an aggregate amount not to exceed $20,400,000, (y) issued Junior Subordinated Notes to IITRI in partial satisfaction of the "Purchase Price" under (and as defined in) the Asset Purchase Agreement in an amount not to exceed $39,900,000 plus the amount of any adjustments under the Asset Purchase Agreement, and (z) received not less than

        $25,000,000 in proceeds from the issuance of Capital Stock to the ESOT, which amount is received by the ESOT from the rollover pension and tax-sheltered annuity plans of employees of IITRI as of the Closing Date, on the terms and conditions set forth in the ESOT Transaction Documents;

                (ix) Evidence satisfactory to the Administrative Agent, including, without limitation, opinion letters from the ESOT Trustee's counsel addressed to the Administrative Agent and the Lenders, to the effect that (a) the ESOT has been duly organized and is a validly existing trust and has all the requisite powers and authority to execute and deliver the Transaction Documents and the ESOP Plan Documents which have been or are to be executed by it and to perform its obligations under and the transactions contemplated by the Transaction Documents and the ESOP Plan Documents, (b) the execution and delivery by the ESOT of the Transaction Documents and the ESOP Plan Documents have been duly authorized and completed by all necessary actions of it and such executions and deliveries and the performance by it of its obligations under and the transactions contemplated by the Transaction Documents and the ESOP Plan Documents do not contravene any provision of law and the Transaction Documents and the ESOP Plan Documents which have been or are to be executed by it are legal, valid and binding obligations of it enforceable against it in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles other than general equitable principles as may be applicable to any prohibited transactions described in Section 406 of ERISA or
        Section 4975 of the Code; (c) the ESOT Transaction does not constitute, nor will it constitute a prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, (d) the ESOP is qualified under
        Section 401(a) of the Code, (e) the ESOP is an employee stock ownership plan as defined in Section 4975(e)(7) of the Code, and (f) neither the Borrower nor any of its Subsidiaries shall be subject to the tax imposed by Section 4978 of the Code with respect to any "disposition" by the ESOT of any Capital Stock of the Borrower occurring as a result of the ESOT Transaction;

                (x) Evidence reasonably satisfactory to the Administrative Agent (which satisfaction may come through the opinions referenced in other clauses of this Section 5.1(B)) that as of the Closing Date and effective for the tax year ending September 30 2002, the Borrower shall be an "S corporation" as such term is defined in Section 1361 of the Code and the ESOT shall not be subject to tax imposed under the Code with respect to any item of income or loss of the Borrower or any Subsidiary of the Borrower;

                (xi) Copies of the Asset Purchase Agreement, the ESOP Plan Documents and the ESOT Transaction Documents that will be in effect on and after the date of this Agreement all in form and substance satisfactory to the Administrative Agent and their counsel in their reasonable discretion, and which documents and agreements shall be in material compliance with ERISA and any applicable rules and regulations of the United States Treasury Department;

                (xii) Evidence reasonably satisfactory to the Administrative Agent that all necessary governmental and third party approvals and consents, if any, related to the Asset Purchase Agreement and the ESOT Transaction have been obtained and all related filings made and any applicable waiting periods shall have expired or been terminated;

                (xiii) Evidence reasonably satisfactory to the Administrative Agent and the Arranger that there exists no injunction or temporary restraining order which, in the reasonable judgment of the Administrative Agent and the Arranger, would prohibit the making of the Loans or the consummation of the IITRI Acquisition or the ESOT Transaction and the other transactions contemplated by the Transaction Documents and the ESOP Plan Documents or any litigation seeking such an injunction or restraining order or which could reasonably be expected to result in a Material Adverse Effect;

                (xiv) The ESOP Plan Documents together with the Borrower's most recently filed information return Form 5500 Series and all schedules and attachments thereto (if available) for the ESOP, the ESOT Transaction Documents and such other documents as the Administrative Agent shall reasonably require in connection therewith, all in form and substance satisfactory to the Administrative Agent in its reasonable discretion;

                (xv) A field examination conducted by the Administrative Agent's internal auditors (or similar outside auditors), including satisfactory reviews of Receivables, contracts, contract collection and reimbursement provisions, and pension and tax-sheltered annuity add-backs, satisfactory to the Administrative Agent and the Lenders;

                (xvi) Evidence reasonably satisfactory to the Administrative Agent that there exists no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in Administrative Agent's reasonable judgment could reasonably be expected to have a Material Adverse Effect;

                (xvii) Such other documents as the Administrative Agent or any Lender or its counsel may have reasonably requested, including, without limitation, all of the documents reflected on the List of Closing Documents attached as Exhibit F to this Agreement;

                (xviii) (a) The audited financial statements of IITRI and its consolidated Subsidiaries for the 12-month period ending as of September 30, 2001, (b) the unaudited quarterly financial statements of IITRI and its consolidated Subsidiaries for the fiscal quarter ending as of September 30, 2002 certified by the chief financial officer of the Borrower, (c) the audited financial statements of the business and assets of IITRI to be acquired by the Borrower pursuant to the Asset Purchase Agreement for the 12-month period ending as of September 30, 2001, (d) the unaudited quarterly financial statements of the business and assets of IITRI to be acquired by the

        Borrower pursuant to the Asset Purchase Agreement for the fiscal quarter ending as of September 30, 2002 certified by the chief financial officer of the Borrower, and (e) the pro forma opening consolidated financial statements of the Borrower and its Subsidiaries, based on the September 30, 2002 financial statements described in clause (d) above after giving effect to the transactions contemplated by the Transaction Documents, which financial statements shall demonstrate, in the reasonable judgement of the Administrative Agent and the Arranger, together with all other information then available to the Administrative Agent and the Arranger, the ability of the Borrower and its Subsidiaries to repay their debts and satisfy their respective other obligations as and when due, and to comply with the financial covenants set forth in Section 7.4 hereof;

                (xix) Evidence reasonably satisfactory to the Administrative Agent and the Arranger of (i) the payment of all principal, interest, fees and premiums, if any, on all Indebtedness under the Existing Credit Agreement, and the agreement to release all Liens and the termination of the applicable agreements relating thereto and (ii) the payment of all principal, interest, fees and premiums, if any, on all Indebtedness under that certain Business Loan Agreement, dated as of September 30, 2002, by and between the Borrower and LaSalle Bank National Association, and related Promissory Note dated as of September 30, 2002 issued by the Borrower thereunder, and the agreement to terminate the applicable agreements relating thereto, in each case taking effect concurrently with the effectiveness of this Agreement and the consummation of the IITRI Acquisition and the ESOT Transaction;

                (xx) An initial executed Borrowing Base Certificate dated as of the Closing Date, reflecting the calculation of the Borrowing Base (Monthly) as of November 22, 2002, together with an initial compliance certificate, substantially in the form of Exhibit H attached hereto, signed by an Authorized Officer, setting forth calculations for the period ending November 22, 2002 for (a) the Senior Leverage Ratio, which Senior Leverage Ratio shall be not more than 2.50 to 1.00 and (b) EBITDAE attributable to the business and assets of IITRI acquired by the Borrower pursuant to the Asset Purchase Agreement, but exclusive of non-recurring costs and expenses associated with this Agreement, the ESOT Transaction Documents and the Asset Acquisition Agreement, which EBITDAE shall be not less than $17,000,000;

                (xxi) A financial condition certificate, together with appropriate supporting factual information, in form and substance reasonably satisfactory to it from the Chief Financial Officer of the Borrower supporting the conclusions that after giving effect to the ESOT Transaction, the Borrower and its Subsidiaries on a consolidated basis are Solvent and will be Solvent subsequent to incurring the Indebtedness contemplated under the Transaction Documents, would reasonably be expected to be able to pay its debts and liabilities as they become due and will not be left with unreasonably small capital with which to engage in its business;

                (xxii) Evidence satisfactory to the Administrative Agent and the Arranger that the Borrower has paid to the Administrative Agent and the Arranger the fees agreed


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

        to in the fee letter dated May 23, 2002, between the Administrative Agent and the Borrower.

                5.2 Each Advance and Letter of Credit. The Lenders shall not be required to make any Advance, or convert or continue any Advance, or issue any Letter of Credit and no Swing Line Bank shall be required to make any Swing Line Loans hereunder, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

                (A) No Defaults. There exists no Default or Unmatured Default;

                (B) Representations and Warranties. All of the representations and warranties contained in Article VI are true and correct as of such Borrowing Date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date) except for changes in the Schedules to this Agreement reflecting transactions permitted by or not in violation of this Agreement; and

                (C) Maximum Revolving Credit Amount. The Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Maximum Revolving Credit Amount.

                Each Borrowing/Election Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(A), (B) and (C) have been satisfied.

                   ARTICLE VI: REPRESENTATIONS AND WARRANTIES

                In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described herein, the Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date, giving effect to the consummation of the transactions contemplated by the Transaction Documents on the Closing Date, and thereafter on each date as required by Section 5.2:

                6.1 Organization; Powers. The Borrower and each of its Subsidiaries (A) is a corporation, limited liability company, or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect, and (C) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

                6.2 Authority, Execution and Delivery; Transaction Documents.

                (A) Power and Authority. The Borrower and each of its Subsidiaries has the requisite power and authority to execute, deliver and perform each of the Transaction

        Documents which are to be executed by it in connection with the IITRI Acquisition and the ESOT Transaction or which have been executed by it as required by this Agreement and the other Loan Documents and (ii) to file the Transaction Documents which must be filed by it in connection with IITRI Acquisition or the ESOT Transaction or which have been filed by it as required by this Agreement, the other Loan Documents or otherwise with any Governmental Authority.

                (B) Execution and Delivery. The execution, delivery, performance and filing, as the case may be, of each of the Transaction Documents which must be executed or filed by the Borrower or any of its Subsidiaries in connection with the IITRI Acquisition or the ESOT Transaction or which have been executed or filed as required by this Agreement, the other Loan Documents or otherwise and to which the Borrower or any of its Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the stockholders or unitholders of the Borrower and its Subsidiaries, and such approvals have not been rescinded. No other action or proceedings on the part of the Borrower or its Subsidiaries are necessary to consummate such transactions.

                (C) Transaction Documents. Each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed, delivered or filed, as the case may be, by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally), is in full force and effect, and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Transaction Documents delivered to the Administrative Agent pursuant to Section 5.1 without the prior written consent of the Administrative Agent, and the Borrower and its Subsidiaries have, and, to the best of the Borrower's and its Subsidiaries' knowledge, all other parties thereto have, performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with in all material respects by such parties, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

                6.3 No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents and other Transaction Documents to which the Borrower or any of its Subsidiaries is a party do not and will not (A) conflict with the Constituent Documents of the Borrower or any such Subsidiary,
(B) (i) constitute a tortious interference with any Contractual Obligation of any Person or (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation of the Borrower or any such Subsidiary which, in the case of this clause (ii), could be reasonably anticipated to result in a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any such Subsidiary, other than Liens permitted or created by the Transaction Documents, or (D) require any approval of the Borrower's or any such Subsidiary's Board of Directors or shareholders or unitholders except such as have been obtained. Except as set forth on Schedule

6.3 to this Agreement, the execution, delivery and performance of each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

              6.4 Financial Statements.


              (A) Pro Forma Financials. The combined, projected pro forma balance sheet, income statements and statements of cash flow of the Borrower and its Subsidiaries, copies of which are attached hereto as
       Schedule 6.4 to this Agreement, present on a pro forma basis the financial condition of the Borrower and such Subsidiaries as of such date, and reflect on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the IITRI Acquisition, the ESOT Transaction, the issuance of the Subordinated Notes and the other transactions contemplated by this Agreement, and the payment or accrual of all transaction costs payable on the Closing Date with respect to any of the foregoing. The projections and assumptions expressed in the pro forma financials referenced in this Section 6.4(A) were prepared in good faith and represent management's opinion based on the information available to the Borrower at the time so furnished and, since the preparation thereof and up to the Closing Date, there has occurred no change in the business, financial condition, operations, or prospects of the Borrower or any of its Subsidiaries, or the Borrower and its Subsidiaries taken as a whole which has had or could reasonably be expected to have a Material Adverse Effect.

              (B) Audited Financial Statements. Complete and accurate copies of the audited financial statements and the audit reports related thereto of IITRI and its consolidated Subsidiaries as at September 30, 2001 and of the business and assets of IITRI to be acquired by the Borrower pursuant to the Asset Purchase Agreement as at September 30, 2001, and (ii) the unaudited financial statements of IITRI and its consolidated Subsidiaries as of September 30, 2002 and of the business and assets of IITRI to be acquired by the Borrower pursuant to the Asset Purchase Agreement as of September 30, 2002, have been delivered to the Administrative Agent.

              6.5    No Material Adverse Change.

              (A) Prior to Closing Date. Since September 30, 2001 up to the Closing Date, there has occurred no change in the business, properties, condition (financial or otherwise), performance, results of operations or prospects of IITRI and its consolidated Subsidiaries, the Borrower, any Guarantor, or the Borrower and its Subsidiaries, in each case, taken as a whole or any other event which has had or could reasonably be expected to have a Material Adverse Effect.

              (B) From and After Closing Date. Since the Closing Date, there has occurred no change in the business, properties, condition (financial or otherwise), performance, results of operations or prospects of the Borrower, any Guarantor or the Borrower and its

       Subsidiaries, in each case, taken as a whole or any other event which has had or could reasonably be expected to have a Material Adverse Effect.

              6.6 Taxes.

              (A) Tax Examinations. All deficiencies which have been asserted against the Borrower or any of the Borrower's Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised by any taxing authority in any such examination which, by application of similar principles, could reasonably be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower's consolidated financial statements to the extent, if any, required by Agreement Accounting Principles. Except as permitted pursuant to Section 7.2(D), neither the Borrower nor any of the Borrower's Subsidiaries anticipates any tax liability with respect to the years which have not been closed pursuant to applicable law.

              (B) Payment of Taxes. All tax returns and reports of the Borrower and its Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with Agreement Accounting Principles. The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

              (C) Subchapter S Status; ESOT Tax-Exempt Status. As of the Closing Date, the Borrower will have executed the applicable election forms or other filings required to be made for purposes of the Borrower's election to be taxed as an "S corporation" as such term is defined in Section 1361 of the Code. Beginning with the Borrower's taxable year ending September 30, 2002, the Borrower is taxable as an S corporation. The ESOT is not subject to tax imposed under the Code with respect to any item of income or loss of the Borrower or any Subsidiary of the Borrower.

              6.7 Litigation; Loss Contingencies and Violations.

              (A) Litigation. Except as set forth in Schedule 6.7 (the "DISCLOSED LITIGATION"), there is no action, suit, proceeding, arbitration or, to the Borrower's knowledge, investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or any property of any of them. Neither any of the Disclosed Litigation nor any action, suit, proceeding, arbitration or investigation which has commenced since the Closing Date (or the most recent update of the Disclosed Litigation) (i) challenges the validity or the enforceability of any material provision of the Transaction Documents or (ii) has or could reasonably be expected to have a Material

       Adverse Effect. Neither the Borrower nor any of its Subsidiaries is (x) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (y) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect. To the Borrower's knowledge, neither the ESOP Fiduciary nor the ESOT Trustee has made any assertion with respect to the ESOP or ESOT contrary to or inconsistent with the accuracy of any representation or warranty set forth at Section 6.6(C) or Section 6.20 that could reasonably be expected to result in a Material Adverse Effect.

              (B) Loss Contingencies. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Borrower prepared and delivered pursuant to Section 7.1(A) for the fiscal period during which such material loss contingency was incurred.

              6.8    Subsidiaries.

              (A) Subsidiaries and Redemption Rights. Schedule 6.8(A) to this Agreement (i) contains a description of the corporate structure of the Borrower and its Subsidiaries; and (ii) accurately sets forth (a) the correct legal name, the jurisdiction of incorporation and the jurisdictions in which each of the Borrower and the direct and indirect Subsidiaries of the Borrower are qualified to transact business as a foreign corporation, (b) the authorized, issued and outstanding shares of each class of Capital Stock of the Borrower and each of its Subsidiaries and the owners of such shares, and (c) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, of the Borrower and each of its Subsidiaries in any Person. None of the Borrower's Subsidiaries is a Foreign Subsidiary. Except for (a) mandatory redemption or repurchase of Capital Stock of the Borrower as a result of distributions by the ESOT to participants of the ESOP pursuant to the ESOP Plan Documents subsequent to their termination of employment with the Borrower or any Controlled Group member, (b) the requirements of
       Section 401(a)(28) of the Code or any substantially similar Requirement of Law or as otherwise permitted by Section 7.3(F) hereto, (c) the vesting provisions of the ESOP, (d) the Incentive Arrangements, (e) the put and call rights contained in the Seller Warrants and (f) agreements otherwise disclosed on Schedule 6.8(A), none of the issued and outstanding Capital Stock of the Borrower or any of the Borrower's Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock, except for the Seller Warrants and except as may be in effect from time to time with respect to Incentive Arrangements. The outstanding Capital Stock of the Borrower and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.

              (B)    As of the Closing Date:

              (i) except as provided in the Rights Agreement and the Seller Warrants, the Borrower's Capital Stock is not subject to any preemptive right, right of first refusal or offer or similar right on the part of any other Person, and all of such Capital Stock has been (or will have been) offered and issued in accordance with all applicable laws; and, except as set forth on Schedule 6.8(B)(i) and except to the extent Persons may be deemed beneficial owners by virtue of familial relationships with a holder of Capital Stock or in connection with a trust established for the benefit of family members by a holder of Capital Stock, the owners of the Capital Stock indicated on Schedule 6.8(B)(i) own the Capital Stock indicated on such exhibit free of any Lien, proxy, voting agreement, voting trust, stockholders agreement (other than the Rights Agreement) or similar agreement or restriction; and, except as set forth on Schedule 6.8(B)(i), neither the Constituent Documents nor any other agreement, document or instrument binding on or applicable to the Borrower or any of its Subsidiaries or any of its stockholders contains any provision requiring a higher voting requirement with respect to action taken (and/or to be taken) by its board of directors or stockholders than that which would apply in the absence of such provision;

              (ii) except as provided in the Rights Agreement and the Seller Warrants and except as set forth on Schedule 6.8(B)(ii) attached hereto (after giving effect to the consummation of the transactions consummated on the Closing Date under the Transaction Documents), (a) there are no outstanding securities convertible into or exercisable or exchangeable for any Capital Stock of the Borrower or any of its Subsidiaries and no outstanding agreements for the purchase from, or sale or issuance by, the Borrower or any of its Subsidiaries of any of their respective Capital Stock or any securities convertible into or exercisable or exchangeable for such Capital Stock; (b) there are no agreements on the part of the Borrower or any of its Subsidiaries to issue, sell or distribute any of their respective Capital Stock, other securities or assets; (c) neither the Borrower nor any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of their respective Capital Stock or other securities or any interest therein or to pay any dividend or make any distribution in respect thereof; and (d) no Person is entitled to any rights with respect to the registration of any Capital Stock or other securities of the Borrower or any of its Subsidiaries under the Securities Act (or the securities laws of any other jurisdiction); and

              (iii) the aggregate number of shares of common stock of the Borrower issuable upon exercise in full of the Seller Warrants issued pursuant to the terms of the Senior Subordinated Securities Purchase Agreement immediately after the Closing is approximately 523,871, which, if then issued, would constitute approximately twelve and fifty-four one-hundredths of one percent (12.54%) of the common stock of the Borrower (calculated assuming the conversion, exercise and exchange of all outstanding securities convertible into and exercisable or exchangeable for shares of common stock of the Borrower, including, without limitation, the Seller Warrants). The Borrower has reserved approximately 523,871 shares of common stock of the Borrower solely for issuance upon exercise of the Seller Warrants issued pursuant to the terms of the Senior Subordinated Securities Purchase Agreement. The Borrower has adopted a stock appreciation rights plan. The Borrower has not reserved any shares of common stock of the Borrower pursuant to the Borrower's stock appreciation rights plan.

              6.9    ERISA.


              (A) List of Plans. Set forth in Schedule 6.9(A) is a true and complete list of each material Plan that, as of the date of this Agreement, is or was an "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA). Set forth in Schedule 6.9(A) is a true and complete list of each material Plan that, as of the date of this Agreement, is or was an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA).

              (B) List of Non-ERISA Commitments. Set forth in Schedule 6.9(B) is a true and complete list of each material Non-ERISA Commitment adopted by the Borrower or any of its Subsidiaries and in effect as of the date of this Agreement. Upon the Request of the Administrative Agent, the Borrower will deliver to the Administrative Agent true and complete copies in existence as of the date of this Agreement of (i) all written Non-ERISA Commitments disclosed on Schedule 6.9(B) and (ii) all insurance and annuity policies and contracts and other funding arrangements and other documents relevant to any Non-ERISA Commitment disclosed on
       Schedule 6.9(B).

              (C) Plan Documents. The ESOP Plan Documents identified in Schedule
       1.1.5 (each as may be amended from time to time as provided herein) are all of the material documents pursuant to which the ESOP and ESOT are maintained by the Borrower, or concerning the Borrower's obligations with respect to the ESOP and ESOT. The ESOT Transaction Documents identified in Schedule 1.1.6 (without any modifications or amendments thereto), together with the ESOP Plan Documents identified in Schedule 1.1.5 (without any modifications or amendments thereto), are all duly adopted by the Borrower to the extent intended to be so adopted.

              (D) Plan Events. The representations and warranties in this
       Section 6.9(D) are subject to the disclosures made on Schedule 6.9 (D). No Benefit Plan has incurred any material accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. With respect to each Benefit Plan, Schedule B to the most recent annual report filed with the IRS with respect to such plan is complete and accurate in all material respects. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. As of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan, other than any Multiemployer Plan, was not by a material amount less than the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described therein). Neither the Borrower nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan of a material amount or (ii) incurred a material complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has failed to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or other payment. Neither the Borrower nor any member of the Controlled Group is required to provide security of a material amount to a Benefit Plan pursuant to Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as set forth on Schedule 6.9, neither the Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA or any other arrangement which provides benefits to one or more employees, officers, directors, or consultants after termination of employment other than as required by
       Section 601 of ERISA or Section 4980(B) of the Code or applicable law and other than any such plan or arrangement with respect to which the Borrower and its Subsidiaries do not have any liability of a material amount. Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect is designed to be qualified, and each trust related to any such Plan is designed to be exempt from federal income tax under Section 501(a) of the Code as currently in effect. With respect to each Plan, the Borrower and each of its Subsidiaries and the ESOP Fiduciary and, to the best knowledge of the Borrower, the ESOT Trustee are in compliance in all material respects with the responsibilities, obligations and duties, if any, imposed on them by ERISA and the Code. Each Plan and Non-ERISA Commitment complies in all material respects in form, and has been administered in all material respects in accordance with its terms and, in accordance with all applicable laws and regulations, including but not limited to ERISA and the Code. On the Closing Date and, to the best knowledge of the Borrower, at all times thereafter, there is no material action, suit or claim pending or threatened with respect to any Plan other than routine claims for benefits. On the Closing Date and, to the best knowledge of the Borrower, at all times thereafter, there have been no and there is no non-exempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code which could reasonably be expected to subject the Borrower to material liability. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $1,000,000. Neither the Borrower nor any Subsidiary is subject to any material liability under, or to the best of Borrower's knowledge, has any potential material liability under, Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA and no other member of the Controlled Group is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Except as set forth on Schedule 6.9(D), neither the Borrower nor any of its Subsidiaries has, by reason of the ESOT Transaction or the making of any Advances hereunder, any obligation to make any payment to any current or former employee, director, officer or consultant pursuant to any Plan or Non-ERISA Commitment or any obligation to make any such payment at a time earlier than when it would be otherwise payable except for any payment to be made upon termination of employment. For purposes of this Section 6.9(D), "material" means any amount, noncompliance or basis for liability which could reasonably be expected to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $1,000,000.

              6.10 Accuracy of Information. The information, exhibits and reports (i) prepared by the Borrower and (ii) prepared by any other Person, in each case, furnished by or on behalf of the Borrower and any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain, and with respect to the information, exhibits and reports identified in clause (ii) above, to the best of the Borrower's knowledge do not contain, as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

              6.11 Securities Activities. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

              6.12 Material Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any Contractual Obligation or subject to any charter or other corporate restriction which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.12, neither the Borrower nor any of its Subsidiaries has received notice or has knowledge that (A) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (B) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, individually or in the aggregate will not have or could not reasonably be expected to have a Material Adverse Effect.

              6.13 Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

              6.14 Assets and Properties. The Borrower and each of its Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it and a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.3(C). Substantially all of the assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary of the Borrower are in adequate operating condition and repair, ordinary wear and tear excepted. Neither this Agreement nor any other Transaction Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of such assets in a manner that would have or could reasonably be expected to have a Material Adverse Effect.

              6.15 Statutory Indebtedness Restrictions. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other foreign, federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

              6.16 Insurance. Schedule 6.16 to this Agreement accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Borrower and its Subsidiaries, specifying, for each such policy and program, (A) the amount thereof, (B) the risks insured against thereby, (C) the name of the insurer and each insured party thereunder, (D) the policy or other identification number thereof, (E) the expiration date thereof, and (F) any reserves relating to any self-insurance program that is in effect. Such insurance policies and programs reflect coverage that is reasonably consistent with prudent industry practice, and shall include, without limitation, property and liability (and, if appropriate, business interruption) insurance.

              6.17 Labor Matters. As of the Closing Date, no attempt to organize the employees of the Borrower or any of its Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower's knowledge, threatened, planned or contemplated.

              6.18 IITRI Acquisition and ESOT Transaction. As of the Closing Date and immediately prior to the making of the initial Loans:

              (A) The Asset Purchase Agreement and the ESOT Transaction Documents are in full force and effect, no material breach, default or waiver of any term or provision thereof by the Borrower or any of its Subsidiaries, which are parties thereto, or, to the best of the Borrower's knowledge, the other parties thereto, has occurred (except for such breaches, defaults and waivers, if any, consented to in writing by the Administrative Agent) and no action has been taken by any competent authority which restrains, prevents or imposes any material adverse condition upon, or seeks to restrain, prevent or impose any material adverse condition upon, the IITRI Acquisition or the ESOT Transaction;

              (B) The representations and warranties of the Borrower contained in the ESOT Stock Purchase Agreement are true and correct in all material respects; and

              (C) Except as set forth in Schedule 6.18 to this Agreement, all conditions precedent to, and all consents necessary to permit, the funding of the IITRI Acquisition and the ESOT Transaction have been satisfied or waived with the approval of the Administrative Agent (such approval not to be unreasonably withheld).

              6.19 Environmental Matters.

              (A) Environmental Representations. Except as disclosed on Schedule
       6.19 to this Agreement:

              (i) the operations of the Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

              (ii) the Borrower and its Subsidiaries have all material permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

              (iii) neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the Borrower's or any of its Subsidiaries' knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, any judicial, administrative or regulatory proceeding (including enforcement proceeding), order, judgment, decree, settlement or other agreement respecting: (a) any alleged or actual material violation of Environmental, Health or Safety Requirements of Law; (b) any material remedial action; or (c) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

              (iv) there is not now, nor to the Borrower's or any of its Subsidiaries' knowledge has there ever been, on or in the property of the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste or hazardous material storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material nor any improperly stored, handled or disposed of contaminant of any kind not maintained or operated in compliance with Environmental, Health or Safety Requirements of Law; and

              (v) neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

              (B) Materiality. For purposes of this Section 6.19 "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $1,000,000.

              6.20 Solvency. After giving effect to (A) the Loans to be made on the Closing Date or such other date as Loans requested hereunder are made, (B) the other transactions contemplated by this Agreement and the other Transaction Documents, including the consummation of the ESOT Transaction and (C) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower and its Subsidiaries taken as a whole are Solvent.

              6.21 Additional ESOP Provisions.

              (A) Organization and Powers. As of the Closing Date and, to the best of Borrower's knowledge at all times thereafter, the ESOT has been duly organized and is a validly existing trust and has all the requisite powers and authority to execute and deliver the Transaction Documents and the ESOP Plan Documents which have been or are to be executed by it and to perform its obligations under and the transactions contemplated by the Transaction Documents and the ESOP Plan Documents. As of the Closing Date and,


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

       to the best of Borrower's knowledge at all times thereafter, the execution and delivery by the ESOT of the Transaction Documents and the ESOP Plan Documents have been duly authorized and completed by all necessary actions of it and such executions and deliveries and the performance by it of its obligations under and the transactions contemplated by the Transaction Documents and the ESOP Plan Documents do not contravene any provision of law and the Transaction Documents and the ESOP Plan Documents which have been or are to be executed by it are legal, valid and binding obligations of it enforceable against it in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles other than general equitable principles as may be applicable to any non-exempt prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code. Each of such Transaction Documents and the ESOP Plan Documents is in full force and effect and no term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Transaction Documents and the ESOP Plan Documents delivered to the Administrative Agent pursuant to Section 5.1 without the consent of the Administrative Agent (which consent shall not be unreasonably withheld), except to the extent such amendment, modification or waiver could not reasonably be anticipated to have a material adverse effect upon the Administrative Agent or any of the Lenders or otherwise have a Material Adverse Effect. As of the Closing Date and, to the best of Borrower's knowledge at all times thereafter, the ESOT has performed and complied with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the ESOT, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

              (B) No Conflicts. As of the Closing Date and, to the best of Borrower's knowledge at all times thereafter, the execution, delivery and performance of each of the Transaction Documents and the ESOP Plan Documents to which the ESOT is a party do not (i) conflict with the ESOP Plan Documents, (ii) conflict with any Requirement of Law, or (iii) require a registration with, consent or approval of, or notices to, or other action to, with or by any Governmental Authority, other than filings as required by Section 7.2(M).

              (C) Assets of ESOP and ESOT. As of the Closing Date and, to the best of the Borrower's knowledge, at all times thereafter, none of the assets of the Borrower constitute, for any purpose of ERISA or Section 4975 of the Code, assets of the ESOP or any other "plan" as defined in
       Section 3(3) of ERISA or Section 4975 of the Code.

              (D) No Prohibited Transaction. As of the Closing Date and, to the best knowledge of the Borrower, at all times thereafter, no non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to the ESOP, and neither any Loan hereunder nor the ESOT Transaction constitute or shall constitute or give rise to any such non-exempt prohibited transaction.



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

              (E) Qualification. The ESOP is qualified under Section 401(a) of the Code, and the ESOP is an employee stock ownership plan as defined in
       Section 4975(e)(7) of the Code.

              (F) ESOP Documents. The Borrower has provided the Administrative Agent a complete and true copy of the ESOP Plan Documents pursuant to which the ESOP and ESOT are maintained by the Borrower, or which concern the Borrower's obligations with respect to the ESOP and ESOT, as of the Closing Date and the ESOT Transaction Documents and has not subsequently amended or in any other way modified or replaced such ESOP Plan Documents or ESOT Transaction Documents in any manner adverse to the interests of the Lenders without the prior written consent of the Administrative Agent except for any amendment, modification or replacement required by the IRS or by applicable law (and the Borrower shall use its best efforts to deliver a copy of any such amendment, modification or replacement to the Agent prior to the execution thereof).

              (G) Exempt Loan. To the Borrower's knowledge, no Loan hereunder is for any purpose of Section 406 of ERISA or Section 4975 of the Code a direct or indirect loan or other transaction between the Administrative Agent or any of the Lenders and the ESOT which, if it is assumed that the Administrative Agent and Lenders are "parties in interest" and "disqualified persons" (as defined in Section 3(14) of ERISA and Section 4975 of the Code), is a non-exempt prohibited transaction described in
       Section 406 of ERISA or Section 4975 of the Code.

              (H) No Taxable Event. Neither the Borrower nor any of its Subsidiaries is or shall be subject to the tax imposed by Section 4978 of the Code with respect to any "disposition" by the ESOT of any shares of Capital Stock of the Borrower.

              (I) No Investigations. To the Borrower's knowledge, there is no investigation or review by any Governmental Agency, or action, suit, proceeding or arbitration, pending or concluded, concerning any matter with respect to the ESOP or ESOT relevant as to whether any representation set forth at Section 6.6(C) or this Section 6.21 was, or has or will at anytime become, inaccurate or breached or, if were to be made at any time prior to the satisfaction of all Obligations, would be inaccurate when made (other than in respect of (i) periodic requests to the IRS to issue a favorable determination letter to the effect that the ESOP is and continues to be a qualified plan and employee stock ownership plan and (ii) Annual Reports (IRS Form 5500 Series) for the ESOP), and neither the ESOP Fiduciary nor, to the best knowledge of the Borrower, the ESOT Trustee has made any assertion with respect to the ESOP or ESOT contrary to or inconsistent with the accuracy of any such representation which assertion could reasonably be expected to have a Material Adverse Effect.

              6.22 Subordinated Indebtedness. The subordination provisions of the Subordinated Notes are enforceable against the holders of the Subordinated Notes.

              6.23 No Exercise of Set-Off. No Account Debtor with respect to any Government Contract has exercised any right of set-off against any Receivable owing to the



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


Borrower or any Guarantor under any such Government Contract that, individually or in the aggregate with all other Account Debtors, exceeds $1,000,000.


                             ARTICLE VII: COVENANTS

              The Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until all of the Termination Conditions have been satisfied, unless the Required Lenders shall otherwise give prior written consent:

              7.1 Reporting. The Borrower shall:


              (A) Financial Reporting. Furnish to the Administrative Agent (with sufficient copies for each of the Lenders):

              (i) Monthly Reports. As soon as practicable, and in any event within thirty (30) days after the end of each four-week fiscal period (other than the end of a fiscal quarter), the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income and statement of cash flow of the Borrower and its Subsidiaries for such fiscal period and cumulatively for the period from the beginning of the then current fiscal year to the end of such fiscal period, certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the fiscal periods indicated in accordance with Agreement Accounting Principles, subject to normal year end adjustments, and in comparative form (a) the corresponding figures as set forth in the budget delivered pursuant to clause (v) of this Section 7.1(A) for such period, and (b) the actual financial position of the Borrower and its Subsidiaries for the period ending on the corresponding fiscal period in the previous fiscal year.

              (ii) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholder's equity and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and cumulatively for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year-end audit adjustments, together with (x) in comparative form (a) the corresponding figures as set forth in the budget, if any, delivered pursuant to clause
       (v) of this Section 7.1(A) for such period, and (b) the corresponding figures of the Borrower and its Subsidiaries for the period ending on the corresponding calendar quarter in the previous fiscal year if such corresponding calendar quarter began after the Closing Date, and (y) any



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

       management discussion and analysis of such financial statements prepared for presentation to the Board of Directors of the Borrower.

              (iii) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (a) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in Section 7.4, (b) a schedule from the Borrower setting forth for each item in clause (a) hereof, the corresponding figures from the consolidated financial budget for the current fiscal year most recently delivered pursuant to Section 7.1(A)(v), and (c) an audit report on the items listed in clause (a) hereof (other than the consolidating schedules) of KPMG LLP or any other independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this clause (iii) shall be accompanied by (x) any management letter prepared by the above-referenced accountants, and (y) a copy of a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default in respect of the financial covenants set forth in Section 7.4, or if, in the opinion of such accountants, any such Default shall exist, stating the nature and status thereof.

              (iv) Officer's Certificate. Together with each delivery of any financial statement (a) pursuant to clauses (i), (ii) and (iii) of this
       Section 7.1(A), an Officer's Certificate of the Borrower, substantially in the form of Exhibit G attached hereto and made a part hereof, stating that (1) the representations and warranties of the Borrower contained in
       Article VI hereof shall have been true and correct (unless such representation or warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date) at all times during the period covered by such financial statements and as of the date of such Officer's Certificate and (2) as of the date of such Officer's Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (ii) and (iii) of this Section 7.1(A), a compliance certificate, substantially in the form of Exhibit H attached hereto and made a part hereof, signed by an Authorized Officer, setting forth calculations for the period then ended for purposes of compliance with Section 2.5(B), if applicable, which demonstrate compliance, when applicable, with the provisions of Sections 7.3(A) through (G) and Section 7.4, and which calculates the Leverage Ratio for purposes of determining the then Applicable Floating Rate Margin, Applicable Eurodollar Margin and Applicable Commitment Fee Percentage.



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

              (v) Budgets; Business Plans; Financial Projections. As soon as practicable and in any event not later than (a) sixty (60) days after the beginning of each fiscal year commencing with the fiscal year beginning on or about October 1, 2003, a copy of the Borrower's fiscal year operating budget for such fiscal year, and (b) ninety (90) days after the beginning of each fiscal year commencing with the fiscal year beginning on or about October 1, 2003, a copy of the plan and forecast (including a projected balance sheet, income statement, a statement of cash flow and related footnotes) of the Borrower and its Subsidiaries for the upcoming five (5) fiscal years, in each case prepared in such detail as shall be reasonably satisfactory to the Administrative Agent.

              (vi) Borrowing Base Certificate. As soon as practicable, and in any event within twenty-five (25) days after the close of each four-week period, commencing with the four-week period ending on December 20, 2002 (and, during the continuation of any Default, more often if reasonably requested by the Administrative Agent or the Required Lenders), the Borrower shall provide the Administrative Agent and the Lenders with a Borrowing Base Certificate substantially in the form of Exhibit J hereto, together with such supporting documents as the Administrative Agent reasonably deems desirable, all certified as being true and correct by an Authorized Officer of the Borrower. The Borrower may update the Borrowing Base Certificate and supporting documents more frequently than required under this clause (vi) and the most recently delivered Borrowing Base Certificate shall be the applicable Borrowing Base Certificate for purposes of determining the Borrowing Base (Monthly) and Borrowing Base (Senior Debt) at any time.

              (B) Notices of Default, Set-Off and Other Events. Promptly upon any of the chief executive officer, chief financial officer, controller, chief legal officer or general counsel of the Borrower obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), or (iii) any Account Debtor with respect to any Government Contract exercising any right of set-off against any Receivable owing to the Borrower or any Guarantor under any such Government Contract, or (iv) that any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect has occurred, the Borrower shall deliver to the Administrative Agent (with sufficient copies for each of the Lenders) an Officer's Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Borrower has taken, is taking and proposes to take with respect thereto.

              (C) Lawsuits.

              (i) Promptly upon the Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration, by or before any Governmental Authority, against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries not previously disclosed pursuant to
       Section 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which, in the Borrower's reasonable judgment, will result in liability to the Borrower or any of its Subsidiaries in an amount aggregating $1,000,000 or more (exclusive of claims covered by insurance policies of the Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Borrower or any of its Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Administrative Agent (with sufficient copies for each of the Lenders), and, subject to preservation of the attorney-client privilege and to the extent not prejudicial to the Borrower or any of its Subsidiaries, provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; and

              (ii) Within five (5) days of the Borrower or any of its Subsidiaries obtaining knowledge of any material adverse developments with respect to any of the Disclosed Litigation, give written notice thereof to the Administrative Agent (with sufficient copies for each of the Lenders) and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; and

              (iii) In addition to the requirements set forth in clauses (i) and
       (ii) of this Section 7.1(C), upon written request of the Administrative Agent or the Required Lenders, promptly give written notice of the status of any Disclosed Litigation or any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney-client privilege or otherwise be prejudicial to the Borrower or its Subsidiaries, by disclosure to the Lenders to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

              (D) ERISA Notices. Deliver or cause to be delivered to the Administrative Agent (with sufficient copies for each of the Lenders), at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

              (i) (a) within ten (10) Business Days after the Borrower obtains knowledge that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto and (b) within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could



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

       reasonably be expected to subject the Borrower to liability in excess of $250,000, a written statement of the chief financial officer, treasurer or designee of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

              (ii) within ten (10) Business Days after the Borrower or any of its Subsidiaries obtains knowledge that a material non-exempt prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to the ESOP or to any other Plan, or that the IRS or DOL or any other Governmental Authority is investigating whether any such material non-exempt prohibited transaction might have occurred, a statement of the chief financial officer, treasurer or designee of the Borrower describing such transaction and the action which the Borrower or such Subsidiary has taken, is taking or proposes to take with respect thereto;

              (iii) within ten (10) Business Days after the material increase in the benefits of any Benefit Plan or Non-ERISA Commitment in existence on the date of this Agreement or the establishment of any new material Benefit Plan or Non-ERISA Commitment or the commencement of, or obligation to commence, material contributions to any Benefit Plan or Multiemployer Plan to which the Borrower or any member of the Controlled Group was not previously contributing, notification of such increase, establishment, commencement or obligation to commence and the amount of such contributions;

              (iv) within ten (10) Business Days after the Borrower or any of its Subsidiaries receives written notice (whether preliminary, final or otherwise but excluding any notice of any proposed amendments) of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code or status of the ESOP as an employee stock ownership plan (as defined in Section 4975(e)(7) of the Code), copies of each such letter;

              (v) within ten (10) Business Days after the filing thereof with the DOL, IRS or PBGC, copies of each annual report (Form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

              (vi) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

              (vii) within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower or a member of the Controlled Group with respect to such request;



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



              (viii) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

              (ix) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of a notice from a Multiemployer Plan regarding the imposition of material withdrawal liability, copies of each such notice;

              (x) within ten (10) Business Days after the Borrower or any member of the Controlled Group fails to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment to a Benefit Plan, a notification of such failure;

              (xi) within ten (10) Business Days after the Borrower or any member of the Controlled Group knows that (a) a material Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a material Multiemployer Plan, or
       (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a material Multiemployer Plan;

              (xii) within ten (10) Business Days after receipt by the Borrower or any of its Subsidiaries of notice of any audit, investigation, litigation or inquiry by the DOL or IRS relating to the ESOP or the ESOT, which would reasonably be expected to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $1,000,000, copies of such notice and copies of all subsequent correspondence relating thereto within ten (10) Business Days of receipt of such correspondence;

              (xiii) together with the financial statements delivered pursuant to Section 7.1(A)(iii) or upon the written request of the Administrative Agent, any amendment to any of the ESOP Plan Documents or ESOT Transaction Documents; and

              (xiv) within ten (10) Business Days after an Authorized Officer of the Borrower obtains knowledge that at any time on or after the Closing Date the Borrower is not taxable as an "S corporation" as such item is defined in Section 1361 of the Code or that the ESOT is subject to tax imposed under the Code with respect to any item of income or loss of the Borrower or any Subsidiary of the Borrower, written notice of such knowledge.

              For purposes of this Section 7.1(D), the Borrower, any of its Subsidiaries and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any member of the Controlled Group or such Subsidiary is the plan sponsor. In addition, for purposes of this Section 7.1(D), "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $1,000,000.

              (E) Labor Matters. Notify the Administrative Agent in writing (with sufficient copies for each of the Lenders), promptly upon an Authorized Officer learning



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

       of (i) any material labor dispute to which the Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities and (ii) any material Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of the Borrower or any of its Subsidiaries.

              (F) Other Reports. Deliver or cause to be delivered to the Administrative Agent (with sufficient copies for each of the Lenders) copies of (i) all financial statements, reports and notices, if any, sent or made available generally by the Borrower to its securities holders or filed with the Commission by the Borrower, and (ii) all press releases, if any, made available generally by the Borrower or any of the Borrower's Subsidiaries to the public concerning material developments in the business of the Borrower or any such Subsidiary.

              (G) Environmental Notices. As soon as possible and in any event within ten (10) days after receipt by the Borrower, provide written notice to the Administrative Agent (with sufficient copies for each of the Lenders) of, and which notice shall describe in reasonable detail,
       (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower and each of its Subsidiaries to liability individually or in the aggregate in excess of $1,000,000.

              (H) Other Information. Promptly upon receiving a written request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent such other information with respect to the Borrower, any of its Subsidiaries, or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof or any Asset Sale or Financing (and the use of the Net Cash Proceeds thereof), as from time to time twice during any fiscal year (unless a Default shall be continuing or in the event of an Asset
       Sale) may be reasonably requested by the Administrative Agent.

              (I) ESOP Valuation, Audit and Repurchase Liability Study. As soon as practicable and in any event (i) within one hundred eighty (180) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending September 30, 2003, deliver to the Administrative Agent copies of the annual valuation report and audit prepared for the ESOP for such fiscal year and (ii) on the date that is the earlier of (a) one hundred eighty (180) days after the date of any Permitted Acquisition with a Purchase Price in excess of $10,000,000 or the target of which shall employ 100 or more employees, and (b) the second anniversary of the delivery of the most recent repurchase liability study of the Borrower prepared for the ESOP, deliver to the Administrative Agent (with sufficient copies for each of the Lenders) copies of a repurchase liability study of the Borrower prepared for the ESOP as of a recent date, in each case in form and substance reasonably acceptable to the Administrative Agent.



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

              7.2 Affirmative Covenants.

              (A) Existence, Etc. Except as permitted pursuant to Section 7.3(I), the Borrower shall, and shall cause each of its Material Subsidiaries to, at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

              (B) Powers; Conduct of Business. The Borrower shall, and shall cause each of its Material Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each Material Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and logical extensions thereof.

              (C) Compliance with Laws, Etc. The Borrower shall, and shall cause its Material Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless failure to comply or obtain such permits could not reasonably be expected to have a Material Adverse Effect.

              (D) Payment of Taxes and Claims; Tax Consolidation. The Borrower shall pay, and cause each of its Material Subsidiaries to pay when due,
       (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.3(C)) upon any of the Borrower's or such Material Subsidiary's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

              (E) Insurance. The Borrower shall maintain for itself and its Material Subsidiaries, or shall cause each of its Material Subsidiaries to maintain in full force and effect, the insurance policies and programs listed on Schedule 6.16 to this Agreement or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice. Subject to the provisions of Section 2.5(B)(i)(a) above, the Borrower shall deliver to the Administrative Agent certificates evidencing (a) all "All Risk" physical damage insurance policies on all of the Borrower's tangible real and personal property and assets (and, if appropriate, business interruption insurance), policies naming the Administrative Agent lender's loss



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       payee, and (b) all general liability and other liability policies naming the Administrative Agent an additional insured. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.

              (F) Inspection of Property; Books and Records; Discussions. The Borrower shall permit and cause each of the Borrower's Material Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Material Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability, subject to preservation of the attorney-client privilege), and to discuss their affairs, finances and accounts with their officers and their independent certified public accountants (and such accountants are hereby authorized to disclose to the Administrative Agent any and all financial statements and other supporting financial documents with respect to the business, financial conditions and other affairs of the Borrower and its Material Subsidiaries), all upon reasonable notice and at such reasonable times during normal business hours. Such inspections and audits described in the preceding sentence (i) by or on behalf of any Lender shall, unless occurring at a time when a Default shall be continuing, be at such Lender's expense and (ii) by or on behalf of the Administrative Agent, other than the first such inspection or audit occurring during any calendar year or any inspections and audits occurring at a time when a Default be continuing, shall be at the Administrative Agent's expense; all other such inspections and visitations shall be at the Borrower's expense. The Borrower shall keep and maintain, and cause each of the Borrower's Material Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Administrative Agent's request, shall provide copies of such records to the Administrative Agent or its representatives.

              (G) ERISA Compliance. The Borrower shall, and shall cause each of the Borrower's Material Subsidiaries to, establish, maintain and operate all Plans and Non-ERISA Commitments to comply in all material respects with the applicable provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and Non-ERISA Commitments.



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


              (H) Maintenance of Property. The Borrower shall cause all property reasonably deemed by the Borrower as necessary to the conduct of its business or the business of any Material Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

              (I) Environmental Compliance. The Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $1,000,000.

              (J) Use of Proceeds. The Borrower shall use the proceeds of the Term Loans made on the Closing Date to fund the Asset Acquisition and to refinance the Indebtedness under the Existing Credit Agreement. The Borrower shall use the proceeds of Revolving Loans made on and after the Closing Date to fund the Asset Acquisition, to pay fees and expenses incurred in connection with this Agreement, the Asset Acquisition and the ESOT Transaction, for Capital Expenditures, and for the additional working capital needs and other general corporate purposes of the Borrower and its Material Subsidiaries, including, without limitation, the financing of Permitted Acquisitions. The Borrower will not, nor will it permit any Material Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock or to make any Acquisition, other than a Permitted Acquisition pursuant to Section 7.3(G).

              (K) Material Subsidiary Collateral Documents; Pledge Agreements; Guarantors. The Borrower shall execute or cause to be executed:

              (i) within ten (10) Business Days of the date any Subsidiary becomes a Subsidiary of the Borrower, a Pledge Agreement (or supplement thereto) in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations with respect to all of the Capital Stock of such Material Subsidiary owned by the Borrower and its Material Subsidiaries in the form of Exhibit I-2 hereto;

              (ii) within ten (10) Business Days after an Authorized Officer or legal officer of the Borrower has knowledge that any Subsidiary has become a Material Subsidiary, an executed Guaranty in the form of Exhibit I-1 hereto (or a supplement thereto) pursuant to which such Material Subsidiary shall become a Guarantor;

              (iii) within ten (10) Business Days after an Authorized Officer or legal officer of the Borrower has knowledge that any Subsidiary has become a Material Subsidiary, a supplement to the Security Agreement in the form of Annex I thereto and the other documents required thereby; and

              (iv) within thirty (30) days after the Administrative Agent's request, obtain waivers in respect of landlord's Liens on the Collateral, owned by such Material


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       Subsidiary from each of the lessors of real property at which the
       Material Subsidiary shall maintain Collateral with a book value of $1,000,000 or more;

and the Borrower shall deliver to the Administrative Agent all such Pledge Agreements, Guarantees, supplements to the Security Agreement and other Collateral Documents, together with appropriate corporate resolutions and other documentation (including opinions, UCC financing statements, the stock certificates representing the Capital Stock subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall be reasonably satisfied that it has a first priority perfected pledge of or charge over the Collateral related thereto.

              (L) Borrower and Other Collateral Documents; Intellectual Property Security Agreements. The Borrower shall, within thirty (30) Business Days of the Administrative Agent's request, use reasonable efforts to obtain waivers in respect of landlord's Liens on the Collateral from each of the lessors of real property at which the Borrower shall maintain Collateral. Within ten (10) Business Days after an Authorized Officer or legal officer of the Borrower has knowledge that the net book value of the Borrower's and its Subsidiaries' patents, trademarks, copyrights and other intellectual property rights shall equal or exceed $1,000,000 in the aggregate, the Borrower shall execute, and shall cause each applicable Subsidiary to execute, such Intellectual Property Security Agreements as shall reasonably be requested by the Administrative Agent to perfect a first-priority Lien in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, in all such intellectual property.

              (M) Determination Letter. The Borrower shall promptly submit a request to the IRS to issue a favorable determination letter to the effect that the ESOP is a qualified plan and employee stock ownership plan within the meanings of Section 401(a) and 4975(e)(7), respectively, of the Code.

              (N) Hedging Agreements. Within one hundred twenty days after the Closing Date, the Borrower shall enter into, and shall thereafter maintain, Hedging Agreements on terms determined by the Borrower and reasonably acceptable to the Administrative Agent by which the Borrower is protected, by means of an interest rate swap, cap or collar, during the three-year period beginning on the Closing Date against increases in interest rates from and after the date of such contracts as to a notional amount of at least $17,500,000. In the event a Lender elects to enter into any Hedging Agreement with the Borrower, the obligations of the Borrower with respect to such Hedging Agreement shall be Secured Obligations secured by the Collateral.

              (O) Perfection Matters; Federal Assignment of Claims Act Compliance; Proceeds of Eligible Government Contracts. The Borrower and each Guarantor shall execute and deliver and pay the costs of recording and filing financing statements, continuation statements, termination statements, assignments and other documents, as the Administrative Agent may from time to time deem necessary or appropriate for the perfection of any Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations pursuant hereto or pursuant to any other Loan Document. The Borrower and each Guarantor shall execute and deliver, or cause to be executed and delivered, to the Administrative Agent all documents or materials necessary or appropriate in order to comply with the Assignment of Claims Act of 1940, as amended (the "GOVERNMENT CONTRACT ASSIGNMENTS") in connection with the assignment of payments due under each Government Contract, which Government Contract Assignments shall satisfy such requirement when executed and delivered by the Borrower to the Administrative Agent (and which shall not be delivered to any relevant Governmental Authority unless a Default shall be continuing); it being understood and agreed that no Government Contract Assignment is being required for any Government Contract which (a)(i) has a remaining value of less than $1,000,000 and (ii) has a remaining term of less than twelve (12) months or (b) expressly prohibits assignment of claims under the Assignment of Claims Act of 1940, as amended. The Borrower shall not assign payments due under any Government Contract to any Person other than the Administrative Agent as Collateral hereunder. All costs and expenses incurred in connection with the Government Contract Assignments shall be borne solely by the Borrower. The Borrower shall use its best efforts to cause all Receivables of Government Contracts to be received into an account subject to the terms of the Cash Management Agreement or otherwise subject to control in favor of the Administrative Agent on terms and conditions reasonably acceptable to the Administrative Agent.

              7.3    Negative Covenants.

              (A) Indebtedness. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

              (i) the Secured Obligations;

              (ii) Permitted Existing Indebtedness and Permitted Refinancing Indebtedness in respect thereof;

              (iii) Indebtedness in respect of obligations secured by Customary Permitted Liens;

              (iv) Indebtedness constituting Contingent Obligations permitted by
       Section 7.3(E);

              (v) subject to the terms of Section 7.3(Q), Indebtedness arising from intercompany loans and advances (a) from any Subsidiary to the Borrower or any wholly-owned Subsidiary or (b) from the Borrower to any wholly-owned Subsidiary; provided, that such Indebtedness shall be expressly subordinate to the payment in full in cash of the Secured Obligations on terms satisfactory to the Administrative Agent;

              (vi) Indebtedness in respect of Hedging Obligations permitted under Section 7.3(P);



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

              (vii) secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Borrower or any of its Subsidiaries after the Closing Date to finance the acquisition of fixed assets, if (a) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (b) such Indebtedness has a scheduled maturity and is not due on demand, (c) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (d) such Indebtedness does not exceed $1,000,000 in the aggregate principal amount outstanding at any time, and (e) any Lien securing such Indebtedness is permitted under Section 7.3(C) (such Indebtedness being referred to herein as "PERMITTED PURCHASE MONEY INDEBTEDNESS");

              (viii) Indebtedness with respect to surety, appeal and performance bonds obtained by the Borrower or any of its Subsidiaries in the ordinary course of business;

              (ix) Indebtedness incurred by the Borrower or any of its Subsidiaries (whether assumed by the Borrower or such Subsidiary or issued to the seller) in any Permitted Acquisition as part of the consideration therefor, provided that such Indebtedness is unsecured and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent (including, without limitation those with respect to amount, maturity (which shall not be prior to six (6) months after the Commitment Termination Date), amortization, interest rate, premiums, fees, covenants, subordination, events of default and remedies);

              (x) Indebtedness evidenced by the Subordinated Notes and Permitted Refinancing Indebtedness in respect thereof;

              (xi) guaranties by the Borrower of Indebtedness permitted to be incurred by any Subsidiary;

              (xii) Indebtedness arising in connection with the Borrower's or any of its Subsidiaries' credit card programs maintained with any of the Lenders; and

              (xiii) additional unsecured Indebtedness in an aggregate amount at any time outstanding not exceeding $1,000,000.

              (B) Sales of Assets. Neither the Borrower nor any of its Material Subsidiaries shall consummate any Asset Sale, except:

              (i) subject to the limitations set forth in the Intellectual Property Security Agreements, licenses or sublicenses (but not the sale of any licensing rights) by the Borrower or its Material Subsidiaries of software, customer lists, trademarks, service marks, patents, trade names and copyrights and other intellectual property in the ordinary course of business; provided, that such licenses or sublicenses shall not interfere in any respect with the business of the Borrower or any such Material Subsidiary;


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

              (ii) the disposition in the ordinary course of business of equipment that is obsolete, excess or no longer used or useful in the Borrower's or its Material Subsidiaries' businesses;

              (iii) transfers of assets between the Borrower and any wholly-owned Material Subsidiary of the Borrower or between wholly-owned Material Subsidiaries of the Borrower not otherwise prohibited by this Agreement, provided, that the security interests granted pursuant to the Security Agreement in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer); and

              (iv) sales, assignments, transfers, leases, conveyances or other dispositions of other assets if such transaction (a) is for consideration consisting at least seventy-five percent (75%) of cash, (b) is for not less than fair market value (as determined in good faith by the Borrower's board of directors), and (c) when combined with all such other transactions (each such transaction being valued at net book value) (i) during the immediately preceding twelve-month period, represents the disposition of not greater than $1,000,000, and (ii) during the period from the Closing Date to the date of such proposed transaction, represents the disposition of not greater than $2,000,000.

              (C) Liens. Neither the Borrower nor any of its Material Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

              (i) Liens created by the Loan Documents or otherwise securing the Secured Obligations;

              (ii) Permitted Existing Liens;

              (iii) Customary Permitted Liens; and

              (iv) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of acquisition thereof) securing Permitted Purchase Money Indebtedness; provided that such Liens shall not apply to any property of the Borrower or its Material Subsidiaries other than that purchased or subject to such Capitalized Lease;

              (v) Liens with respect to property acquired by the Borrower or any of its Material Subsidiaries after the Closing Date (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided, that such Liens shall extend only to the property so acquired, shall not secure any working capital financing of the business acquired and shall secure Indebtedness permitted pursuant to the terms of Section 7.3(A);

              (vi) Liens incurred in connection with sale leaseback transactions permitted under Section 7.3(J);



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

              (vii) Environmental Liens securing obligations not to exceed $1,000,000 in the aggregate; and

              (viii) other Liens securing Indebtedness (other than subordinated Indebtedness) not to exceed $250,000 in the aggregate.

              In addition, neither the Borrower nor any of its Material Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a first priority Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of itself and the Holders of Secured Obligations, as collateral for the Obligations; provided that any agreement, note, indenture or other instrument in connection with Permitted Purchase Money Indebtedness (including Capitalized Leases) incurred in compliance with the terms of this Agreement may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the Holders of Secured Obligations on the items of property obtained with the proceeds of such Permitted Purchase Money Indebtedness.

              (D) Investments. Except to the extent permitted pursuant to
       Section 7.3(G), neither the Borrower nor any of its Material Subsidiaries shall directly or indirectly make or own any Investment except:

              (i) Investments in cash and Cash Equivalents;

              (ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

              (iii) Investments consisting of trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

              (iv) Investments consisting of deposit accounts maintained by the Borrower and its Material Subsidiaries in the ordinary course of business in connection with its cash management system;

              (v) Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by Section 7.3(B);

              (vi) Investments consisting of (a) intercompany loans from any Material Subsidiary of the Borrower to the Borrower or any other Material Subsidiary permitted by Section 7.3(A)(v), (b) intercompany loans from the Borrower to its Material Subsidiaries permitted under Section 7.3(Q) and (c) Equity Interests in Material Subsidiaries;

              (vii) Investments constituting Permitted Acquisitions;


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

              (viii) Investments constituting Indebtedness permitted by Section 7.3(A) or Contingent Obligations permitted by Section 7.3(E) or Restricted Payments permitted by Section 7.3(F);

              (ix) Investments consisting of loans or advances made by any party to the Loan Documents to employees and officers of the Borrower or any of the Borrower's wholly-owned Material Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate principal amount outstanding at any one time not to exceed $500,000;

              (x) Investments in addition to those permitted elsewhere in this
       Section 7.3(D) in an amount not to exceed $500,000 in the aggregate at any time outstanding;

provided, however, that the Investments described in clauses (vii) or (x) above shall not be permitted to be made at a time when a Default shall have occurred and be continuing or would result therefrom.

              (E) Contingent Obligations. Neither the Borrower nor any of its Material Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations; (iii) obligations, warranties, guaranties, reserves and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not in favor of an Affiliate of the Borrower or such Material Subsidiary (unless entered into on terms substantially similar to those applicable to a third party transaction at arm's length); (iv) obligations, warranties, and indemnities of Borrower to IITRI arising out of the Asset Purchase Agreement and the Exhibits thereto; (v) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Borrower or any Material Subsidiary in the ordinary course of business, (vi) Contingent Obligations of the Subsidiaries of the Borrower under the Guaranty and the other Collateral Documents to which they are a party, (vii) Contingent Obligations in connection with (x) the redemption or repurchase of any Capital Stock of the Borrower as a result of distributions by the ESOT to participants in the ESOP pursuant to the ESOP Plan Documents subsequent to their termination of employment with the Borrower or any Controlled Group member or (y) the requirements of
       Section 401(a)(28) of the Code or any substantially similar Requirement of Law, and (viii) guarantees of Indebtedness permitted by Section 7.3(A), provided, that to the extent such Indebtedness shall be subordinated to the Obligations, each such guarantee shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent.

              (F) Restricted Payments. The Borrower shall not declare or make any Restricted Payment, except:

              (i) Restricted Payments made in connection with the defeasance, redemption or repurchase of any Indebtedness with the Net Cash Proceeds of Permitted Refinancing Indebtedness; and

              (ii) Restricted Payments of any Subsidiary of the Borrower to the Borrower or to another wholly-owned Subsidiary of the Borrower; and

              (iii) Restricted Payments made in connection with claims for reimbursement, indemnification or contribution arising out of or related to the Asset Purchase Agreement; and

              (iv) any Restricted Payment that constitutes a payment in respect of a purchase price adjustment, earn-out or other similar form of contingent purchase price in connection with any Acquisition (including the IITRI Acquisition) consummated on or before the Closing Date and any Permitted Acquisition; and

              (v) Restricted Payments that constitute mandatory payments of interest due on the Senior Subordinated Notes pursuant to the Senior Subordinated Securities Purchase Agreement and the Senior Subordinated Notes, unless such payments are prohibited by the terms of such Indebtedness (or any subordination agreement applicable thereto);

              (vi) Restricted Payments made (v) in connection with the redemption or repurchase for value of any Capital Stock of the Borrower as a result of distributions by the ESOT of such Capital Stock to participants in the ESOP pursuant to the ESOP Plan Documents subsequent to their termination of employment with the Borrower or any Controlled Group member, (w) as required by Section 401(a)(28) of the Code or any substantially similar Requirement of Law, (x) in good faith and believed by the Borrower to be made with respect to the payments described in the preceding clauses (v) or (w) but which do not so qualify for the status described in the preceding clause (v) or (w), as applicable,on account of administrative error or mistake, provided that such payment would not otherwise result in a Default or Unmatured Default and either (1) such payments do not collectively exceed $250,000 during the period from the Closing Date through the date of such payment or (2) such payment is recovered by the Borrower within thirty (30) days thereof and the Borrower's books and records are accordingly adjusted to reflect such recovery and such payment, together with all other such payments under this subclause (2), do not collectively exceed $1,000,000 during the period from the Closing Date through the date of such payment, or (y) in the form of administrative fees or expenses of the ESOP or the ESOT including, without limitation, the fees of the ESOT Trustee; or (z) as contributions to the ESOT as required under the ESOP Plan Documents;

              (vii) Restricted Payments made in connection with stock appreciation rights plans, phantom stock plans and other equity-based incentive compensation arrangements or plans to the extent such payments would not be in violation of the terms of this Agreement or any other Loan Document;

provided, however, that in no event shall any Restricted Payments (other than (1) to the Borrower, (2) as permitted by clause (ii) above, and (3) Restricted Payments resulting from distributions by the ESOT to participants in the ESOP pursuant to the ESOP Plan Documents (x) subsequent to the termination by participants in the ESOP of employment with the Borrower or


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


any Controlled Group member or (y) as required by Section 401(a)(28) of the Code or any substantially similar Requirement of Law, and (4) Restricted Payments resulting from contributions to the ESOT as required under the ESOP Plan Documents) be declared or made if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom; provided, further, that in no event shall any Restricted Payment be permitted under clause (v) above unless the Borrower shall have delivered to the Administrative Agent a compliance certificate in substantially the form of Exhibit H hereto for the most recently completed fiscal quarter calculated giving effect to such Restricted Payment as of the last day of such prior fiscal quarter and certifying that the Borrower is in compliance with the financial covenants in Section 7.4 as of the last day of such prior fiscal quarter.

              (G) Conduct of Business; Subsidiaries; Acquisitions. Neither the Borrower nor any of its Material Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower and its Material Subsidiaries on the Closing Date and any business or activities which are substantially similar, related or incidental thereto or logical extensions thereof. The Borrower shall not create, acquire or capitalize any Material Subsidiary after the Closing Date unless (i) no Default shall have occurred and be continuing or would result therefrom; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct (unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true and correct as of such date); and (iii) after such creation, acquisition or capitalization the Borrower and such Material Subsidiary shall comply with the terms of Section 7.2(K). Neither the Borrower nor its Subsidiaries shall make any Acquisitions, other than (a) the IITRI Acquisition and (b) Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a "PERMITTED ACQUISITION"):

              (i) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

              (ii) in the case of an Acquisition of Equity Interests of an entity, (x) if such Acquisition shall be consummated pursuant to a merger, the acquired entity shall be merged with and into the Borrower or any wholly-owned Subsidiary of the Borrower immediately following such Acquisition, with the Borrower or such wholly-owned Subsidiary being the surviving corporation following such merger and (y) the results of operations of such entity shall be reported on a consolidated basis with the Borrower and its consolidated Subsidiaries;

              (iii) the purchase is consummated on a non-hostile basis and approved by the target company's board of directors (and shareholders, if necessary) prior to the consummation of the Acquisition; and the acquisition documents in respect of which are satisfactory to the Administrative Agent (including, without limitation, in respect of representations, indemnities and opinions) and the results of due diligence in respect of such purchase are satisfactory to the Administrative Agent;

              (iv) the Purchase Price for the Acquisition shall not exceed without the prior written consent of the Required Lenders an amount equal to $5,000,000 (including the incurrence or assumption of any Indebtedness in connection therewith), and in any event shall not exceed, together with all other Permitted Acquisitions permitted under this Section 7.3(G), $10,000,000 (including the incurrence or assumption of any Indebtedness in connection therewith) in the aggregate during the term of this Agreement, and the Borrower shall have complied with all of the requirements of the Collateral Documents in respect thereof;

              (v) the businesses being acquired shall be substantially similar, related or incidental to the businesses or activities engaged in by the Borrower and its Subsidiaries on the Closing Date;

              (vi) effective as of the date of each such Acquisition (taking into account the effect of such purchase and any Indebtedness incurred in connection therewith), the Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate, which Borrowing Base Certificate shall demonstrate that Revolving Credit Availability shall not be less than $7,000,000; and

              (vii) prior to each such Acquisition the Purchase Price of which (including the incurrence or assumption of any Indebtedness in connection therewith) shall be $1,000,000 or more, the Borrower shall deliver to the Administrative Agent and the Lenders a certificate from one of the Authorized Officers, demonstrating to the satisfaction of the Administrative Agent that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted by Section 7.3(A) in connection therewith, on a pro forma basis using historical audited or reviewed unaudited financial statements obtained from the seller(s) in respect of each such Acquisition as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in Section 7.4 and not otherwise in Default.

              (H) Transactions with Shareholders and Affiliates. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or make loans or advances to any holder or holders of any of the Equity Interests of the Borrower, or with any Affiliate of the Borrower or any other Person controlling or controlled by any Person that is the "beneficial owner" (as defined in Rule 13d-3 of the Commission under the Exchange Act) of greater than five percent (5%) or more of any class of voting securities (or other voting interests) of the Borrower or any of its Subsidiaries, in either case which is not a Subsidiary of the Borrower, on terms that are less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that could reasonably be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate, except for (a) Restricted Payments permitted by
       Section 7.3(F) and Investments permitted by Section 7.3(D) (b) the transactions contemplated under the Asset Purchase Agreement, the ESOT Transaction Documents and the ESOP Plan Documents, (c) the incurrence of

       Indebtedness described in Section 7.3(A)(v) hereof, (d) sales of assets described in Section 7.3(B)(iii) hereof, (e) any Investment permitted by
       Section 7.3(D)(vi) hereof, and (f) any deferred compensation plans or arrangements, employment contracts, employee benefits, Incentive Arrangements and other, similar contracts or arrangements with or for the benefit of officers or directors of the Borrower or Subsidiaries of the Borrower to the extent the terms thereof are in violation of the terms of this Agreement or any other Loan Document.

              (I) Restriction on Fundamental Changes. Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower's consolidated business or property (each such transaction a "FUNDAMENTAL CHANGE"), whether now or hereafter acquired, except (i) Fundamental Changes permitted under Sections 7.3(B), 7.3(D) or 7.3(G),
       (ii) a Subsidiary of the Borrower may be merged into or consolidated with the Borrower (in which case the Borrower shall be the surviving corporation) or any wholly-owned Subsidiary of the Borrower provided the Borrower owns, directly or indirectly, a percentage of the equity of the merged entity not less than the percentage it owned of the Subsidiary prior to such Fundamental Change and if the predecessor Subsidiary was a Guarantor, the surviving Subsidiary shall be a Guarantor hereunder, (iii) any liquidation of any Subsidiary of the Borrower, into the Borrower or another Subsidiary of the Borrower, as applicable, and (iv) upon not less than thirty (30) days' prior written notice to the Administrative Agent, any merger or reincorporation of the Borrower or any Subsidiary solely for purposes of reincorporation in a different jurisdiction.

              (J) Sales and Leasebacks. Neither the Borrower nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), (i) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, unless in either case the sale involved is not prohibited under
       Section 7.3(B) and the lease involved is not prohibited under Section 7.3(A) and any related Investment is not prohibited under Section 7.3(D).

              (K) Margin Regulations. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

              (L) ERISA. (i) The Borrower shall not

                     (a) engage, or permit any of its Subsidiaries to engage, in any material prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

                     (b) permit to exist any material accumulated funding
              deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

                     (c) fail, or permit any Controlled Group member to fail, to pay timely required material contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                     (d) terminate, or permit any Controlled Group member to
              terminate, any Benefit Plan which would result in any material liability of the Borrower or any Controlled Group member under Title IV of ERISA;

                     (e) fail to make any material contribution or payment to
              any Multiemployer Plan which the Borrower or any Controlled Group member may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

                     (f) fail, or permit any Controlled Group member to fail, to pay to any Benefit Plan any required material installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

                     (g) amend, or permit any Controlled Group member to amend, a Benefit Plan resulting in a material increase in current liability for the plan year such that the Borrower or any Controlled Group member is required to provide security to such Benefit Plan under Section 401(a)(29) of the Code.

              (ii) For purposes of this Section 7.3(L), "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $1,000,000.

              (M) Constituent Documents. Neither the Borrower nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective Constituent Documents as in effect on the Closing Date in any manner adverse to the interests of the Lenders, without the prior written consent of the Required Lenders other than to accommodate or facilitate transactions and changes otherwise expressly permitted by this Agreement.

              (N) Fiscal Year. Neither the Borrower nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a period consisting of a 52/53 calendar week year ending on September 30 of each year without the prior written consent of the Administrative Agent.

              (O) Subsidiary Covenants. The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective or suffer to exist any consensual encumbrance (other than Permitted Liens) or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Borrower or any other Subsidiary, make loans or advances or other Investments in the Borrower or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary, or merge, consolidate with or liquidate into the Borrower or any other Subsidiary.

              (P) Hedging Obligations. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any Hedging Arrangements evidencing Hedging Obligations, other than Hedging Arrangements entered into by the Borrower or its Subsidiaries pursuant to which the Borrower or its Subsidiaries has hedged its actual or anticipated interest rate, foreign currency or commodity exposure, and which are non-speculative in nature. The agreements in respect of such permitted Hedging Arrangements entered into by the Borrower or its Subsidiaries and any Lender or any affiliate of any Lender including, without limitation, to hedge floating interest rate risk in an aggregate notional amount not to exceed at any time an amount equal to the outstanding balance of the Term Loans at such time are sometimes referred to herein as "Hedging Agreements." In the event a Lender or any of its Affiliates elects to enter into any Hedging Agreement with the Borrower or any of its Subsidiaries, the obligations of the Borrower and such Subsidiary with respect to such Hedging Agreement shall be Secured Obligations secured by the Collateral.

              (Q) Intercompany Loans. Neither the Borrower nor any of its Subsidiaries shall make any loans to any other Subsidiary of the Borrower except to the extent any such loans shall be evidenced by promissory notes which provide that (i) if any acceleration of the Obligations under this Agreement shall occur, the obligations under such promissory note shall immediately become due and payable without any election or action on the part of such Person, and (ii) such promissory notes shall be pledged to the Administrative Agent pursuant to the terms of the Collateral Documents.

              (R) Issuance of Disqualified Stock. From and after the Closing Date, neither the Borrower, nor any of its Subsidiaries shall issue any Disqualified Stock. All issued and outstanding Disqualified Stock shall be treated as Consolidated Total Indebtedness for all purposes of this Agreement (and as funded Indebtedness for purposes of Section 7.1(F)), and the amount of such deemed Indebtedness shall be the aggregate amount of the liquidation preference of such Disqualified Stock.

              (S) Loss of S Corporation Status. The Borrower shall not fail to be qualified as an "S corporation" as defined in Section 1361 of the Code at all times on or after the Closing Date.

              (T) Imposition of UBIT on ESOT. The ESOT shall not be subject to tax imposed under the Code with respect to any item of income or loss of the Borrower or any Subsidiary of the Borrower at any time on or after the Closing Date that could reasonably be anticipated to result in tax liability to the ESOT, the Borrower or any of its Subsidiaries in an amount in excess of $1,000,000.

              (U) ESOP Conflict. The Borrower shall not permit the performance of any of the Transaction Documents to which the ESOT is a party to conflict with the ESOP Plan Documents, conflict with any Requirement of Law, or require the registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority other than
       (i) filings that are made regarding the status of the Borrower as an "S Corporation" as such term is defined in Section 1361 of the Code, which filings shall have been made on or prior to the Closing Date, (ii) filings as required by Section 7.2(M) and subsequent requests to the IRS to issue a favorable determination letter to the effect that the ESOP is and continues to be such a qualified plan and employee stock ownership plan, and (iii) Annual Reports (IRS Form 5500 series) for the ESOP.

              (V) Assets as Plan Assets. The Borrower shall not permit any of the assets of the Borrower to constitute, for any purpose of ERISA or
       Section 4975 of the Code, assets of the ESOP or any other "plan" as defined in Section 3(3) of ERISA or Section 4975 of the Code.

              (W) Prohibited Transaction. The Borrower shall not permit any material non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code to occur with respect to the ESOP.

              (X) Non-Qualification of ESOP. The Borrower shall not take any action, nor fail to take any action, the result of which action or inaction is that the ESOP shall fail to be qualified under Section 401(a) of the Code. The Borrower shall not permit the ESOP to fail to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code.

              (Y) Excise Tax. The Borrower and its Subsidiaries shall not be subject to the tax imposed by Section 4978 of the Code with respect to any "disposition" by the ESOT of any shares of Capital Stock of the Borrower occurring as a result of the ESOT Transaction.

              (Z) Lender/ESOT Transactions. No Loan hereunder shall for any purpose of Section 406 of ERISA or Section 4975 of the Code be a direct or indirect loan or other transaction between the Administrative Agent or any of the Lenders and the ESOT which, if it is assumed that the Administrative Agent and Lenders are "parties in interest" and "disqualified persons" (as defined in Section 3(14) of ERISA and Section 4975 of the Code), is a non-exempt prohibited transaction described in
       Section 406 of ERISA or Section 4975 of the Code.

              (AA) ERISA Judgments and Determinations. There shall be no finding, holding, ruling or other determination not subject to cure made by any court or Governmental Authority, and there shall be no assertion by the ESOP Fiduciary or, to the best knowledge of the Borrower, the ESOT Trustee, concerning any matter with respect to the ESOP or ESOT contrary to or inconsistent with any covenant set forth in Section 7.3(S) through
       (Z) which assertion could reasonably be expected to have a Material Adverse Effect.

              (BB) Subordinated Indebtedness. The Borrower shall not and shall not permit any of its Subsidiaries to amend, supplement or modify the terms of the Subordinated Notes or the Securities Purchase Agreements, or make any payment required as a result of an amendment or change thereto, other than amendments, supplements or modifications which (i) (a) decrease the rate of interest payable on the Subordinated Notes, (b) provide for the payment in kind in lieu of cash of any portion of the interest on the Subordinated Notes, (c) provide for the extension of the maturity date with respect to any principal or interest payment to be made under the Subordinated Notes, (d) provide more flexibility to the Borrower or its Subsidiaries in connection with any covenants or (e) waive any defaults existing in connection with the Subordinated Notes or the Securities Purchase Agreements and (ii) do not adversely affect in any material respect the interests of the Administrative Agent or any Lender.

              7.4 Financial Covenants. The Borrower shall comply with the following (provided that for purposes of calculating the following financial covenants, EBITDAE shall be deemed to be equal to (i) $3,707,773 for the fiscal quarter ending March 15, 2002, (ii) $6,013,561 for the fiscal quarter ending July 5, 2002, and (iii) $5,487,256 for the fiscal quarter ending September 30,
2002):

              (A) Maximum Senior Leverage Ratio. The Borrower shall not permit the ratio (the "SENIOR LEVERAGE RATIO") of (i) the sum of the aggregate outstanding principal amount of all Term Loans and Revolving Credit Obligations to (ii) EBITDAE to be greater than:

              (i) 2.75 to 1.00 as of the end of each fiscal quarter for the period commencing with the fiscal quarter ending December 20, 2002 through the fiscal quarter ending September 30, 2003;

              (ii) 2.50 to 1.00 as of the end of each fiscal quarter for the period commencing with the fiscal quarter ending December 19, 2003 through the fiscal quarter ending September 30, 2004;

              (iii) 2.00 to 1.00 as of the end of each fiscal quarter for the period commencing with the fiscal quarter ending December 17, 2004 through the fiscal quarter ending September 30, 2005;

              (iv) 1.75 to 1.00 as of the end of each fiscal quarter for the period commencing with the fiscal quarter ending December 16, 2005 through the fiscal quarter ending September 30, 2006;

              (v) 1.30 to 1.00 as of the end of each fiscal quarter thereafter.

The Senior Leverage Ratio shall be calculated, in each case, as of the last day of each fiscal quarter based upon (a) for Term Loans and Revolving Credit Obligations, the principal amount of Term Loans and Revolving Credit Obligations as of the last day of each such fiscal quarter; and (b) for EBITDAE, the actual amount for the four-quarter period ending on such last day of such fiscal quarter, taking into account Permitted Acquisitions and calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisitions (adjusted for non-recurring seller expenses and other add-backs to EBITDAE, in each case, agreed upon by the Borrower and the Administrative Agent) and reasonably acceptable to the Administrative Agent, broken down by fiscal quarter in the Borrower's reasonable judgment and satisfactory to the Administrative Agent.

              (B) Maximum Leverage Ratio. The Borrower shall not permit the ratio (the "LEVERAGE RATIO") of (i) the principal amount of Consolidated Total Indebtedness (other than the Junior Subordinated Notes) to (ii) EBITDAE to be greater than:

              (i) 4.00 to 1.00 as of the end of each fiscal quarter for the period commencing with the fiscal quarter ending December 20, 2002 through the fiscal quarter ending September 30, 2003;

              (ii) 3.60 to 1.00 as of the end of each fiscal quarter for the period commencing with the fiscal quarter ending December 19, 2003 through the fiscal quarter ending September 30, 2004;

              (iii) 3.25 to 1.00 as of the end of each fiscal quarter for the period commencing with the fiscal quarter ending December 17, 2004 through the fiscal quarter ending September 30, 2005;

              (iv) 3.00 to 1.00 as of the end of each fiscal quarter for the period commencing with the fiscal quarter ending December 16, 2005 through the fiscal quarter ending September 30, 2006;

              (v) 2.50 to 1.00 as of the end of each fiscal quarter thereafter.

The Leverage Ratio shall be calculated, in each case, as of the last day of each fiscal quarter based upon (a) for Consolidated Total Indebtedness, the principal amount of Consolidated Total Indebtedness as of the last day of each such fiscal quarter; and (b) for EBITDAE, the actual amount for the four-quarter period ending on such last day of such fiscal quarter, taking into account Permitted Acquisitions and calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisitions (adjusted for non-recurring seller expenses and other add-backs to EBITDAE, in each case, agreed upon by the Borrower and the Administrative Agent) and reasonably acceptable to the Administrative Agent, broken down by fiscal quarter in the Borrower's reasonable judgment and satisfactory to the Administrative Agent.

              (C) Minimum Fixed Charge Coverage Ratio. The Borrower and its consolidated Subsidiaries shall maintain a ratio ("FIXED CHARGE COVERAGE RATIO") of (i) EBITDAE for such period minus Capital Expenditures for such period, to (ii) the sum of the amounts of (a) scheduled amortization during such period of the principal portion of the Term Loans and scheduled amortization during such period of the principal portion of all other Consolidated Total Indebtedness, plus (b) Restricted Payments paid in cash and, if positive, net ESOP repurchase obligations during such period, plus (c) all charges for foreign, federal, state and local income taxes paid in cash by the Borrower and its consolidated Subsidiaries during such period, plus (d) Cash Interest Expense during such period plus (e) cash payments in respect of purchase price adjustments, earn-outs or other similar forms of contingent purchase price during such period (exclusive of cash purchase price adjustments related to the IITRI Acquisition paid on the Closing Date), of at least (1) 1.20 to 1.00 as of the end of each fiscal quarter for the period commencing with the fiscal quarter ending on December 20, 2002 through the fiscal quarter ending September 30, 2003; (2) 1.25 to 1.00 as of the end of each fiscal quarter for the period commencing with the fiscal quarter ending on December 19, 2003 through the fiscal quarter ending March 10, 2006; and (3) 1.35 to
       1.00 as of the end of each fiscal quarter thereafter.

              In each case, the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four fiscal quarter period ending on such last day of such fiscal quarter, taking into account Permitted Acquisitions and calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisitions (adjusted for non-recurring seller expenses and other add-backs to EBITDAE, in each case, agreed upon by the Borrower and the Administrative Agent) and reasonably acceptable to the Administrative Agent, broken down by fiscal quarter in the Borrower's reasonable judgment and satisfactory to the Administrative Agent.

              (D) Minimum EBITDAE. The Borrower shall not permit EBITDAE to be less than the amounts set forth below for the fiscal periods ending on the dates set forth below:

         Fiscal Quarter Ending On or About
         ---------------------------------
             the Date Set Forth Below                                  Minimum EBITDAE
             ------------------------                                  ---------------
         December 20, 2002                                           $17,000,000
         March 14, 2003                                              $17,000,000
         July 4, 2003                                                $17,000,000
         September 30, 2003                                          $17,000,000
         December 19, 2003                                           $17,000,000

         March 12, 2004                                              $17,500,000
         July 2, 2004                                                $18,000,000
         September 30, 2004                                          $18,000,000
         December 17, 2004                                           $18,500,000

         March 11, 2005                                              $18,500,000
         July 1, 2005                                                $18,500,000
         September 30, 2005                                          $18,500,000
         December 16, 2005                                           $19,000,000

         March 10, 2006                                              $19,000,000
         June 30, 2006                                               $19,000,000
         September 30, 2006                                          $19,000,000
         December 15, 2006 and each fiscal quarter
         thereafter                                                  $20,000,000

              In each case EBITDAE shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such last day of such fiscal quarter, taking into account Permitted Acquisitions and calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisitions (adjusted for non-recurring seller expenses and other add-backs to EBITDAE, in each case, agreed upon by the Borrower and the Administrative Agent) and reasonably acceptable to the Administrative Agent, broken down by fiscal quarter in the Borrower's reasonable judgment and satisfactory to the Administrative Agent.

              (E) Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to expend, for Capital Expenditures in the acquisition of fixed assets in any fiscal year, on a non-cumulative basis, in the aggregate for the Borrower and its Subsidiaries, in excess of:

              (i) $3,000,000 for the fiscal year ending September 30, 2003;

              (ii) $3,000,000 for the fiscal year ending September 30, 2004, plus any amount permitted to be expended in the immediately preceding fiscal year (pursuant to the absolute dollar limitation for such preceding fiscal year and not pursuant to any carryover provision from a prior fiscal year) but not expended;

              (iii) $3,500,000 for the fiscal year ending September 30, 2005, plus any amount permitted to be expended in the immediately preceding fiscal year (pursuant to the absolute dollar limitation for such preceding fiscal year and not pursuant to any carryover provision from a prior fiscal year) but not expended;

              (iv) $4,000,000 for the fiscal year ending September 30, 2006, plus any amount permitted to be expended in the immediately preceding fiscal year (pursuant to the absolute dollar limitation for such preceding fiscal year and not pursuant to any carryover provision from a prior fiscal year) but not expended; and

              (v) $4,500,000 for the fiscal year ending September 30, 2007, plus any amount permitted to be expended in the immediately preceding fiscal year (pursuant to the absolute dollar limitation for such preceding fiscal year and not pursuant to any carryover provision from a prior fiscal year) but not expended.

                             ARTICLE VIII: DEFAULTS

              8.1 Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

              (A) Failure to Make Payments When Due. The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) fail to pay within two (2) Business Days of the date when due any interest with respect to the Loans or any fees due under Sections 2.15(C) or 3.8 or (iii) fail to pay within thirty (30) days any other Obligations under this Agreement or the other Loan Documents.

              (B) Breach of Certain Covenants. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Borrower under:

              (i) Sections 7.1 or 7.2 and such failure shall continue unremedied for ten (10) Business Days after the occurrence thereof; or

              (ii) Sections 7.3 or 7.4.


              (C) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Borrower (i) to the Administrative Agent or any Lender herein or by the Borrower or any of its Material Subsidiaries in any of the other Loan Documents shall be false or misleading in any material respect as of the date as of which made (or deemed made) or (ii) in any other statement or certificate or information at any time given by any such Person pursuant to the Loan Documents shall be false or misleading in any material respect as of the date as of which made (or deemed made) if such misrepresentation would be reasonably anticipated to result in a Material Adverse Effect.

              (D) Other Defaults. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A) or (B) or (C) of this Section 8.1), or the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the occurrence thereof.

              (E) Default as to Other Indebtedness. The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than Indebtedness hereunder, but including, without limitation, Disqualified Stock), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $5,000,000; or any breach, default or event of default (including any amortization event or event of like import in connection with any Off-Balance Sheet Liability) shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness having such aggregate outstanding principal amount, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase such Indebtedness or other required repurchase or early amortization of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption, early amortization or repurchase of such Indebtedness; or any such Indebtedness having such aggregate outstanding principal amount shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid,



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       redeemed, amortized or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

              (F) Involuntary Bankruptcy; Appointment of Receiver, Etc.


              (i) An involuntary case shall be commenced against the Borrower or any of the Borrower's Material Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of the Borrower's Material Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

              (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of the Borrower's Subsidiaries or over all or a substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of the Borrower's Subsidiaries or of all or a substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

              (G) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any of the Borrower's Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.

              (H) Judgments and Attachments. Any money judgment(s), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $1,000,000 is or are entered and shall remain undischarged, unvacated, uninsured, unbonded or unstayed for a period of thirty (30) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

              (I) Dissolution. Any order, judgment or decree shall be entered against the Borrower or any Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or


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       the Borrower or any Material Subsidiary shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

              (J) Loan Documents. At any time, for any reason, any Loan Document as a whole that materially affects the ability of the Administrative Agent, or any of the Lenders to enforce the Obligations or enforce their rights against the Collateral ceases to be in full force and effect or the Borrower or any of the Borrower's Subsidiaries party thereto seeks to repudiate its obligations thereunder.

              (K) Termination Event. Any Termination Event occurs.

              (L) Waiver of Minimum Funding Standard. If the plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and any Lender believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or any Controlled Group member to liability in excess of $1,000,000.

              (M) Change of Control. A Change of Control shall occur.

              (N) Environmental Matters. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by the Borrower or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject the Borrower to liability individually or in the aggregate in excess of $1,000,000.

              (O) Guarantor Revocation. Any guarantor of the Obligations shall terminate or revoke, or take any action to revoke, any of its duties or obligations under the applicable Guaranty or breach any of the material terms of such Guaranty.

              (P) Collateral Documents. Any of the following shall occur: (i) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Substantial Portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document or any other Loan Document, (ii) any Collateral Document shall fail to remain in full force or effect, except with respect to any Collateral released pursuant to the express terms of the applicable Collateral Documents or any other Loan Document, or (iii) any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

              (Q) Negative Determination by IRS. The IRS shall notify the Borrower in writing that it has made a final determination not subject to cure that the ESOP is not a qualified plan and employee stock ownership plan within the meanings of Section 401(a) and 4975(e)(7), respectively, of the Code.


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A Default shall be deemed "continuing" until cured or until waived in writing in accordance with Section 9.1.

              8.2 Termination of Commitments; Acceleration. If any Default described in Section 8.1(F) or 8.1(G) occurs with respect to the Borrower or any Material Subsidiary, the obligations of the Lenders to make Loans hereunder and the obligation of any Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

              ARTICLE IX: AMENDMENTS, WAIVERS AND REMEDIES

              9.1 Amendments. The Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

              (A) Postpone or extend the Revolving Loan Termination Date or the Term Loan Final Maturity Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (except with respect to (i) any modifications of the provisions relating to amounts, timing or application of prepayments of Loans and other Obligations, which modification shall require only the approval of the Required Lenders (other than the provisions relating to the amounts, timing or application of prepayments of the Term Loans which modifications shall also require the approval of Term Loan Lenders with sixty-six and two-thirds percent (66 2/3%) or more of the then outstanding Term Loans) and (ii) a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof which waiver shall require only the approval of the Required Lenders).

              (B) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon (other than (i) a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof, and (ii) as a result of a change in the definition of Leverage Ratio or any of the components thereof or the method of calculation thereof).

              (C) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of "Required Lenders", "Revolving Loan Pro Rata Share", "Term Loan Pro Rata Share," or "Pro Rata Share".


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              (D)  Increase the amount of the Revolving Loan Commitment or Term
        Loan Commitment of any Lender hereunder or increase any Lender's Revolving Loan Pro Rata Share, Term Loan Pro Rata Share or Pro Rata Share (except with respect to an increase in the amount, or other modification to the terms or components, of the Borrowing Base (Monthly) or Borrowing Base (Senior Debt)).

              (E) Permit the Borrower to assign its rights under this Agreement.

              (F) Other than pursuant to a transaction permitted by the terms of this Agreement, release all or substantially all of the Collateral which is subject to any Loan Document.

              (G) Other than pursuant to a transaction permitted by the terms of this Agreement, release any guarantor from its obligations under the Guaranty.

              (H)  Amend Section 7.2(K), Section 12.2, Section 12.3 or this
        Section 9.1.

No amendment of any provision of this Agreement relating to (i) the Administrative Agent shall be effective without the written consent of the Administrative Agent, (ii) Swing Line Loans shall be effective without the written consent of the Swing Line Bank and (iii) any Issuing Bank shall be effective without the written consent of such Issuing Bank. The Administrative Agent may waive payment of the fee required under Section 13.3(B) without obtaining the consent of any of the Lenders. The Administrative Agent shall not enter into any amendment or other modification of any subordination agreement in respect of the Subordinated Notes without the prior consent of the Required Lenders.

              9.2 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the requisite number of Lenders required pursuant to Section 9.1, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until all of the Termination Conditions shall have been satisfied.

                   ARTICLE X: GENERAL PROVISIONS

              10.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations) and so long as the Commitments have not been terminated.

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              10.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

              10.3 Performance of Obligations. The Borrower agrees that the Administrative Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any property of the Borrower (including, without limitation, the Collateral) to the extent the Borrower is required by the terms hereof to pay any such amount, but has not done so (other than such taxes, liens, security interests or other encumbrances as shall be actively and in good faith contested by the Borrower and in respect of which the Borrower shall have established reserves in accordance with Agreement Accounting Principles to the extent such taxes, liens, security interests or other encumbrances would otherwise be permitted hereunder) and (ii), after the occurrence and during the continuance of a Default, to make any other payment or perform any act required of the Borrower under any Loan Document or take any other action which the Administrative Agent in its discretion deems necessary or desirable to protect or preserve such property of the Borrower. The Administrative Agent shall use its reasonable efforts to give the Borrower notice of any action taken under this Section 10.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's obligations in respect thereof. The Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 10.3, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this
Section 10.3 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent's demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 10.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, advances made under this
Section 10.3 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

              10.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

              10.5 Entire Agreement. The Loan Documents and the letter agreement between the Administrative Agent and the Borrower dated May 23, 2002 embody the entire

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agreement and understanding among the Borrower, the Administrative Agent and the
Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

              10.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

              10.7 Expenses; Indemnification.

              (A) Expenses. The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs, and out-of-pocket expenses (including reasonable attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Administrative Agent, paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Arranger and the Lenders for any costs, and out-of-pocket expenses (including reasonable attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Administrative Agent and the Arranger and the Lenders) paid or incurred by the Administrative Agent or the Arranger or any Lender in connection with the collection of the Obligations and enforcement of their rights and remedies under the Loan Documents. In addition to expenses set forth above, the Borrower agrees to reimburse the Administrative Agent, promptly after the Administrative Agent's request therefor, for each audit, or other business analysis conducted in accordance with the terms hereof and performed by or for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to the Administrative Agent's then customary charges for each person employed to perform such audit or analysis, plus all reasonable costs and expenses (including without limitation, travel expenses) incurred by the Administrative Agent in the performance of such audits or analysis. Administrative Agent shall provide the Borrower with a detailed statement of all reimbursements requested under this Section 10.7(A).

              (B) Indemnity. The Borrower further agrees to defend, protect and indemnify the Administrative Agent, the Arranger and each and all of the Lenders and each of their respective Affiliates extending financial accommodations pursuant to any of the Loan Documents, and each of such Administrative Agent's, Arranger's, Lender's, or Affiliate's respective officers, directors, trustees, investment advisors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the "INDEMNITEES") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of

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        counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

              (i) this Agreement or any of the other Loan Documents or any of the Transaction Documents, or any act, event or transaction related or attendant thereto or to the IITRI Acquisition, the ESOT Transaction, the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Transaction Documents; or

              (ii) any costs, liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, reasonable attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to the violation or alleged violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "INDEMNIFIED MATTERS");

provided, however, the Borrower shall have no obligation to an Indemnitee hereunder (i) with respect to Indemnified Matters caused solely by or resulting solely from the willful misconduct or Gross Negligence of such Indemnitee with respect to the Loan Documents, as determined by the final non-appealed judgment of a court of competent jurisdiction, or (ii) for reimbursement of amounts asserted against any Indemnitee by the Borrower, any of its Subsidiaries or any other Indemnitee (each a "Claimant") and paid by such Indemnitee on any final, non-appealable judgement in the Claimant's favor against such Indemnitee by a court of competent jurisdiction. If the undertaking to indemnify and pay set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

              (C) Waiver of Certain Claims; Settlement of Claims. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by the Borrower or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to the Indemnified Matters (whether or not the Administrative Agent or any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.


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              (D) Survival of Agreements. The obligations and agreements of the
        Borrower under this Section 10.7 shall survive the termination of this Agreement.

              10.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

              10.9 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

              If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein ("Accounting Changes"), the parties hereto agree, at the Borrower's request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's and its Subsidiaries' financial condition shall be the same in all material respects after such changes as if such changes had not been made; provided, however, that no accounting change shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to the Required Lenders. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles means generally accepted accounting principles as of the date of such amendment. After the occurrence of any such accounting change but until such time as such amendment has been entered into, all financial statements and other financial reports required to be delivered under this Agreement shall be prepared and delivered in accordance with Agreement Accounting Principles.

              10.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

              10.11 Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

              10.12 GOVERNING LAW. ANY DISPUTE BETWEEN THE BORROWER AND ANY AGENT, ANY LENDER OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN

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DOCUMENTS, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING
Section 735 ILCS 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS. THE PARTIES TO THIS AGREEMENT HAVE VOLUNTARILY ELECTED THAT THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL LOANS BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WHICH IS THE PRINCIPAL PLACE OF BUSINESS OF THE ADMINISTRATIVE AGENT.

              10.13 CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.


              (A) NON-EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION
        (B), EACH OF THE PARTIES HERETO AGREES AND ACCEPTS FOR ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS THE NON-EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

              (B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF SECURED OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS RESPECTIVE PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO
        (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) REALIZE ON THE COLLATERAL, OR (3) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING THAT IS SEPARATE FROM ANY PROCEEDING BROUGHT UNDER CLAUSE (A) ABOVE AND THAT IS BROUGHT BY SUCH PERSON SOLELY TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

              (C) SERVICE OF PROCESS. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY AGENT OR THE HOLDERS OF THE OBLIGATIONS TO SERVE ANY WRITS, SERVICE OF PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING ISSUED BY ANY


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        COURT REFERRED TO IN THIS SECTION 10.13 IN ANY MANNER PERMITTED BY
        APPLICABLE LAW.

              (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

              (E) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 10.7 AND THIS SECTION 10.13, WITH ITS COUNSEL.

              10.14 Other Transactions. Each of the Administrative Agent, the Arranger, the Lenders, the Swing Line Bank, the Issuing Banks and the Borrower acknowledge that the Lenders (or Affiliates of the Lenders) may, from time to time, effect transactions for their own accounts or the accounts of customers, and hold positions in loans or options on loans of the Borrower, the Borrower's Subsidiaries and other companies that may be the subject of this credit arrangement and nothing in this Agreement shall impair the right of any such Person to enter into any such transaction (to the extent it is not expressly prohibited by the terms of this Agreement) or give any other Person any claim or right of action hereunder as a result of the existence of the credit arrangements hereunder, all of which are hereby waived. In addition, certain Affiliates of one or more of the Lenders are or may be securities firms and as such may effect, from time to time, transactions for their own accounts or for the accounts of customers and hold positions in securities or options on securities of the Borrower, the Borrower's Subsidiaries and other companies that may be the subject of this credit arrangement and nothing in this Agreement shall impair the right of any such Person to enter into any such transaction (to the extent it is not expressly prohibited by the terms of this Agreement) or give any other Person any claim or right of action hereunder as a result of the existence of the credit arrangements hereunder, all of which are hereby waived. Each of the Administrative Agent, the Arranger, the Lenders, the Swing Line Bank, the Issuing Banks and the Borrower acknowledges and consents to these multiple roles, and further acknowledges that the fact that any such unit or Affiliate is providing another service or product or proposal therefor to the Borrower or any of its Subsidiaries does not mean that such service, product, or proposal is or will be acceptable to any of the Administrative Agent, the Arranger, the Lenders, the Swing Line Bank or the Issuing Banks.

              10.15 Subordination of Intercompany Indebtedness. The Borrower agrees that any and all claims of the Borrower against any of its Subsidiaries that is a Guarantor with respect to any "Intercompany Indebtedness" (as hereinafter defined), any endorser, obligor or any other


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guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations and Hedging Obligations under Hedging Arrangements entered into with the Lenders or any of their Affiliates ("DESIGNATED HEDGING AGREEMENTS"); provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such Guarantor to the extent not prohibited by the terms of this Agreement and the other Loan Documents. Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from any Guarantor, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any Guarantor shall be and are subordinated to the rights of the holders of the Obligations and the Administrative Agent in those assets. The Borrower shall have no right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) and the Hedging Obligations under Designated Hedging Agreements shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document or Designated Hedging Agreement have been terminated. If all or any part of the assets of any Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Guarantor is dissolved or if substantially all of the assets of any such Guarantor are sold, then, and in any such event (such events being herein referred to as an "INSOLVENCY EVENT"), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Guarantor to the Borrower ("INTERCOMPANY INDEBTEDNESS") shall be paid or delivered directly to the Administrative Agent for application on any of the Obligations and the Hedging Obligations under Designated Hedging Agreements, due or to become due, until such Obligations or Hedging Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and the Hedging Obligations under Designated Hedging Agreements and the termination of all financing arrangements pursuant to any Loan Document and/or Designated Hedging Agreement, the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the holders of the Obligations and such Hedging Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations and such Hedging Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the holders of the Obligations and such Hedging Obligations. If the Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Obligations (other than the contingent indemnity obligations) and such Hedging Obligations have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document and all Designated Hedging Agreements have been terminated, the Borrower will not

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assign or transfer to any Person (other than the Administrative Agent) any claim the Borrower has or may have against any Guarantor.

              10.16 Lender's Not Utilizing Plan Assets. Each Lender represents and warrants to the Borrower and the Administrative Agent that none of the consideration used by such Lender to make or fund its Loans constitutes for any purpose of ERISA or Section 4975 of the Code assets of any "plan" as defined in
Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute such "plan assets" under ERISA.

                   ARTICLE XI: THE ADMINISTRATIVE AGENT

              11.1 Appointment; Nature of Relationship. LaSalle is appointed by the Holders of Secured Obligations as the Administrative Agent hereunder and under each other Loan Document, and each of the Holders of Secured Obligations irrevocably authorizes the Administrative Agent to act as the contractual representative of such Holder of Secured Obligations with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Holder of Secured Obligations by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Holders of Secured Obligations with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Holders of Secured Obligations' contractual representative, the Administrative Agent (A) does not assume any fiduciary duties to any of the Holders of Secured Obligations, (B) is a "representative" of the Holders of Secured Obligations within the meaning of
Section 9-102 of the Uniform Commercial Code and (C) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Holders of Secured Obligations, for itself and on behalf of its affiliates as Holders of Secured Obligations, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Secured Obligations waives.

              11.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties or responsibilities to the Holders of Secured Obligations, or any obligation to the Holders of Secured Obligations, to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

              11.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents, employees or legal counsel shall be liable to the Borrower, the Holders of Secured Obligations or any Holder of Secured Obligations for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of

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competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of such Person.

              11.4 No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents, employees or legal counsel shall be responsible for or have any duty to ascertain, inquire into, or verify (A) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (B) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (C) the satisfaction of any condition specified in
Article V, except receipt of items required to be delivered solely to the Administrative Agent; (D) the existence or possible existence of any Default or Unmatured Default or (E) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Holder of Secured Obligations for any recitals, statements, representations or warranties herein or any of the other Loan Documents, for the perfection or priority of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.

              11.5 Action on Instructions of Lenders; Actions with Respect to Defaults. The Administrative Agent shall have the right to request instructions from the Lenders at any time. If the Administrative Agent shall request instructions from the Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement or any other Loan Document expressly requires such), and the Administrative Agent shall not incur liability to any Person by reason of so refraining, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Holders of Secured Obligations and on all owners of Loans and on all Holders of Secured Obligations. Without limiting the foregoing, no Holder of Secured Obligation shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of all of the Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action. In addition to the Administrative Agent's right to take actions on its own accord as permitted under this Agreement, the Administrative Agent shall take such action with respect to an Unmatured Default or Default as shall be directed by the Required Lenders; provided, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Unmatured Default or Default as it shall deem advisable and in the best interests of the Holders of Secured Obligations.

              11.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan

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Document by or through employees, agents, and attorneys-in-fact and shall not be liable to the Holders of Secured Obligations, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Holders of Secured Obligations and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

              11.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

              11.8 The Administrative Agent's Reimbursement and Indemnification. The Holders of Secured Obligations agree to reimburse and indemnify the Administrative Agent ratably in proportion to its Pro Rata Share (A) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (B) for any other expenses incurred by the Administrative Agent on behalf of the Holders of Secured Obligations, in connection with the enforcement of the Loan Documents and (C) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Holder of Secured Obligations shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of the Administrative Agent.

              11.9 Rights as a Lender. With respect to its Revolving Loan Commitment, its Term Loan Commitment, Loans made by it, and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders", "Issuing Bank" or "Issuing Banks" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

              11.10 Lender Credit Decision. Each Holder of Secured Obligations acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Holder of Secured Obligations and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Holder of Secured Obligations also acknowledges that it will,

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independently and without reliance upon the Administrative Agent, the Arranger or any other Holder of Secured Obligations and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

              11.11 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right (with, so long as no Default is continuing, the Borrower's consent (which consent shall not be unreasonably withheld or delayed)) to appoint, on behalf of the Borrower and the Holders of Secured Obligations, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may appoint (with, so long as no Default or Unmatured Default is continuing, the Borrower's consent), on behalf of the Borrower and the Holders of Secured Obligations, a successor Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld or delayed. Such successor Administrative Agent shall be a commercial bank or other financial institution having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

              11.12 Collateral Documents; Subordination Agreements; Collateral.


              (A) Authority to Take Action. Each Holder of Secured Obligations authorizes the Administrative Agent to enter into each of the Collateral Documents and the subordination agreements in respect of the Subordinated Notes to which it is a party and to take all action contemplated by such documents. Each Holder of Secured Obligations agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.

              (B) Authority to Execute and Deliver. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations.

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              (C) Authority to Release Liens. The Holders of Secured Obligations
        hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in cash and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this
        Section 11.12(C).

              (D) Additional Authority. Upon any sale or transfer of assets constituting Collateral which is expressly permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days' prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Holders of Secured Obligations to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

              (E) No Obligation to Monitor Collateral. The Administrative Agent shall have no obligation whatsoever to the Holders of Secured Obligations or to any other Person to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to the Administrative Agent under the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Article XI or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's own interest in the Collateral as one of the Holders of Secured Obligations and that the Administrative Agent shall have no duty or liability whatsoever to the Holders of Secured Obligations, except for its Gross Negligence or willful misconduct.

              11.13 Arranger. The Arranger shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.


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Without limiting the foregoing, the Arranger shall not have or be deemed to have a fiduciary relationship with any Holder of Secured Obligations. Each Holder of Secured Obligations hereby makes the same acknowledgements with respect to the Arranger as it makes with respect to the Administrative Agent in Section 11.10.

                   ARTICLE XII: SETOFF; RATABLE PAYMENTS

              12.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any Indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due. Such Lender shall give prompt notice to the Borrower and the Administrative Agent of any such offset.

              12.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

              12.3 Application of Payments. The Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last two sentences of this Section 12.3, apply all payments and prepayments in respect of any Obligations and all proceeds of the Collateral in the following order:

              (i) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

              (ii) second, to pay interest on and then principal of any advance made under Section 10.3 for which the Administrative Agent has not then been paid by the Borrower or reimbursed by the Lenders;

              (iii) third, to the ratable payment of the Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

              (iv) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

              (v) fifth, to pay interest due in respect of Swing Line Loans;


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              (vi) sixth, to pay interest due in respect of Loans.

              (vii) seventh, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

              (viii) eighth, to the ratable payment or prepayment of principal outstanding on the Term Loans;

              (ix) ninth, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans and Term Loans) and Reimbursement Obligations in such order as the Administrative Agent may determine;

              (x) tenth, to the ratable payment or prepayment of Hedging Obligations under Hedging Agreements in such order as the Administrative Agent may determine in its sole discretion;

              (xi) eleventh, to provide required cash collateral, if required pursuant to Section 3.11 and

              (xii) twelfth, to the ratable payment of all other Obligations.

Unless otherwise required by the terms of this Agreement, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, the Swing Line Bank and the issuer(s) of Letters of Credit as among themselves. The order of priority set forth in clauses (iv) through (x) of this Section 12.3 may at any time and from time to time be changed at the direction of the Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person; provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank. The order of priority set forth in clauses (i) through (iii) of this Section 12.3 may be changed only with the prior written consent of the Administrative Agent, and, in the case of clause (iii), with the prior written consent of the Arranger.

              12.4 Relations Among Lenders.


              (A) No Action Without Consent. Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

              (B) Not Partners; No Liability. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

      ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

              13.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (A) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders, and any such assignment in violation of this Section 13.1(A) shall be null and void, and (B) any assignment by any Lender must be made in compliance with Section 13.3 hereof. Notwithstanding clause (B) of this Section 13.1 or Section 13.3, (i) any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement to a Federal Reserve Bank and (ii) any Lender which is a fund or commingled investment vehicle that invests in commercial loans in the ordinary course of its business may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign all or any part of its rights under this Agreement to a trustee or other representative of holders of obligations owed or securities issued by such Lender as collateral to secure such obligations or securities; provided, however, that no such assignment or pledge shall release the transferor Lender from its obligations hereunder, unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat each Lender as the owner of the Loans made by such Lender hereunder for all purposes hereof unless and until such Lender complies with Section 13.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Loan, Commitment, L/C Interest or any other interest of a Lender under the Loan Documents agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of any Loan, shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

              13.2 Participations.


              (A) Permitted Participants; Effect. Subject to the terms set forth in this Section 13.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities that are U.S. Qualified Persons ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Revolving Loan Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro rata or non-pro rata basis. Notice of such participation to the Borrower and the Administrative Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof. Upon receiving said notice, the Administrative Agent shall record the participation in the Register it maintains. Moreover, notwithstanding such recordation, such participation shall not be considered an assignment under Section 13.3 of this Agreement and such Participant shall not be considered a Lender. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of all Loans made by it for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of Article IV hereof, the Participants shall be entitled to the same rights as if they were Lenders.

              (B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Letter of Credit or Revolving Loan Commitment in which such Participant has an interest which forgives principal, interest or Letter of Credit or commitment fees or reduces the interest rate or Letter of Credit or commitment fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, or postpones any date fixed for any regularly-scheduled payment (but not any prepayment) of principal of, or interest or Letter of Credit or commitment fees on, any such Loan or Revolving Loan Commitment, or releases all or substantially all of the Collateral, if any, securing any such Loan or Letter of Credit.

              (C) Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of setoff. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.

              13.3 Assignments.


              (A) Permitted Assignments.


              (i) Any Lender (each such assigning Lender under this Section 13.3 being a "SELLER") may, in accordance with applicable law, at any time assign to one or more banks or other entities (other than the Borrower or any of its Affiliates) that are U.S. Qualified Persons ("PURCHASERS") all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit and Swing Line Loans, and its obligation to participate in additional Letters of Credit and Swing Line Loans hereunder) in accordance with the provisions of this Section 13.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the Seller's rights and obligations under this Agreement. Such assignment shall be substantially in the form of Exhibit D hereto and shall not be permitted hereunder unless such assignment is either for all of such Seller's rights and obligations under the Loan Documents or, without the prior written consent of the Administrative Agent, involves loans and commitments in an aggregate amount of at least $5,000,000 (or, if less, all of such Lender's rights and obligations under the Loan Documents, and which minimum amount shall not apply to any assignment between Lenders. The written consent of the Administrative Agent, and, prior to the occurrence of a Default, and only with respect to any assignment other than to another Lender, the Borrower (which consent, in each such case, shall not be unreasonably withheld or delayed), shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender, an Affiliate of such assigning Lender or Approved Fund of such assigning Lender; provided, no consent of the Borrower shall be required in connection with any assignment by any Lender consummated after consultation with the Borrower during the Syndication Period.

              (ii) Notwithstanding anything to the contrary contained herein, any Lender (each such Lender, a "GRANTING Bank") may grant to a special purpose funding vehicle (each such special purpose funding vehicle, a "SPC"), identified as such in writing from time to time by the applicable Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the applicable Granting Bank shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by any SPC hereunder shall utilize the Revolving Loan Commitment of the applicable Granting Bank to the same extent, and as if, such Advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or other similar payment obligation under this Agreement (all liability for which shall remain with the applicable Granting Bank). All notices hereunder to any Granting Bank or the related SPC, and all payments in respect of the Obligations due to such Granting Bank or the related SPC, shall be made to such Granting Bank. In addition, each Granting Bank shall vote as a Lender hereunder without giving effect to any assignment under this Section 13.3(A)(ii), and no SPC shall have any vote as a Lender under this Agreement for any purpose. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof in relation to matters arising under this Agreement. In addition, notwithstanding anything to the contrary contained in this Section 13.3, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing or administrative fee therefor, assign all or a portion of its interests in any Advances to the Granting Bank or to any financial institutions (consented to by the Borrower and the Administrative Agent in accordance with the terms of Section 13.3(A)(i)) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 13.3(A)(ii) may not be amended without the written consent of each SPC affected thereby.

              (B) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Appendix I to Exhibit D hereto (a "NOTICE OF ASSIGNMENT"), together with any consent required by Section 13.3(A) hereof, (ii) payment of a $3,500 fee by the assignor to the Administrative Agent for processing such assignment, and (iii) the completion of the recording requirements in Section 13.3(C), such assignment shall become effective on the later of such date when the requirements in clauses (i), (ii), and (iii) are met or the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and L/C Obligations under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the Seller with respect to the percentage of the Aggregate Revolving Loan Commitment, Loans and Letter of Credit and Swing Line Loan participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(B), the Seller, the Administrative Agent and the Borrower shall make appropriate arrangements so that, to the extent notes have been issued to evidence any of the transferred Loans, replacement notes are issued to such Seller and new notes or, as appropriate, replacement notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Loan Commitment and their Term Loans, as adjusted pursuant to such assignment. Notwithstanding anything to the contrary herein, the Borrower shall not, at any time, be obligated to pay under Section 2.15(E) to any Lender that is a Purchaser, assignee or transferee any sum in excess of the sum which the Borrower would have been obligated to pay in respect of such transferred Loan to the Lender that was the Seller, assignor or transferor had such assignment or transfer not been effected.


              (C) The Register. Notwithstanding anything to the contrary in this Agreement, the Borrower hereby designates the Administrative Agent, and the Administrative Agent, hereby accepts such designation, to serve as the Borrower's contractual representative solely for purposes of this
        Section 13.3(C). In this connection, the Administrative Agent shall maintain at its address referred to in Section 14.1 a copy of each assignment delivered to and accepted by it pursuant to this
        Section 13.3 and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of, principal amount of and interest on the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section
        13.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

              13.4 Confidentiality. Subject to Section 13.5, the Administrative Agent and the Lenders and their respective representatives, consultants and advisors shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending or investment practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or any securities exchange or similar self-regulatory organization or representative thereof or pursuant to a regulatory examination or legal process, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor, and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this Section 13.4. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrower in connection with this Agreement.

              13.5 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the Borrower and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 13.4 the confidentiality of any confidential information described therein.

                              ARTICLE XIV: NOTICES

              14.1 Giving Notice. Except as otherwise permitted by Section 2.14 with respect to Borrowing/Election Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. For all purposes under this Agreement and the other Loan Documents, notice to any party hereto from any other party hereto shall not be deemed to be effective until actually received.

              14.2 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                            ARTICLE XV: COUNTERPARTS

              This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telephone, that it has taken such action.

                  [Remainder of This Page Intentionally Blank]

                                                                  [EXHIBIT 10.3]


                  IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

                             ALION SCIENCE AND TECHNOLOGY
                             CORPORATION, as the Borrower

                             By: /s/ BAHMAN ATEFI
                                 --------------------------------------------
                                 Name: Bahman Atefi
                                 Title: Chief Executive Officer and President
                             Address: 1750 Tysons Boulevard
                                      Suite 1300
                                      McLean, VA 22102
                             ------------------------------------------------

                             ------------------------------------------------

                             ------------------------------------------------

                             Attention: Chief Financial Officer
                             Telephone No.:  (703) 918-4491
                                           ----------------------------------
                             Facsimile No.:  (703) 714-6508
                                           ----------------------------------


SIGNATURE PAGE TO CREDIT AGREEMENT DATED DECEMBER, 2002

                                                                  [EXHIBIT 10.3]


                             LASALLE BANK NATIONAL ASSOCIATION,
                             as Administrative Agent and as a Lender

                             By: /s/ ROBERT W. BOLT
                                ---------------------------------------------
                                Name: Robert W. Bolt
                                Title: Senior Vice President
                             Address:
                             135 South LaSalle Street
                             ------------------------------------------------
                             Chicago, IL 60603
                             ------------------------------------------------

                             ------------------------------------------------

                             Attention: Anne Colgan
                             Telephone No.:   (312) 904-8939
                                            ---------------------------------
                             Facsimile No.:   (312) 904-0553
                                            ---------------------------------




SIGNATURE PAGE TO CREDIT AGREEMENT DATED DECEMBER, 2002

                                                                  [Exhibit 10.3]


                             U.S. BANK, N.A., as a Lender

                             By: /s/ Timothy A. Fossa
                                --------------------------------------------
                                Name:  Timothy A. Fossa
                                Title:  Vice President
                             Address:
                             30 North Michigan Avenue
                             -----------------------------------------------
                             Chicago, IL 60602
                             -----------------------------------------------

                             -----------------------------------------------

                             Attention: T. Fossa, Vice President
                             Telephone No.:   (312) 696-1347
                                           ---------------------------------
                             Facsimile No.:   (312) 696-1397
                                           ---------------------------------
                             E-mail:  Timothy.Fossa@usbank.com


SIGNATURE PAGE TO CREDIT AGREEMENT DATED DECEMBER, 2002

                                                                  [Exhibit 10.3]


                             ORIX FINANCIAL SERVICES, INC., as a Lender

                             By: /s/ Christopher W. Coulomb
                                ----------------------------------------------
                                Name:  Christopher W. Coulomb
                                Title:  Vice President
                             Address:
                             846 E. Algonquin Road
                             -------------------------------------------------
                             Suite 101
                             -------------------------------------------------
                             Schaumburg, IL 60173-3854
                             -------------------------------------------------

                             -------------------------------------------------

                             Attention: Christopher Coulomb
                             Telephone No.:    (770) 970-8006
                                           -----------------------------------
                             Facsimile No.:    (770) 970-8056
                                           -----------------------------------
                             E-mail:  CCOULOMB@ORIXFIN.COM


SIGNATURE PAGE TO CREDIT AGREEMENT DATED DECEMBER, 2002

                                                                  [Exhibit 10.3]


                             NCB CAPITAL CORPORATION, as a Lender

                             By: /s/ Meg Shrum
                                 ---------------------------------------------
                                 Name: Meg Shrum
                                 Title:  Vice President
                             Address:
                             1725 Eye Street, NW
                             -------------------------------------------------
                             Suite 600
                             -------------------------------------------------
                             Washington, D.C. 20006
                             -------------------------------------------------

                             -------------------------------------------------

                             Attention: Meg Shrum, Vice President
                             Telephone No.:        (202) 336-7785
                                           -----------------------------------
                             Facsimile No.:        (202) 336-7659
                                           -----------------------------------
                             E-mail: mshrum@ncb.com


SIGNATURE PAGE TO CREDIT AGREEMENT DATED DECEMBER, 2002

                                                                  [Exhibit 10.3]


                             BRANCH BANKING & TRUST COMPANY, as a Lender

                             By: /s/ Roberts A. Bass
                                 ----------------------------------------------
                                 Name:  Roberts A. Bass
                                 Title:  Senior Vice President
                             Address:
                             BB&T Corporate Banking Division
                             --------------------------------------------------
                             200 W. 2nd Street, 16th Floor
                             --------------------------------------------------
                             Winston-Salem, NC 27104
                             --------------------------------------------------

                             --------------------------------------------------

                             Attention: Roberts A. Bass, Senior Vice President
                             Telephone No.:   (336) 733-2734
                                           ------------------------------------
                             Facsimile No.:   (336) 733-2740
                                           ------------------------------------
                             E-mail: rbass@bbandt.com



SIGNATURE PAGE TO CREDIT AGREEMENT DATED DECEMBER, 2002